UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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EXXON MOBIL CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2007
ANNUAL MEETING
AND PROXY STATEMENT

April 11, 2007

Dear Shareholder:

We invite you to attend the annual meeting of shareholders on Wednesday, May 30, 2007, at the Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas 75201. The meeting will begin promptly at 9:00 a.m., Central Time. At the meeting, you will hear a report on our business and vote on the following items:

•	Election of directors;

•	Ratification of independent auditors;

•	Fifteen shareholder proposals; and,

•	Other matters if properly raised.

Only shareholders of record on April 5, 2007, or their proxy holders may vote at the meeting. Attendance at the meeting is limited to shareholders or their proxy holders and ExxonMobil’s guests. Only shareholders or their valid proxy holders may address the meeting.

This booklet includes the formal notice of the meeting, proxy statement, and financial statements. The proxy statement tells you about the agenda, procedures, and rules of conduct for the meeting. It also describes how the Board operates, gives personal information about our director candidates, and provides information about the other items of business to be conducted at the meeting.

Even if you own only a few shares, we want your shares to be represented at the meeting. You can vote your shares by Internet, toll-free telephone call, or proxy card.

To attend the meeting in person, please follow the instructions on page 2. A live audiocast of the meeting and a report on the meeting will be available on our Web site at exxonmobil.com.

Sincerely,

Henry H. Hubble	Rex W. Tillerson
Secretary	Chairman of the Board

GENERAL INFORMATION

Who May Vote

Shareholders of ExxonMobil, as recorded in our stock register on April 5, 2007, may vote at the meeting.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How Proxies Work

ExxonMobil’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposals, or abstain from voting.

If your shares are held in your name, you can vote by proxy in one of three convenient ways:

•

Via Internet: Go to www.investorvote.com/exxonmobil and follow the instructions. You will need to have your proxy card in hand. At this Web site, you can elect to access future proxy statements and annual reports via the Internet.

•

By telephone: Call toll-free 1-800-652-8683 (within the United States and Canada) or 1-781-575-2300 (outside the United States and Canada), and follow the instructions. You will need to have your proxy card in hand.

•	In writing: Complete, sign, date, and return your proxy card in the enclosed envelope.

Your proxy card covers all shares registered in your name and shares held in your Computershare Investment Plan account. If you own shares in the ExxonMobil Savings Plan for employees and retirees, your proxy card also covers those shares.

If you give us your signed proxy but do not specify how to vote, we will vote your shares in favor of our director candidates; in favor of the ratification of the appointment of independent auditors; and against the shareholder proposals.

If you hold shares through someone else, such as a stockbroker, you will receive material from that firm asking how you want to vote. Check the voting form used by that firm to see if it offers Internet or telephone voting.

Voting Shares in the ExxonMobil Savings Plan

The trustee of the ExxonMobil Savings Plan will vote Plan shares as participants direct. To the extent participants do not give instructions, the trustee will vote shares as it thinks best. The proxy card serves to give voting instructions to the trustee.

Revoking a Proxy

You may revoke your proxy before it is voted at the meeting by:

•	Submitting a new proxy with a later date via a proxy card, the Internet, or by telephone;

•	Notifying ExxonMobil’s Secretary in writing before the meeting; or,

•	Voting in person at the meeting.

Confidential Voting

Independent inspectors count the votes. Your individual vote is kept confidential from us unless special circumstances exist. For example, a copy of your proxy card will be sent to us if you write comments on the card.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by ExxonMobil itself, are not voted and do not count for this purpose.

Votes Required

•

Election of Directors Proposal: A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular seat is elected for that seat. Only votes FOR or WITHHELD count. Abstentions are not counted for purposes of the election of directors.

Our Corporate Governance Guidelines, which can be found in the Corporate Governance section of our Web site at exxonmobil.com/governance, state that all directors will stand for election at the annual meeting of shareholders. In any non-contested election of directors, any director nominee who receives a greater number of votes WITHHELD from his or her election than votes FOR such election shall tender his or her resignation. Within 90 days after certification of the election results, the Board of Directors will decide, through a process managed by the Board Affairs Committee and excluding the nominee in question, whether to accept the resignation. Absent a compelling reason for the director to remain on the Board, the Board shall accept the resignation. The Board will promptly disclose its decision and, if applicable, the reasons for rejecting the tendered resignation on Form 8-K filed with the Securities and Exchange Commission.

•

Other Proposals: Approval of the Ratification of Independent Auditors proposal and the shareholder proposals requires the favorable vote of a majority of the votes cast. Only votes FOR or AGAINST these proposals count. Abstentions and broker non-votes count for quorum purposes, but not for the voting of these proposals. A “broker non-vote” occurs when a bank, broker, or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Annual Meeting Admission

Only shareholders or their proxy holders and ExxonMobil’s guests may attend the meeting. For safety and security reasons, no cameras, camera phones, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the meeting. In addition, each shareholder and ExxonMobil guest will be asked to present a valid government-issued picture identification, such as a driver’s license, before being admitted to the meeting.

For registered shareholders, an admission ticket is attached to your proxy card. Please detach and bring the admission ticket with you to the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on April 5, 2007, the record date for voting. You may receive an admission ticket in advance by sending a written request with proof of ownership to the address listed under “Contact Information” on the next page.

Shareholders who do not present admission tickets at the meeting will be admitted only upon verification of ownership at the admission counter.

Audiocast of the Annual Meeting

You are invited to visit our Web site at exxonmobil.com to hear the live audiocast of the meeting at 9:00 a.m., Central Time, on Wednesday, May 30, 2007. An archived copy of this audiocast will be available on our Web site for one year.

Conduct of the Meeting

The Chairman has broad responsibility and legal authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Only shareholders or their valid proxy holders may address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the number of business items on this year’s agenda and the need to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so.

Dialogue can better be accomplished with interested parties outside the meeting and, for this purpose, we have provided a method for raising issues and contacting the non-employee directors either in writing or electronically via our Web site at exxonmobil.com/directors. The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders. Shareholders making comments during the meeting must do so in English so that the majority of shareholders present can understand what is being said.

Contact Information

If you have questions or need more information about the annual meeting, write to:

Mr. Henry H. Hubble

Secretary

Exxon Mobil Corporation

5959 Las Colinas Boulevard

Irving, TX 75039-2298

call us at 1-972-444-1157,

or send a fax to us at 1-972-444-1505.

For information about shares registered in your name or your Computershare Investment Plan account, call ExxonMobil Shareholder Services at 1-800-252-1800 (within the United States and Canada), or 1-781-575-2058 (outside the United States and Canada), or access your account via the Web site at computershare.com/exxonmobil. We also invite you to visit ExxonMobil’s Web site at exxonmobil.com. Investor information can be found at exxonmobil.com/investorinfo. Web site materials are not part of this proxy solicitation.

BOARD OF DIRECTORS

CORPORATE GOVERNANCE

Overview

The Board of Directors and its committees perform a number of functions for ExxonMobil and its shareholders, including:

•	Overseeing the management of the Company on your behalf;

•	Reviewing ExxonMobil’s long-term strategic plans;

•	Exercising direct decision-making authority in key areas, such as declaring dividends;

•	Selecting the CEO and evaluating the CEO’s performance; and,

•	Reviewing development and succession plans for ExxonMobil’s top executives.

The Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board’s position on a number of governance issues. A copy of our current Corporate Governance Guidelines is posted on our Web site at exxonmobil.com/governance. The Guidelines are also available to any shareholder on request to the Secretary at the address given under “Contact Information” on page 3.

All ExxonMobil directors stand for election at the annual meeting. Non-employee directors cannot stand for election after they have reached age 72. Employee directors resign from the Board when they are no longer employed by ExxonMobil.

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of the Board consist of independent directors. In general, the Guidelines require that an independent director must have no material relationship with ExxonMobil, directly or indirectly, except as a director. The Board determines independence on the basis of the standards specified by the New York Stock Exchange (NYSE); the additional categorical standards referenced in our Corporate Governance Guidelines; and other facts and circumstances the Board considers relevant.

The NYSE standards generally provide that a director will not be independent if: (1) the director is, or in the past three years has been, an employee of ExxonMobil; or a member of the director’s immediate family is, or in the past three years has been, an executive officer of ExxonMobil; (2) the director or a member of the director’s immediate family has received more than $100,000 per year in direct compensation from ExxonMobil other than for service as a director; (3) the director or a member of the director’s immediate family currently is a partner of PricewaterhouseCoopers LLP (PwC), our independent auditors; or an employee in PwC’s audit, assurance, or tax compliance practices; or within the past three years has been a PwC partner or employee who worked on ExxonMobil’s audit; (4) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where an ExxonMobil executive officer serves on the compensation committee; or, (5) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, ExxonMobil in an amount which, in any 12-month period during the past three years, exceeds the greater of $1 million or 2 percent of that other company’s consolidated gross revenues.

ExxonMobil’s Corporate Governance Guidelines also provide that a director will not be independent if a reportable “related person transaction” exists with respect to that director or a member of the director’s family for the current or most recently completed fiscal year. See the Guidelines for Review of Related Person Transactions posted on the Corporate Governance section of our Web site and described in more detail under “Related Person Transactions and Procedures” below. The categorical standards provided in the Related Person Transaction Guidelines also serve as ExxonMobil’s additional categorical standards for determining director independence.

The Board has reviewed business and charitable relationships between ExxonMobil and each non-employee director to determine compliance with the NYSE standards and ExxonMobil’s additional categorical standards. The Board has also evaluated whether there are any other facts or circumstances that might impair a director’s independence. Based on that review, the Board has determined that all ExxonMobil non-employee directors and director nominees (M.J. Boskin, W.W. George, J.R. Houghton, W.R. Howell, R.C. King, P.E. Lippincott, H.A. McKinnell, M.C. Nelson, S.J. Palmisano, S.S Reinemund, and W.V. Shipley) are independent. The Board has also determined that each member of the Audit, Board Affairs, and Compensation Committees (see membership table below) is independent.

In recommending that each director and nominee be found independent, the Board Affairs Committee reviewed the following transactions, relationships, or arrangements. All matters described below fall within the NYSE and ExxonMobil independence standards.

Name	Matters Considered
J.R. Houghton	Ordinary course business with Corning (purchases of chemical specialties; sales of chemical products and oil)
H.A. McKinnell	Ordinary course business with Pfizer (purchases of drilling analysis services, pharmaceuticals, chemicals, dyes, and test equipment; sales of chemical products and oil)
M.C. Nelson	Ordinary course business with Carlson (purchases of travel services; sales of lubricants)
S.J. Palmisano	Ordinary course business with IBM (purchases of consulting and IT maintenance services; sales of fuel and oil)
S.S Reinemund	Ordinary course business with PepsiCo (purchases of food, beverages, and merchandise for resale; sales of fuel and lubricants)

The Committee also reviewed grants to nonprofit organizations with which each director or nominee is affiliated. No director or nominee is employed as an executive officer of any such organization, and all such matters fall within the NYSE and ExxonMobil independence standards.

Board Meetings and Committees; Annual Meeting Attendance

The Board met nine times in 2006. ExxonMobil’s incumbent directors, on average, attended approximately 96 percent of Board and committee meetings during 2006; and no director attended less than 75 percent of such meetings.

As specified in our Corporate Governance Guidelines, it is ExxonMobil’s policy that directors should make every effort to attend the annual meeting of shareholders. All incumbent directors attended last year’s meeting except for Mrs. Nelson.

ExxonMobil’s non-employee directors held eight executive sessions in 2006. Normally, the Chair of the Board Affairs Committee (Mr. Shipley) or the Chair of the Compensation Committee (Mr. Howell) presides at executive sessions on a rotational basis, but the non-employee directors may, in light of the subject matter under discussion, select another presiding director for a particular session.

The Board appoints committees to help carry out its duties. Board committees work on key issues in greater detail than would be possible at full Board meetings. Only non-employee directors may serve on the Audit, Compensation, Board Affairs, Contributions, and Public Issues Committees. Each Committee has a written charter. The charters are posted on the Corporate Governance section of our Web site and are available free of charge on request to the Secretary at the address given under “Contact Information” on page 3.

The table below shows the current membership of each Board committee and the number of meetings each Committee held in 2006.

Director	Audit	Compensation	Board Affairs	Contributions	Finance	Public Issues	Executive(1)
M.J. Boskin	•				•	C
W.W. George		•	•	•
J.R. Houghton	C				•	•	•
W.R. Howell	•	C		•			•
R.C. King	•	•				•
P.E. Lippincott	•		•		•		•
H.A. McKinnell			•	•		•
M.C. Nelson				C	•	•	•
S.J. Palmisano		•	•		•
W.V. Shipley		•	C	•
R.W. Tillerson					C		C
2006 Meetings	11	6	7	3	2	3	1

C	= Chair

•	= Member

(1)	Other directors serve as alternate members on a rotational basis.

Below is additional information about each Board committee.

Board Affairs Committee

The Board Affairs Committee serves as ExxonMobil’s nominating and corporate governance committee. The Committee recommends director candidates, reviews non-employee director compensation, and reviews other corporate governance practices, including the Corporate Governance Guidelines. The Committee also reviews any issue involving an executive officer or director under ExxonMobil’s Code of Ethics and Business Conduct and administers ExxonMobil’s Related Person Transaction Guidelines.

The Committee has adopted Guidelines for the Selection of Non-Employee Directors that describe the qualifications the Committee looks for in director candidates. These Selection Guidelines, as well as the Committee’s charter, are posted on the Corporate Governance section of our Web site.

The Selection Guidelines provide that candidates for non-employee director of ExxonMobil should be individuals who have achieved prominence in their fields, with experience and demonstrated expertise in managing large, relatively complex organizations, and/or, in a professional or scientific capacity, be accustomed to dealing with complex situations preferably with worldwide scope.

A substantial majority of the Board must meet the independence standards described in the Corporation’s Corporate Governance Guidelines, and all candidates must be free from any relationship with management or the Corporation that would interfere with the exercise of independent judgment. Candidates should be committed to representing the interests of all shareholders and not any particular constituency.

The Board believes a director should be able to serve for at least several years. Candidates should bring integrity, insight, energy, and analytical skills to Board deliberations, and must have a commitment to devote the necessary time and attention to oversee the affairs of a corporation as large and complex as ExxonMobil. ExxonMobil recognizes that the strength and effectiveness of the Board reflect the balance, experience, and diversity of the individual directors; their commitment; and importantly, the ability of directors to work effectively as a group in carrying out their responsibilities. ExxonMobil seeks candidates with diverse backgrounds who possess knowledge and skills in areas of importance to the Corporation. The Board must include members with particular experience required for service on key Board committees, as described in the committee charters on our Web site.

The Committee identifies director candidates primarily through recommendations made by the non-employee directors. These recommendations are developed based on the directors’ own knowledge and experience in a variety of fields, and research conducted by ExxonMobil staff at the Committee’s direction. The Committee also considers recommendations made by the employee directors, shareholders, and others, including search firms. The Committee has the authority to engage consultants to help identify or evaluate potential director nominees but has not done so recently. All recommendations, regardless of the source, are evaluated on the same basis against the criteria contained in the Selection Guidelines.

The recommendation of Mr. Reinemund was made by the incumbent non-employee directors on the Board Affairs Committee.

Shareholders may send recommendations for director candidates to the Secretary at the address given under “Contact Information” on page 3. A submission recommending a candidate should include:

•	Sufficient biographical information to allow the Committee to evaluate the candidate in light of the Selection Guidelines;

•	Information concerning any relationship between the candidate and the shareholder recommending the candidate; and,

•	Material indicating the willingness of the candidate to serve if nominated and elected.

The procedures by which shareholders may recommend nominees have not changed materially since last year’s proxy statement.

The Committee is also responsible for reviewing and making recommendations to the Board regarding the compensation of the non-employee directors. The Committee uses an outside consultant, Pearl Meyer & Partners, to provide information on current developments and practices in director compensation. Pearl Meyer & Partners is the same consultant retained by the Compensation Committee to advise on executive compensation, but performs no other work for ExxonMobil.

Audit Committee

The Audit Committee oversees accounting and internal control matters. Its responsibilities include oversight of:

•	Management’s conduct of the Corporation’s financial reporting process;

•	The integrity of the financial statements and other financial information provided by the Corporation to the Securities and Exchange Commission (SEC) and the public;

•	The Corporation’s system of internal accounting and financial controls;

•	The Corporation’s compliance with legal and regulatory requirements;

•	The performance of the Corporation’s internal audit function;

•	The independent auditors’ qualifications, performance, and independence; and,

•	The annual independent audit of the Corporation’s financial statements.

The Committee has direct authority and responsibility to appoint (subject to shareholder ratification), compensate, retain, and oversee the independent auditors.

The Committee also prepares the report that the SEC rules require be included in the Corporation’s annual proxy statement. This report is on pages 43-44.

The Committee has adopted specific policies and procedures for pre-approving fees paid to the independent auditors. These policies and procedures, as well as the Committee’s charter, are posted on the Corporate Governance section of our Web site.

The Board has determined that all members of the Committee are financially literate within the meaning of the NYSE standards, and that Mr. Houghton, Mr. Howell, and Mr. Lippincott are “audit committee financial experts” as defined in the SEC rules.

Compensation Committee

The Compensation Committee oversees compensation for ExxonMobil’s senior executives, including their salary, bonus, and incentive awards, as well as succession plans for key executive positions. The Committee’s charter is available on the Corporate Governance section of our Web site.

During 2006, the Committee reviewed the planning basis for the 2006 short term and long term incentive award programs; the salary program for 2007; changes in the SEC disclosure rules; executive perquisites; ExxonMobil’s benefit programs; the individual performance and contributions of each senior executive; individual incentive awards and salaries for the senior executives; and, progress on executive development and succession planning for senior positions.

The Compensation Committee’s report is on page 18.

The Committee does not delegate its responsibilities with respect to ExxonMobil’s executive officers and other senior executives (approximately 32 individuals). For other employees, the Committee delegates authority to determine individual salaries and incentive awards to a committee consisting of the Chairman and the Senior Vice Presidents of the Corporation. That committee’s actions are subject to a salary budget and aggregate annual ceilings on cash and equity incentive awards established by the Compensation Committee.

The Committee utilizes the expertise of an external consultant, Pearl Meyer & Partners, whom the Committee retains and works with during the year and who provides insight into compensation trends and issues. The consultant also provides a perspective on the structure and competitive standing of the ExxonMobil compensation program for senior executives. Pearl Meyer & Partners does not provide other services to ExxonMobil beyond supporting the Committee and assisting the Board Affairs Committee on non-employee director compensation. ExxonMobil management uses different consulting firms to advise on ExxonMobil’s general employee compensation and benefit programs. The Chair of the Compensation Committee negotiates the terms of Pearl Meyer & Partners’ engagement.

The Committee meets with ExxonMobil’s Chairman and other senior executives during the year to review the Corporation’s business results and progress against strategic plans. The Committee uses this input to help determine the aggregate annual ceilings to be set for the Corporation’s cash and equity incentive award programs. The Chairman also provides input to the Committee regarding performance assessments for ExxonMobil’s other senior executives and makes recommendations to the Committee with respect to salary and incentive awards for these executives and succession planning for senior positions.

The Committee uses tally sheets to assess total compensation for the Corporation’s senior executives. The tally sheets value all elements of cash compensation; incentive awards, including restricted stock grants; the annual change in pension value; and other benefits and perquisites. The tally sheets also display the value of outstanding awards and lump sum pension estimates. For tally sheet purposes, the Committee considers restricted stock awards on the basis of grant date fair value as shown in the “Grants of Plan-Based Awards” table, not on the financial accounting method used for the “Summary Compensation Table.”

See the “Compensation Discussion and Analysis” beginning on page 19 for more information on the Committee’s approach to executive compensation and the decisions made by the Committee for 2006.

Advisory Committee on Contributions

The Advisory Committee on Contributions reviews the level of ExxonMobil’s support for education and other public service programs, including the Company’s contributions to the ExxonMobil Foundation. The Foundation works to improve the quality of education in America at all levels, with special emphasis on math and science. The Foundation also supports the Company’s other cultural and public service giving. The Committee’s charter is available on the Corporate Governance section of our Web site.

Finance Committee

The Finance Committee reviews ExxonMobil’s financial policies and strategies, including our capital structure, dividends, and share repurchase program. The Committee authorizes the issuance of corporate debt subject to limits set by the Board. The Committee’s charter is available on the Corporate Governance section of our Web site.

Public Issues Committee

The Public Issues Committee reviews the effectiveness of the Corporation’s policies, programs, and practices with respect to safety, health, the environment, and social issues. The Committee hears reports from operating units on safety and environmental activities. The Committee also visits operating sites to observe and comment on current operating practices. The Committee’s charter is available on the Corporate Governance section of our Web site.

Executive Committee

The Executive Committee has broad power to act on behalf of the Board. In practice, the Committee meets only when it is impractical to call a meeting of the full Board.

Shareholder Communications

The Board Affairs Committee has approved and implemented procedures for shareholders and other interested persons to send communications to individual directors or the non-employee directors as a group.

•

Written Communications: Written correspondence should be addressed to the director or directors in care of the Secretary at the address given under “Contact Information” on page 3. All correspondence will either be forwarded to the intended recipient and to the Chair of the Board Affairs Committee, as appropriate, or held for review at the next regular Board meeting. A log of all correspondence addressed to the directors will also be kept for periodic review by the Board Affairs Committee and any other interested director.

•

Electronic Communications: You may also send e-mail to individual non-employee directors or the non-employee directors as a group by using the form provided for that purpose on our Web site at exxonmobil.com/directors. These communications are sent directly to the specified director’s electronic mailbox. E-mail can be viewed by staff of the Office of the Secretary, but can only be deleted by the director to whom it is addressed. More information about our procedures for handling communications to non-employee directors is posted on the Corporate Governance section of our Web site.

Code of Ethics and Business Conduct

The Board maintains policies and procedures (which we refer to in this proxy statement as the “Code”) that represent both the code of ethics for the principal executive officer, principal financial officer, and principal accounting officer under SEC rules, and the code of business conduct and ethics for directors, officers, and employees under NYSE listing standards. The Code applies to all directors, officers, and employees. The Code includes a Conflicts of Interest Policy under which directors, officers, and employees are expected to avoid any actual or apparent conflict between their own personal interests and the interests of the Corporation.

The Code is posted on the Corporate Governance section of our Web site and is available free of charge on request to the Secretary at the address given under “Contact Information” on page 3. The Code is also included as an exhibit to our Annual Report on Form 10-K. Any amendment of the Code will be promptly posted on our Web site.

The Corporation maintains procedures for administering and reviewing potential issues under the Code, including procedures that allow employees to make complaints without identifying themselves. The Corporation also conducts periodic mandatory business practice training sessions and requires each regular employee and non-employee director to make an annual compliance certification.

The Board Affairs Committee will initially review any suspected violation of the Code involving an executive officer or director and will report its findings to the Board. The Board does not envision that any waiver of the Code will be granted. Should such a waiver occur, it will be promptly disclosed on our Web site.

Related Person Transactions and Procedures

In accordance with SEC rules, ExxonMobil maintains Guidelines for Review of Related Person Transactions. These Guidelines are available on the Corporate Governance section of our Web site.

In accordance with the Related Person Transaction Guidelines, all executive officers, directors, and director nominees are required to identify, to the best of their knowledge after reasonable inquiry, business and financial affiliations involving themselves or their immediate family members that could reasonably be expected to give rise to a reportable related person transaction. Covered persons must also advise the Secretary of the Corporation promptly of any change in the information provided, and will be asked periodically to review and re-affirm their information.

For the above purposes, “immediate family member” includes a person’s spouse, parents, siblings, children, in-laws, and step-relatives.

Based on this information, we review the Company’s own records and make follow-up inquiries as may be necessary to identify potentially reportable transactions. A report summarizing such transactions and including a reasonable level of detail is then provided to the Board Affairs Committee. The Committee oversees the Related Person Transaction Guidelines generally and reviews specific items to assess materiality.

In assessing materiality for this purpose, information will be considered material if, in light of all the circumstances, there is a substantial likelihood a reasonable investor would consider the information important in deciding whether to buy or sell ExxonMobil stock or in deciding how to vote shares of ExxonMobil stock. A director will abstain from the decision on any transactions involving that director or his or her family members.

Under SEC rules, certain transactions are deemed not to involve a material interest (including transactions in which the amount involved in any 12-month period is less than $120,000 and transactions with entities where a related person’s interest is limited to service as a non-employee director). In addition, based on a consideration of ExxonMobil’s facts and circumstances, the Committee will presume that the following transactions do not involve a material interest for purposes of reporting under SEC rules:

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Transactions in the ordinary course of business with an entity for which a related person serves as an executive officer, provided (i) the affected director or executive officer did not participate in the decision on the part of ExxonMobil to enter into such transactions; and, (ii) the amount involved in any related category of transactions in a 12-month period is less than 1 percent of the entity’s gross revenues.

•

Grants or membership payments in the ordinary course of business to nonprofit organizations, provided (i) the affected director or executive officer did not participate in the decision on the part of ExxonMobil to make such payments; and, (ii) the amount of general-purpose grants in a 12-month period is less than 1 percent of the recipient’s gross revenues.

•

Payments under ExxonMobil plans and arrangements that are available generally to U.S. salaried employees (including contributions under ExxonMobil’s Educational and Cultural Matching Gift Programs and payments to providers under ExxonMobil health care plans).

•

Employment by ExxonMobil of a family member of an executive officer, provided the executive officer does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member.

Transactions or relationships not covered by the above standards will be assessed by the Committee on the basis of the specific facts and circumstances.

ExxonMobil and its affiliates have over 82 thousand employees around the world and employees related by birth or marriage may be found at all levels of the organization. Two current executive officers have family members who are also employed by the Corporation: J.S. Simon (Senior Vice President and Director) has a son-in-law who works for ExxonMobil Fuels Marketing Company and H.H. Hubble (Vice President, Investor Relations and Secretary) has a son who works for ExxonMobil Development Company. In addition, one executive officer who retired in 2006, P.J. Dingle (former President, ExxonMobil Gas & Power Marketing), has a brother and a sister-in-law who work for Imperial Oil Limited, an ExxonMobil affiliate in Canada.

ExxonMobil employees do not receive preferential treatment by reason of being related to an executive officer, and executive officers do not participate in hiring, performance evaluation, or compensation decisions for family members. ExxonMobil’s employment guidelines state “Relatives of Company employees may be employed on a non-preferential basis. However, an employee should not be employed by or assigned to work under the direct supervision of a relative, or to report to a supervisor who in turn reports to a relative of the employee.” Accordingly, consistent with ExxonMobil’s Related Person Transaction Guidelines, we do not consider the relationships noted above to be material within the meaning of the related person transaction disclosure rules.

P.T. Mulva (Vice President and Controller) has a brother currently serving as CEO of ConocoPhillips. As is the case with most other major companies in the oil and gas industry, ExxonMobil has a variety of business transactions with ConocoPhillips. These transactions include routine purchases and sales of crude oil, petroleum products, and pipeline transportation capacity. Affiliates of ExxonMobil and ConocoPhillips have joint ownership of a refinery in Germany and a number of pipelines, terminals, and service companies, and also have undivided interests in a variety of exploration, development, and production projects. All of these transactions are entered into in the ordinary course of business without influence from P.T. Mulva. Neither P.T. Mulva nor, to our knowledge after reasonable inquiry, his brother has any interest in these transactions different from the general interest of other employees and shareholders. Accordingly, consistent with ExxonMobil’s Related Person Transaction Guidelines, we do not consider these transactions to be material within the meaning of the related person transaction disclosure rules.

The Board Affairs Committee also reviewed ExxonMobil’s ordinary course business with companies for which non-employee directors serve as executive officers and determined that, in accordance with the categorical standards described above, none of those matters represent reportable related person transactions. See “Director Independence” on page 4.

We are not aware of any related person transaction required to be reported under applicable SEC rules since the beginning of the last fiscal year where our policies and procedures did not require review, or where such policies and procedures were not followed.

The Corporation’s Related Person Transaction Guidelines are intended to assist the Corporation in complying with its disclosure obligations under SEC rules. These procedures are in addition to, not in lieu of, the Corporation’s Code of Ethics and Business Conduct.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors has nominated the director candidates named on the following pages. Personal information on each of our nominees is also provided. All of our nominees currently serve as ExxonMobil directors except for Mr. Steven S Reinemund, who has been nominated by the Board for first election as a director at the annual meeting. Dr. Henry A. McKinnell is not standing for election.

If a director nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Board names one.

The Board recommends you vote FOR each of the following candidates:

Michael J. Boskin Age 61 Director since 1996

Principal Occupation: T.M. Friedman Professor of Economics and Senior Fellow, Hoover Institution, Stanford University

Recent Business Experience: Dr. Boskin is also a Research Associate, National Bureau of Economic Research; and serves on the Commerce Department’s Advisory Committee on the National Income and Product Accounts. He is Chief Executive Officer and President of Boskin & Co., an economic consulting company.

Public Company Directorships: Oracle Corporation; Shinsei Bank; Vodafone Group

William W. George Age 64 Director since 2005

Principal Occupation: Professor of Management Practice, Harvard University

Recent Business Experience: Mr. George was elected Chairman of Medtronic in 1996, and retired in 2002; Chief Executive Officer in 1991; and President and Chief Operating Officer in 1989.

Public Company Directorships: Goldman Sachs; Novartis AG

James R. Houghton Age 71 Director since 1994

Principal Occupation: Non-Executive Chairman of the Board, Corning Incorporated

Recent Business Experience: Mr. Houghton resumed his role as Chairman and Chief Executive Officer of Corning Incorporated in 2002, relinquished the role of CEO in 2005, and retired in 2006. He now serves as Non-Executive Chairman. He also served as Non-Executive Chairman in 2001-2002 and Chairman Emeritus from 1996-2001. He was elected Chairman and Chief Executive Officer of Corning Incorporated in 1983, and retired in 1996.

Public Company Directorships: Corning Incorporated; MetLife

William R. Howell Age 71 Director since 1982

Principal Occupation: Chairman Emeritus, J.C. Penney Company

Recent Business Experience: Mr. Howell was elected Chairman and Chief Executive Officer of J.C. Penney Company in 1983, and retired in 1997.

Public Company Directorships: American Electric Power; Halliburton; Pfizer; Williams; Deutsche Bank Trust Corporation and Deutsche Bank Trust Company Americas (non-public, wholly owned subsidiaries of Deutsche Bank AG)

Reatha Clark King Age 69 Director since 1997

Principal Occupation: Former Chairman, Board of Trustees, General Mills Foundation

Recent Business Experience: Dr. King was elected Chairman, Board of Trustees, General Mills Foundation in 2002, and retired in 2003; President and Executive Director, General Mills Foundation, and Vice President, General Mills, Inc. from 1988-2002. Prior to joining the General Mills Foundation, Dr. King held a variety of positions in chemical research, education, and academic administration.

Public Company Directorships: Lenox Group

Philip E. Lippincott Age 71 Director since 1986

Principal Occupation: Retired Chairman of the Board and Chief Executive Officer, Scott Paper Company; Retired Chairman of the Board, Campbell Soup Company

Recent Business Experience: Mr. Lippincott was elected Chairman of Campbell Soup Company in 1999, and retired in 2001. He was elected Chairman and Chief Executive Officer of Scott Paper Company in 1983, and retired in 1994; Chief Executive Officer in 1982; and Director in 1978.

Public Company Directorships: Campbell Soup Company; Penn Mutual Life Insurance Company

Marilyn Carlson Nelson Age 67 Director since 1991

Principal Occupation: Chairman of the Board and Chief Executive Officer, Carlson Companies

Recent Business Experience: Mrs. Nelson has held a number of management positions at Carlson Companies including Senior Vice President, President, Chief Operating Officer, and Vice Chair.

Company Directorships: Carlson Companies

Samuel J. Palmisano Age 55 Director since 2006

Principal Occupation: Chairman of the Board, President, and Chief Executive Officer, IBM Corporation

Recent Business Experience: Mr. Palmisano was elected Chairman, President, and Chief Executive Officer of IBM in 2003. Mr. Palmisano also served as President, Senior Vice President, and Group Executive for IBM’s Enterprise Systems Group, IBM Global Services, and IBM’s Personal Systems Group.

Public Company Directorships: IBM Corporation

Steven S Reinemund Age 59

Principal Occupation: Chairman of the Board, PepsiCo until May 2007

Recent Business Experience: Mr. Reinemund was elected Chairman and Chief Executive Officer of PepsiCo in 2001, and relinquished the role of CEO in 2006; President and Chief Operating Officer in 1999; Director in 1996. He was also elected President and CEO of Frito-Lay in 1996 and Pizza Hut in 1986.

Public Company Directorships: Johnson & Johnson

Walter V. Shipley Age 71 Director since 1998

Principal Occupation: Retired Chairman of the Board, The Chase Manhattan Corporation and The Chase Manhattan Bank

Recent Business Experience: Mr. Shipley was elected Chairman and Chief Executive Officer of Chase Manhattan upon its merger with Chemical Bank in 1996, and retired in 1999. He was elected Chairman and Chief Executive Officer of Chemical Bank in 1983; President and Director in 1982; and Senior Executive Vice President in 1979.

Public Company Directorships: Verizon Communications; Wyeth

J. Stephen Simon Age 63 Director since 2006

Principal Occupation: Senior Vice President, Exxon Mobil Corporation

Recent Business Experience: Mr. Simon was elected Director of ExxonMobil in 2006; Senior Vice President in 2004; and Vice President in 1999. Mr. Simon has held a variety of management positions in domestic and foreign operations since joining the Exxon organization in 1967, including President, ExxonMobil Refining & Supply Company; Executive Vice President, Exxon Company, International; and President, Esso Italiana.

Public Company Directorships: None

Rex W. Tillerson Age 55 Director since 2004

Principal Occupation: Chairman of the Board and Chief Executive Officer, Exxon Mobil Corporation

Recent Business Experience: Mr. Tillerson was elected Chairman and Chief Executive Officer of ExxonMobil in 2006; President and Director in 2004; and Senior Vice President in 2001. Mr. Tillerson has held a variety of management positions in domestic and foreign operations since joining the Exxon organization in 1975, including President, Exxon Yemen Inc. and Esso Exploration and Production Khorat Inc.; Vice President, Exxon Ventures (CIS) Inc.; President, Exxon Neftegas Limited; and Executive Vice President, ExxonMobil Development Company.

Public Company Directorships: None

DIRECTOR COMPENSATION

Director compensation elements are designed to:

•	Ensure alignment with long-term shareholder interests;

•

Ensure the Company can attract and retain outstanding director candidates who meet the selection criteria outlined in the Guidelines for Selection of Non-Employee Directors, which can be found in the Corporate Governance section of our Web site;

•	Recognize the substantial time commitments necessary to oversee the affairs of the Corporation; and,

•	Support the independence of thought and action expected of directors.

Non-employee director compensation levels are reviewed by the Board Affairs Committee each year, and resulting recommendations are presented to the full Board for approval. The Committee uses an outside consultant, Pearl Meyer & Partners, to provide information on current developments and practices in director compensation. Pearl Meyer & Partners is the same consultant retained by the Compensation Committee to advise on executive compensation, but performs no other work for ExxonMobil.

ExxonMobil employees receive no extra pay for serving as directors. Non-employee directors receive compensation consisting of cash and restricted stock. The base fee is $75,000 a year. Members of the Audit and Compensation Committees receive a fee of $15,000 per year, and the Chairs of those Committees receive an additional fee of $10,000 per year. For other Committees, non-employee directors receive $8,000 per year for each Committee on which they serve, and the Chairs receive an additional fee of $7,000 per year. No fees are paid to members of the Executive Committee. Non-employee directors are reimbursed for reasonable expenses incurred to attend board meetings or other functions relating to their responsibilities as a director of Exxon Mobil Corporation.

Non-employee directors may elect to defer all or part of these fees either in ExxonMobil notional stock with dividend equivalents or in a deferred account that earns interest at the prime rate. Deferred fees are payable in cash in one to five annual installments after the director leaves the Board.

In addition to the fees described above, we pay a significant portion of director compensation in stock to strongly align director compensation with the long-term interests of shareholders. At present, each incumbent non-employee director receives an annual award of 4,000 shares of restricted stock. Each new non-employee director receives a one-time grant of 8,000 shares of restricted stock upon first being elected to the Board. While on the Board, the non-employee director receives the same cash dividends on restricted shares as a holder of regular common stock, but the director is not allowed to sell the shares. The restricted shares may be forfeited if the director leaves the Board early, i.e., before the mandatory retirement age of 72, as specified for directors.

Current and former non-employee directors of Exxon Mobil Corporation are eligible to participate in the ExxonMobil Foundation’s Educational and Cultural Matching Gift Programs under the same terms as the Corporation’s U.S. employees.

Director Compensation for 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(b)	Other Compensation ($)(c)	Total ($)
M.J. Boskin	110,096	230,680	0	0	0	350	341,126
W.W. George	103,096	415,347	0	0	0	350	518,793
J.R. Houghton	118,904	230,680	0	0	0	350	349,934
W.R. Howell	123,000	230,680	0	0	18,537	350	372,567
R.C. King	113,000	230,680	0	0	3,809	350	347,839
P.E. Lippincott	106,000	230,680	0	0	0	350	337,030
H.A. McKinnell	101,904	230,680	0	0	3,380	350	336,314
M.C. Nelson	106,000	230,680	0	0	0	350	337,030
S.J. Palmisano	98,934	484,640	0	0	0	350	583,924
W.V. Shipley	113,000	230,680	0	0	0	350	344,030

(a)	In accordance with SEC rules, the valuation of stock awards in this table represents the compensation cost of awards recognized for financial statement purposes for 2006 under Statement of Financial Accounting Standards No. 123, as revised (123R). The Company recognizes compensation cost for restricted stock granted to the non-employee director over a 12-month period following the grant date. Dividends on stock awards are not shown in the table because those amounts are factored into the grant date fair value.

Each director (other than Mr. Palmisano, who joined the Board in January 2006) received an annual grant of 4,000 restricted shares at the beginning of 2006. The compensation cost recognized for these awards and shown in the table for 2006 is the same as the grant date fair value of these grants, which was $230,680.

Mr. Palmisano received a one-time grant of 8,000 restricted shares upon being first elected to the Board in January 2006. The compensation cost recognized for this award and shown in the table for 2006 is the same as the grant date fair value of this grant, which was $484,640. Mr. George received a one-time grant of 8,000 restricted shares upon being first elected to the Board in May 2005. The compensation cost recognized for this award and shown in the table for 2006 was five-twelfths of the grant date fair value of this grant recognized in 2006, which was $184,667.

At year-end 2006, the aggregate number of restricted shares held by each director was as follows:

Name	Restricted Shares (#)
M.J. Boskin	40,300
W.W. George	12,000
J.R. Houghton	41,900
W.R. Howell	45,900
R.C. King	39,100
P.E. Lippincott	45,900
H.A. McKinnell	22,400
M.C. Nelson	44,300
S.J. Palmisano	8,000
W.V. Shipley	37,900

(b)

The amounts shown are earnings during 2006 on interest-bearing deferred fee accounts that were in excess of the federal long-term interest rate published pursuant to Section 1274(d) of the Internal Revenue Code. The

federal rate averaged approximately 6 percent during the year. The interest rate under the directors’ deferred fee plan is the prime rate, which averaged approximately 8 percent during 2006.

(c)	The amount shown for each director is the pro-rated cost of travel accident insurance covering death, dismemberment, and loss of sight, speech, or hearing under a policy purchased by the Corporation with a maximum benefit of $500,000 per individual.

The non-employee directors are not entitled to any additional payments or benefits as a result of leaving the Board or death except as described above. The non-employee directors are not entitled to any payments or benefits resulting from a change in control of the Corporation.

DIRECTOR AND EXECUTIVE OFFICER STOCK OWNERSHIP

These tables show the number of ExxonMobil common stock shares each executive named in the “Summary Compensation Table” on page 31 and each non-employee director or director nominee owned on February 28, 2007. In these tables, ownership means the right to direct the voting or the sale of shares, even if those rights are shared with someone else. None of these individuals owns more than 0.02 percent of the outstanding shares.

Named Executive Officer	Shares Owned		Shares Covered by Exercisable Options
R.W. Tillerson	759,004	(1)	407,307
D.D. Humphreys	355,150	(2)	237,307
S.R. McGill	869,862	(3)	482,705
J.S. Simon	696,387	(4)	560,000
H.R. Cramer	561,529		629,964
E.G. Galante	545,167		459,943

(1)	Includes 1,800 shares owned by dependent child.

(2)	Includes 55,135 shares jointly owned with spouse.

(3)	Includes 3,200 shares owned by spouse.

(4)	Includes 11,177 shares jointly owned with spouse.

Non-Employee Director/Nominee	Shares Owned
M.J. Boskin	44,300
W.W. George	56,000	(1)
J.R. Houghton	52,900	(2)
W.R. Howell	50,700	(3)
R.C. King	45,904	(4)
P.E. Lippincott	53,900
H.A. McKinnell	36,400
M.C. Nelson	66,300	(5)
S.J. Palmisano	12,000
S.S Reinemund	1,175	(6)
W.V. Shipley	44,540

(1)	Includes 10,000 shares held as co-trustee of family foundation.

(2)	Includes 5,000 shares owned by spouse.

(3)	Includes 5,400 restricted shares held as constructive trustee for former spouse.

(4)	Includes 1,000 shares owned by spouse.

(5)	Includes 18,000 shares held as co-trustee of family trusts.

(6)	Shares held by family foundation of which Mr. Reinemund is a director.

On February 28, 2007, ExxonMobil’s incumbent directors and executive officers (26 people) together owned 6,993,416 shares of ExxonMobil stock and 5,175,423 shares covered by exercisable options, representing about 0.21 percent of the outstanding shares.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the “Compensation Discussion and Analysis” for 2006 with management of the Corporation. Based on that review and discussion, we recommended to the Board that the “Compensation Discussion and Analysis” be included in the Corporation’s proxy statement for the 2007 annual meeting of shareholders, and also incorporated by reference in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006.

William R. Howell, Chair	Reatha Clark King	Walter V. Shipley
William W. George	Samuel J. Palmisano

COMPENSATION DISCUSSION AND ANALYSIS

This report will provide an overview of the following:

•	The interrelationship between the business model of ExxonMobil and the compensation program.

•	An explanation of the priorities and behaviors the compensation program is designed to encourage and reward among executives and other employees.

•	A description of all elements of the compensation program from current cash compensation to the value of future retirement benefits.

•	An explanation of the reasons why the Compensation Committee has selected these elements of compensation as the best way to achieve stated objectives.

•	How each element of compensation is determined.

The business model of ExxonMobil has the primary objective of providing superior returns to shareholders over the long term. The executive performance and development objectives and compensation program are designed to support successful implementation of our business model. These interrelationships are illustrated by the framework and descriptions that follow:

The Business Model		Executive Performance and Development Objectives		Compensation Program

• Growth in shareholder value • Disciplined investment strategy with a long-term focus • Operational excellence • Industry-leading returns • Superior cash flow	«

•      Alignment of executive priorities with those of shareholders

•      An effective process of assessing executive performance

•      Development and continuous growth of expertise and contributions

•      Retention of the best talent through career orientation

«

•      Base salaries that reward experience and highly differentiate performance

•      Annual incentive awards based on performance of the business and individual contributions

•      Large percentage of performance-based incentive compensation paid in stock with long mandatory holding periods and risk of forfeiture

•      Salary, incentive, and benefit programs that encourage career orientation

The Business Model

Disciplined Investment Strategy with a Long-Term Focus

Three key aspects of ExxonMobil’s business drive the structure of our compensation program.

•

First, the investment lead times and project life spans in our business are very long term. In addition, projects and operations are global in scope adding complexity to our investment strategy. The pursuit of investment opportunities may span many years. Once an investment opportunity is identified and approved, it can take several years for the necessary capital and technology to generate returns to shareholders. The productive life of a project often extends decades thereafter. The economic life cycle of capital projects is longer than an executive’s tenure in a particular position.

•	Second, our businesses are largely commodity-based, which means they are highly cyclical.

•

Finally, ExxonMobil’s business is very large with a global presence involving diverse cultures and government regimes. We currently have $124 billion in capital employed, which includes ExxonMobil’s share of total debt and shareholders’ equity. In 2006, we invested nearly $20 billion in capital and exploration expenditures, and expect a similar level of annual investment over the next several years. The annual average capital and exploration expenditures over the last five years have been $16.4 billion.

To manage this business and the associated risks successfully, our executives must have the experience and knowledge to consistently identify and execute large investment opportunities that perform well through multiple economic cycles and commodity price environments and contribute to superior Company performance versus competitors. This must be accomplished under a wide range of varying government and regulatory regimes.

Operational Excellence

We operate upstream, downstream and chemical businesses, with each one having global scope and complexity. A core management principle and priority in each functional business is achievement of operational excellence. Operational excellence means industry leadership in managing costs, controlling risks, executing projects, and leveraging the best technical expertise, all of which optimize profits and grow shareholder value on a sustainable, long-term basis. It is also our highest priority to be an industry leader in the areas of safety, health, and the environment. Given the broad global scope and technical complexity of our businesses, this can only be accomplished through consistent and disciplined application of common operating standards, management systems and best practices in each of the hundreds of facilities globally in which we conduct business. Throughout our workforce, substantial technical, operational, and financial experience are required to support this principle. This experience takes years to acquire and must be supported by our compensation and benefit programs.

Industry-Leading Returns and Superior Cash Flow

Our investment strategy and focus on operational excellence are directed at our objective to generate industry-leading returns. This is a main priority and our performance demonstrates consistent achievement of this objective. Our five-year average return on capital employed has exceeded that of other large, integrated oil companies over the last 17 years. These returns are responsible for the financial strength and superior cash flow of the Company, which has allowed us to prudently reinvest capital in the business and increase shareholder distributions. Dividend payments per share increased for the 24th consecutive year. Since the merger between Exxon and Mobil in 1999, we have returned nearly $112 billion to shareholders including $47 billion via dividend payments and $65 billion via share purchases. Shares outstanding have been reduced by 18 percent since the merger, favorably affecting earnings per share. Maintaining this level of performance requires that we continue to employ and retain the best talent in an industry where competition for experienced, proven executives is significant.

Executive Performance and Development Objectives

Shareholder Alignment

A main priority is aligning the interests of executives with the long-term interests of shareholders. This requires proven programs and strategies that integrate executive development and performance objectives with the business model.

Assessing Executive Performance and Results

The Compensation Committee assesses the performance of the CEO, and it works with the CEO in determining the performance assessments of the other Named Executive Officers. Performance is assessed and recognized through the annual planning and budget process. During this process, key strategies and objectives are established for each business line for both the short and long term. During the initial planning meeting and then each quarter, results are stewarded against prior commitments. Each year, the Named Executive Officers are assessed on how well they are executing the long-term strategies outlined in the matrix below. They are assessed on the performance of the Corporation overall and each of the respective business lines for which they have responsibility on an absolute basis and relative to companies of comparable size and scope of business activities. As discussed in more detail in the “Compensation Program” section of this report, the Corporation does not use specific quantitative targets or formulas to assess executive performance or determine compensation. Formula-based performance assessments and compensation typically require emphasis on two or three business metrics. However, for the Company to continue to be an industry leader, and effectively manage the technical complexity and global scope of ExxonMobil, the Named Executive Officers must advance multiple strategies and objectives in parallel, versus emphasizing one or two at the expense of others that require equal attention.

Each long-term strategy outlined in the matrix on the next two pages is responsible for multiple results illustrated on the right side of the matrix. The results are dependent on how well the long-term strategies are implemented in parallel to optimize the integrated business model and drive sustainable growth in shareholder value. The results are considered collectively and over multiyear periods to assess effectiveness of the long-term strategies.

Long-Term Strategies	Results
CORPORATE

• Disciplined investment • Operational excellence • Industry-leading returns • Superior cash flow

•      Total shareholder return of 39 percent. Ten-year annual average of 15 percent.

•      Record earnings of $39.5 billion. Five-year annual average of $26.8 billion.

•      Industry-leading return on average capital employed of 32 percent, with an average of 23 percent since the beginning of 2000.

•      $7.6 billion distributed to shareholders as dividends in 2006. $47 billion in dividends distributed to shareholders since the beginning of 2000. Dividend payments per share increased for the 24th consecutive year.

•      $65 billion distributed to shareholders through share buyback program since the beginning of 2000.

•      Strong results in the areas of safety, health, and environment

–     Best-ever annual workforce lost time incident rate of 0.048 (prior best 0.053 in 2004).

•      Continued maintenance of sound business controls and a strong corporate governance environment.

UPSTREAM

•      Maximize profitability of existing oil and gas production

•      Identify and pursue all attractive exploration opportunities

•      Invest in projects that deliver superior returns

•      Capitalize on growing natural gas and power markets

•      Record earnings of $26.2 billion, driven by favorable industry conditions and continued operational excellence. Five-year annual average of $18.3 billion.

•      Return on capital employed of 45 percent with an average of 35 percent over the past five years.

•      Earnings per oil equivalent barrel of $16.96, exceeding those of our competitors.

•      Total liquids and gas production available for sale of 4,237 thousand oil-equivalent barrels per day (koebd). Five-year annual average of oil-equivalent production was 4,192 koebd.

•      The Corporation replaced 118 percent of production on average over the last three years including sales and year-end price/cost effects.

•      Successful capture of 15 new resource opportunities.

•      Finding and resource acquisition costs of $0.53 per oil-equivalent barrel. Five-year annual average is $0.51 per oil-equivalent barrel.

•      Capital and exploration spending of $16.2 billion.

•      Seven major projects commenced production in 2006.

•      Strong results in the areas of safety, health, and environment

–     Second-best annual workforce lost time incident rate of 0.049 in 2006 (best-ever 0.041 in 2005).

Long-Term Strategies	Results
DOWNSTREAM

•      Maintain best-in-class operations

•      Provide quality, valued products and services to customers

•      Lead industry in efficiency and effectiveness

•      Capitalize on integration with other ExxonMobil businesses

•      Selectively invest for resilient, advantaged returns

•      Maximize value from leading-edge technology

•      Record earnings of $8.5 billion, driven by favorable industry conditions and continued operational excellence. Five-year annual average of $5.4 billion.

•      Return on capital employed of 36 percent. Continue to lead competition over the long term, with a five-year average of 21 percent.

•      Capital expenditures of $2.7 billion.

•      Refinery throughput was 5.6 million barrels per day, third-highest since the merger, despite increased turnaround workload.

•      Petroleum product sales were strong at 7.2 million barrels per day, consistent with strong refinery throughput.

•      Strong results in the areas of safety, health, and environment

–     Best-ever annual workforce lost time incident rate of 0.048 (prior best 0.056 in 2004).

CHEMICAL

•      Focus on businesses that capitalize on core competencies

•      Capture full benefits of integration across ExxonMobil operations

•      Continuously reduce costs to achieve best-in-class performance

•      Build proprietary technology positions

•      Selectively invest in advantaged products

•      Record earnings of $4.4 billion, driven by favorable industry conditions and continued operational excellence. Five-year annual average of $2.8 billion.

•      Return on capital employed of 33 percent. Continue to lead competition over the long term, with a five-year average of 20 percent.

•      Prime product sales volume of 27.4 million metric tons, approaching 2004 record results. Five-year annual average prime product sales are 27.0 million metric tons.

•      Capital expenditures of $756 million.

•      Strong results in the areas of safety, health, and environment

–     Best-ever annual workforce lost time incident rate of 0.065 (prior best 0.073 in 2004).

During the annual executive development review with the Board in October of each year, the CEO reviews the performance of the other Named Executive Officers in achieving results in line with these long-term business strategies. The same criteria are key elements in the assessment of the CEO’s performance by the Compensation Committee. The performance of the Named Executive Officers is also assessed by the Board throughout the year during specific business reviews and Board committee meetings that provide reports on strategy development; operating and financial results; safety, health, and environmental results; business controls; and other areas pertinent to the general performance of the Company.

In assessing the performance of the Named Executive Officers, the Compensation Committee does not assign specific weights to the factors considered. An executive’s performance must be high in all key performance areas in order for the executive to receive an overall superior evaluation. Outstanding performance in one area will not cancel out poor performance in another. For example, a problem in safety, health, or environmental performance in a business unit for which the executive is responsible could result in an executive’s incentive award being reduced even though the executive’s performance against financial and other criteria was superior. Similarly, a violation of the Company’s code of business conduct could result in elimination of an executive’s incentive award for the year, as well as termination of employment and cancellation of all previously granted awards that have not yet vested or been paid.

Named Executive Officers are expected to perform at the highest level or they are replaced. If it is determined that another executive is ready and would make a stronger contribution than one of the Named Executive Officers, a replacement plan is implemented. Reinforcing these high performance standards is the fact that Named Executive Officers and other senior executives do not have employment contracts, severance agreements, or change-in-control arrangements, which increases the risk and consequences of performance that does not meet the highest standards. For these reasons, the interests of the Corporation and its shareholders are best served when executive compensation decisions are made using careful judgments that take all relevant facts and circumstances into account, rather than by predetermined formulas.

Below the level of the Named Executive Officers, the performance of other executives and managers is assessed against objectives and metrics specific to their business units and through a rigorous performance assessment and ranking process. The Management Committee of the Company, which is comprised of four of the Named Executive Officers, is responsible for overseeing the performance assessment and ranking process. This process applies to over 43,000 managers and professionals worldwide (including over 1,600 executives). It is part of a well-developed, disciplined process that integrates performance assessments, compensation, and career development and succession planning. The assessment of individual performance and ranking takes into account results and the means through which those results are achieved. Ranking results are translated into salary and other compensation targets to create differentiation in pay between the lowest and highest performers to reward strong performance and motivate employees to continuously improve their contributions. Assessments of executive potential are conducted concurrently and implemented through a consistently applied, common process. The results of this annual exercise are also primary inputs to the executive development process described in more detail below.

Executive Development, Succession Planning, and Continuity of Leadership

A key responsibility of the CEO and the Board is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels in the Company. Each year, executive development reviews are held at every significant organizational level of the Company culminating in a full review of executive talent by the Board in late October. During this review, the following key topics are discussed: the performance of the Senior Vice Presidents, Business Line Presidents, and Corporate Vice Presidents; future candidates for senior positions; succession timing for the senior positions; and development plans for the highest potential resources across the Company.

Those with potential for senior management positions in the Company are identified and developed through multiple assignments throughout their career. Examples of assignments mid-career and later that help prepare high-potential executives for senior level positions in the Company include managing a large refinery or production division; assignments outside their home country where they work in diverse cultures and interface with government officials; assignments at Corporate Headquarters where they receive exposure to the Board and the senior management of the Company; and assignments as senior functional management in which they conduct business across multiple countries and operating units.

This executive development process ensures continuity of leadership over the long term, and it forms the basis on which the Company makes ongoing executive assignments. It is a key success factor in managing the long planning and investment lead times of our business. Through the integration of the performance assessment and executive development processes, position assignments are based on the most qualified and ready executives. The future leaders of the Company are developed through these carefully selected assignments. We believe that consistent and ongoing application of this process meets the long-range requirements of the business. A career orientation and a practice of promotion-from-within are fundamentals that underpin and help sustain this career development process.

Career Orientation

It is our objective to attract and retain the best talent available for a career. It takes a long period of time and a significant investment to develop the experienced executive talent necessary to succeed in our business. To make sound decisions regarding large and long-lived investments, executives must have experience with all phases of the business cycle. Coupled with the highest performance standards, we believe a career orientation among a dedicated and highly skilled workforce helps us exceed the performance of competitors and serves the interests of shareholders in the long term. The long company service of each Named Executive Officer reflects this strategy at all levels of the organization. Our Named Executive Officers have career service ranging from 30 to over 39 years. All 11 other executive officers of the Corporation have career service ranging from 26 to over 41 years.

Compensation Program

The main elements of our compensation program are designed to align executive interests with the interests of shareholders; support individual motivation and excellence; recognize business results; and facilitate a career orientation.

Salaries

Salaries provide executives with a base level of income. The salary program helps achieve the objectives outlined above by attracting and retaining strong talent. The amount of annual salary is based on the level of responsibility and the performance assessment of the individual. Salary decisions also directly affect the level of retirement benefits since salary is included in retirement-benefit formulas.

The competition for high-performing executives extends beyond the oil industry. Therefore, for the Named Executive Officers, we compare our salary structure with the largest multinational companies as well as integrated oil companies using data available publicly from comparator companies. Because ExxonMobil is significantly larger and more diverse than most of the other comparator companies, we do not target an exact percentile at which to align salaries. When we cross-check our salaries against comparator companies, we focus on a broader and more flexible orientation, generally a range around the median of comparator company compensation. This approach allows us to respond better to changing business conditions, manage salaries more evenly over a career, and minimize the potential for automatic ratcheting-up of salaries that could occur with an inflexible and narrow competitive target among benchmarked companies. This orientation also provides more flexibility to differentiate salaries and reflect a range of experience and performance levels among executives. These same benchmarking principles apply to our annual incentive program, which includes bonus awards and stock grants.

Annual Bonus

The short term bonus program is highly variable depending on annual business results. Annual bonuses are granted once a year and are based on two factors. First, the size of the annual bonus pool is based on the annual net income of the Company and other business performance factors. To recognize the cyclical nature of the commodities business in which we operate and the long-term orientation of our business model, the annual bonus pool and individual grants are typically managed to recognize only a portion of the change in business performance both on the upside and downside. Second, the size of individual awards within the bonus pool is differentiated among participants based on individual performance assessments, experience, and level of responsibility.

The annual bonus program incorporates unique elements that further our compensation objectives of retention and fostering a long-term focus. Specifically, only half the annual bonus award is paid in the year of grant. Payment of the balance of the annual bonus is delayed by the Company until a specified level of cumulative earnings per share is achieved. For bonus awards in 2006, the trigger for payment of the delayed portion is $4.25 per share. This amount was increased from $3.75 in 2005 and has been raised 89 percent since the merger. If the cumulative earnings per share do not reach $4.25 within three years, the delayed portion of the bonus would be correspondingly reduced. However, the intent of the earnings per share trigger is to delay the timing of the bonus payment, not to reduce the amount.

Prior to payment, the delayed portion of a bonus is at risk and may be forfeited if the executive leaves the Company before the standard retirement age, or engages in activity that is detrimental to the Company.

The Compensation Committee establishes a ceiling each year for annual bonuses. In setting the ceiling and the individual executive awards, the Compensation Committee secures input from the Chairman on the performance of the Company and from the Compensation Committee’s external consultant regarding compensation trends across industries. Major considerations included the overall financial and operating performance of the Corporation, which includes a 9-percent increase over a record net income level in 2005 and return on capital employed of 32 percent. The combined ceiling for 2006 was $217 million. This ceiling was increased from the 2005 level by less than 2 percent. Awards were granted to approximately 1,300 employees. In 2006, the ceiling approved by the Compensation Committee was less than 0.6 percent of Company net income.

Restricted Stock

Alignment of executive interests with the long-term interests of shareholders is a main objective. Therefore, we pay as much as 50 to 70 percent of a senior executive’s total compensation in the form of restricted stock. For this purpose, the Compensation Committee values restricted stock based on fair market value (FMV), which equals the number of shares multiplied by the grant price, rather than the financial accounting method used for valuing equity awards in the “Summary Compensation Table.”

The restricted periods for ExxonMobil’s stock grants are longer than those used by most other large companies. The long vesting periods align with our focus on growing shareholder value over the long term. For the most senior executives, 50 percent of each grant is subject to a five-year restricted period and the balance is restricted for 10 years or retirement, whichever is later. These long vesting periods make a large percentage of executive compensation and personal net worth subject to the performance of the stock and the value to shareholders.

Three elements of the restricted stock program require further emphasis:

•	For senior executives, more than half the total amount of restricted stock may not be sold or transferred until after the executive retires.

•

The restricted period for restricted stock awards is not subject to acceleration, except in the case of death. A significant portion of shares granted remain restricted for years after an executive retires.

•

Restricted stock is subject to forfeiture if an executive leaves the Company before standard retirement time (defined as age 65 for U.S. employees). Restricted stock may also be forfeited if an executive engages in activity that is detrimental to the interests of the Company, even if such activity occurs or is discovered after retirement.

The number of restricted shares granted to executive officers is based on Company results and individual performance assessments. In addition, the Corporation measures the total value of restricted stock grants against the combined value of all forms of long term awards by comparator companies through an annual benchmarking process.

Given the long-term orientation of our business, granting equity in the form of restricted stock with long vesting provisions helps keep executives focused on the fundamental premise that decisions made currently affect the performance of the Corporation and Company stock many years into the future. Restricted stock removes employee discretion on the sale of stock and the potential that an executive could be distracted by short-term swings in stock price as compared to equity grants with shorter vesting periods. We believe that annual grants at a competitive level, along with significant vesting requirements, are the most effective method of reinforcing the long-term nature of our business and help us retain the best talent in the industry.

The Compensation Committee establishes a ceiling each year for annual stock awards. The overall number of shares granted in the restricted stock program represents dilution of 0.2 percent, which is well below the average of the other large U.S.-based companies that we benchmark for compensation and incentive program purposes based on their historical grant patterns. The Company has had a practice of purchasing shares in the marketplace to eliminate the dilutive effect of stock-based incentive awards.

Stock ownership among the Named Executive Officers ranges from 36 to 68 times salary. For all other officers, stock ownership ranges from 22 to 51 times salary. Valuation for this purpose is based on the year-end stock price. These levels of ownership among executive officers are very high, and they help ensure executive officers have a significant stake in sustainable long-term success of the Corporation. Annual grants of stock with long holding periods reinforce ownership levels and alignment with shareholder interests.

The current value of stock-based compensation previously awarded and still outstanding was reviewed by the Compensation Committee and considered in making 2006 salary and incentive award decisions. The primary consideration by the Compensation Committee was aligning the present value of 2006 incentive awards and 2007 salary adjustments with performance of the Company; the long-term strategic plan of the business; and the annual compensation of comparator companies. The Compensation Committee does not support a practice of offsetting the loss or gain of prior equity grants by the value of current year grants. This practice would minimize the risk/reward profile of equity-based awards and undermine the long-term view that executives are expected to adopt. The Compensation Committee is flexible and takes a range of factors into consideration when making annual salary and incentive award decisions.

Pension and Savings Plans

Senior executives participate in the same tax-qualified pension and savings plans as most other U.S. employees. Senior executives, like other executives, also participate in nonqualified defined contribution and defined benefit plans.

The pension plans, described in more detail below, provide an annual benefit of 1.6 percent of final average pay per year of service, with an offset for Social Security benefits. Pay for this purpose includes base salary and bonus. Bonus includes both the amounts that are paid currently and the amounts deferred by the Company as described above. The nonqualified pension benefits are paid in the form of an equivalent lump sum six months after retirement. Qualified plan benefits are payable, at the election of the employee, in a lump sum or in one of various forms of annuity payments.

The pension plan also provides an incentive for a long-term career with the Company, which is a key business objective. While some companies are converting traditional pension programs to either defined contribution plans or other arrangements, we believe a program that rewards a long career with the Company is more consistent with the long-term orientation of our business model. The pension formula delivers higher benefit accumulations at later career stages, as compensation increases. Many alternative programs used by other companies provide employees greater portability of retirement benefits early in their career, and therefore do not encourage a career orientation.

Like other forms of compensation, the level of retirement benefits ultimately reflects individual performance assessments throughout a career. This is because individual performance assessments determine compensation levels, which in turn are integral to the savings and pension formulas.

The qualified savings plan permits employees to make pre- or post-tax contributions and receive a Company-matching contribution of up to 7 percent of eligible pay, subject to Internal Revenue Code (“Code”) limits on the amount of pay taken into account and the total amount of contributions. Qualified benefits are payable in a single lump sum or in partial withdrawals at any time after retirement. The Code requires distributions to commence after the employee has attained age 70- 1/2. The nonqualified savings plan does not permit employee contributions, but provides a 6 percent of eligible pay company contribution to partially restore matching contributions that could not be made to the qualified plan due to Code limits. The nonqualified plan balance is paid in a single lump sum six months after retirement.

A key principle on which the savings and pension programs are based is commonality of design for all employees except where the American Jobs Creation Act resulted in differences for higher-level executives related to the timing of plan distributions. The same principle of commonality applies to the company health care plans.

Benchmarking

In addition to the business and individual performance determinations on which compensation decisions are made, compensation is benchmarked annually against other large U.S.-based companies across industry. Multiple surveys are used to determine the competitive orientation of compensation for the general population of professionals and managers, but the primary benchmark for the Named Executive Officers is a select group of large companies across industries. The criteria for selecting these companies are consistently applied every year and are as follows:

•	U.S. companies

•	International operations

•	Large scope and complexity

•	Capital intensive

•	Proven sustainability/permanence

The companies benchmarked based on these criteria are: Altria Group, AT&T, Boeing, Chevron, Citigroup, ConocoPhillips, Ford Motor, General Electric, General Motors, Hewlett-Packard, IBM, Johnson & Johnson, Pfizer, Procter & Gamble, and Verizon Communications. In the U.S., only Chevron and ConocoPhillips have the size, complexity and geographic scope in the oil and gas business to provide reasonable comparisons. Other, smaller oil companies in the U.S. typically do not have the international scale or functional integration to make comparisons meaningful for our senior executives.

Award Timing

The Compensation Committee grants incentive awards (including executive bonuses and restricted stock awards) to the Company’s senior executives at the Compensation Committee’s regular November meeting, which is held either the day of or the day before the regularly-scheduled November Board meeting. The Board meeting is scheduled over a year in advance and is held on the last Wednesday of the month (or on Tuesday if the last Wednesday immediately precedes Thanksgiving). A committee composed of ExxonMobil’s Chairman and Senior Vice Presidents meets the day of or the day before the regularly scheduled November Board meeting. This committee grants incentive awards to other highly rated managerial and technical employees, subject to the bonus and equity award ceilings set by the Compensation Committee.

The Company has not granted stock options since 2001. Previously granted stock options that remain outstanding were granted on the same annual schedule described above except for grants in 1999. Due to the fact that the merger closed on November 30 of that year, the regular annual grant meeting date was moved to December 8. Grants to other managerial and technical employees were made on December 8, and also to additional grantees on April 26, 2000, after employee data for the two companies had been more fully integrated.

The exercise price for each stock option grant was the average of the high and low sales prices reported on the NYSE on the date of the grant meeting.

The Corporation does not grant awards by written consent.

CEO Performance and Compensation

Within the framework described above, the Compensation Committee evaluates the performance of the CEO and determines the CEO’s salary, bonus, and stock grant. The Compensation Committee sets qualitative objectives and responsibilities for the CEO consistent with the Corporation’s business model. These include creating shareholder value through a balanced focus on long-term returns on capital employed, earnings per share, and total shareholder return; developing the long-term business strategy and assessing the effectiveness and execution of that strategy against the Corporation’s financial performance; assuring the effectiveness of the Corporation’s management development and succession planning process across the organization; ensuring that every business line develops and meets high standards of safety, health, and environmental performance; stewardship and enforcement of internal business controls; communicating effectively with all the Corporation’s stakeholders; and working effectively with the Board in the pursuit of all these objectives.

The Compensation Committee, in consultation with the other non-employee directors, evaluates the performance of the CEO on an ongoing basis throughout the year in the course of regular meetings and interactions with the CEO; during reviews of the Corporation’s financial and operating results; and in discussions during the non-employee directors’ regular executive sessions. The Compensation Committee also holds a formal meeting once a year to which all non-employee directors are invited to review the performance of senior executives, and to review progress of the executive development and succession planning program.

In assessing the CEO’s performance against the objectives outlined above, the size and complexity of the business and experience of the CEO are also key factors. As noted previously, the Compensation Committee does not use a quantitative formula to determine compensation. Key 2006 business and operating results below and the results outlined on pages 22 and 23 formed the basis for the awards in the compensation tables:

•	Industry-leading safety, health, and environmental record.

•	Strong results in the area of business controls.

•	Record earnings.

•	Industry-leading return on average capital employed of 32 percent.

•	Proved reserves additions replaced 128 percent of production, including sales and year-end price/cost effects.

•	Seven major Upstream projects commenced production.

•	Downstream and Chemical operating cost efficiencies and revenue enhancements exceeded $1.5 billion after tax.

•	Industry-leading return on capital employed in the petrochemical business of 33 percent.

•	Annual per share dividend payments grew 12 percent and increased for the 24th consecutive year.

•	$32.6 billion in distributions to shareholders.

Like the other most-senior executives, 50 percent of Mr. Tillerson’s stock grant in 2006 will be restricted for five years and the remaining 50 percent will be restricted for 10 years or retirement, whichever is later. These restrictions are not accelerated upon retirement.

The value of Mr. Tillerson’s pension on page 38 reflects the recognition of pension credits he earned over more than 31 years of service. The value realized on stock option exercises shown on page 37 reflects the value of grants issued in prior years as early as 1998. The Compensation Committee has not granted stock options to Mr. Tillerson or anyone else since 2001.

The Compensation Committee believes Mr. Tillerson’s total compensation is appropriately positioned relative to CEOs of U.S.-based, integrated oil companies and other major U.S.-based corporations.

Tax and Accounting Matters

U.S. income tax law limits the amount ExxonMobil can deduct for compensation paid to the CEO and the other four most highly paid executives. Performance-based compensation that meets Internal Revenue Service requirements is not subject to this limit. The short term awards and restricted stock grants described above are designed to meet these requirements so that ExxonMobil can continue to deduct the related expenses. Specifically, the shareholders have approved the material terms of performance goals for awards to the senior executives. These material terms limit short term and long term awards to each of these executives to 0.2 and 0.5 percent, respectively, of income from continuing operations. These terms have been established to meet tax regulations and do not represent performance targets for the affected executives. Actual award levels have been significantly less based on the factors and judgments described in the preceding sections of this report.

Salaries for senior executives may be set at levels that exceed the U.S. income tax law limitation on deductibility. The primary drivers for determining the amount and form of executive compensation must be the retention and motivation of superior executive talent rather than the U.S. Internal Revenue Code.

In 2005, the Compensation Committee eliminated the ability of executives to defer payment of incentive awards.

Tax assistance is not provided by the Company for either the short term or long term incentive awards discussed above.

All nonqualified pension and other benefits have been modified to be in full compliance with the American Jobs Creation Act of 2004, which imposes tax penalties unless the form and timing of distributions are fixed to eliminate executive and company discretion. (Section 409A of the U.S. Internal Revenue Code)

Summary

The best measure of whether the compensation program is achieving its intended goals is the long-term performance of ExxonMobil, and that performance – including financial performance, operational excellence, and shareholder returns – has been very strong. In light of these results, ExxonMobil’s executive compensation program is serving the Company and shareholders well. The program is part of a fully integrated, performance-based system that provides a balanced and stable foundation for strong and effective leadership into the future.

The compensation of the Named Executive Officers is described in more detail in the tables and accompanying narratives that follow.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for 2006

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
R.W. Tillerson Chairman and CEO	2006	1,500,000	2,800,000	4,159,713		0	0	4,067,544	482,238	13,009,495
D.D. Humphreys PFO; Senior Vice President	2006	750,000	1,750,000	1,768,252		0	0	2,784,795	97,331	7,150,378
S.R. McGill Senior Vice President	2006	935,000	2,150,000	3,976,673		0	0	2,037,297	115,846	9,214,816
J.S. Simon Senior Vice President and Director	2006	935,000	2,150,000	3,284,506		0	0	2,088,907	121,735	8,580,148
H.R. Cramer Vice President; President, ExxonMobil Fuels Marketing Company	2006	772,917	1,586,176	2,921,188		0	0	1,833,188	93,148	7,206,617
E.G. Galante Senior Vice President (Retired – 2/1/06)	2006	182,823	0	17,003,578	*	0	0	150,622	29,132	17,366,155

*	As described in more detail under “Stock Awards” below, this amount reflects the accounting expense for outstanding awards triggered by Mr. Galante’s retirement. This is not a severance payment or a new award. Of the underlying stock awards for Mr. Galante, more than 95 percent remain restricted from transfer and are subject to forfeiture for a number of years.

Employment Arrangements

ExxonMobil’s Compensation Committee believes senior executives should be “at will” employees of the Corporation. Accordingly, the CEO and other executive officers, including the other officers named in these tables, do not have employment contracts, severance agreements, or change-in-control arrangements with the Company.

Salary

Effective January 1, 2007, Mr. Tillerson’s annual salary increased to $1,750,000, and Mr. Humphreys’ annual salary increased to $830,000.

Bonus

As described in more detail in the “Compensation Discussion and Analysis” (CD&A), the 2006 bonus shown was paid half in cash at the time of grant. Payment of the balance is deferred by the Company until cumulative earnings reach $4.25 per share. Deferred bonus amounts do not earn interest. The bonus and the stock awards described below meet the requirements of Section 162(m) of the U.S. Internal Revenue Code for tax deductibility, which is explained in more detail on pages 29-30.

Stock Awards

In accordance with SEC rules, the valuation of stock awards in this table represents the compensation cost of awards recognized for financial statement purposes for 2006 under Statement of Financial Accounting Standards No. 123, as revised (FAS 123R). The amounts include portions of restricted stock grants in 2002-2006 that were expensed in 2006 based on the amortization schedule. The 2006 grant was made November 28, and therefore only one month of amortized expense for 2006 is reflected in the total. The amortization schedule for awards granted in 2002-2005 is the period of restriction. The amortization schedule for awards granted after 2005 is the period of restriction or the time period between the grant date and age 65, whichever is less. These amortization schedules apply unless an executive retires in the reportable year, in which case the amortization expense for all outstanding awards is accelerated into the year of retirement (see the specific discussion regarding Mr. Galante below). The terms of all restricted stock granted between 2002 and 2006 are the same and are provided on pages 26-27 of the CD&A and page 35 under the “Grants of Plan-Based Awards” table.

Also included in the value of stock awards is the remaining cost of “Career Shares” granted in 2001 and prior years. Career Shares are shares of restricted stock with restrictions that lapse the first day of the calendar year following the year of retirement. During the period of restriction, dividends on the shares are paid to the executive, and the shares are subject to forfeiture on the same terms as later restricted stock grants. Prior to 2006, the expense for Career Shares was amortized based on the number of years between the grant date and age 65. If an executive retired prior to age 65, the unamortized portion of all outstanding awards was accelerated in the year when restrictions lapse. The full cost of the remaining unamortized value of the Career Shares in 2006 is reflected in the stock awards column. However, shares under this program are still restricted for the Named Executive Officers, except Mr. Galante as described below. The accounting expense attributable to Career Shares for 2006 and shown in the stock award column of the “Summary Compensation Table” is $528,539 for Mr. Tillerson; $442,577 for Mr. Humphreys; $475,912 for Mr. McGill; $453,732 for Mr. Simon; $498,785 for Mr. Cramer; and $500,037 for Mr. Galante.

For Mr. Cramer, stock awards also include retention awards made by Mobil Corporation before the merger. Retention awards are stock units settled in cash after retirement. During employment, dividend equivalents are credited and reinvested in additional units. These retention awards were expensed at time of grant, but the incremental cost of the awards based on changes in share price is expensed quarterly on a mark-to-market method. The value of this incremental expense in 2006 for Mr. Cramer was $417,189 and is included in the table.

The amount reported for Mr. Galante represents the scheduled amortization expense through his retirement date of February 1, 2006, and acceleration (for accounting purposes only) of the unamortized portion of seven years’ worth of outstanding awards. Mr. Galante did not receive a 2006 restricted stock award. His Career Shares remained restricted for 11 months, and his restricted stock grants from 2002-2005 will remain restricted for up to nine years and 10 months following his retirement.

Dividends on stock awards are not shown in the table because those amounts are reflected in the grant date fair value reported in the “Grants of Plan-Based Awards” table.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

The totals shown in this column comprise primarily the change in pension value under the pension plans discussed below. These are: $4,061,653 for Mr. Tillerson; $2,780,265 for Mr. Humphreys; $2,029,593 for Mr. McGill; $2,080,451 for Mr. Simon; $1,814,223 for Mr. Cramer; and $148,396 for Mr. Galante.

Except for Mr. Galante who retired on February 1, 2006, the change in pension value shown in the table is the increase between year-end 2005 and 2006 in the present value of each executive’s pension benefits under the plans described in more detail in the text following the “Pension Benefits” table. For each year-end, the data reflects an annuity beginning at age 60 (or current age if over 60) equal to 1.6 percent of the participant’s covered compensation multiplied by year-end service. These values are converted to lump sums using the plans’ applicable factors and then discounted in the case of employees under age 60 to present values based on the time difference between the individual’s age at year-end 2005 and age 60 (and at year-end 2006 and age 60) using the interest rate for financial reporting of pension obligations. The difference between the two year-end amounts represents the annual increase in the value of the pension shown in the “Summary Compensation Table.” The plans’ lump sum interest rate for an employee who worked through the end of 2005 was 4.25 percent (vs. 4.75 percent for an employee who worked through the end of 2006) and the applicable discount rate was 5.75 percent (vs. 6.0 percent for 2006).

For Mr. Galante, who worked through January 31, 2006, and retired February 1, 2006, the pension accrual shown in the table represents one additional month of service on the value of his lump sum pension distribution. The lump sum discount rate used was 4.25 percent and the rate for converting an age 60 pension to a present value was 5.75 percent.

Also shown in this column is the portion of annual earnings on each executive’s principal balance under the Corporation’s nonqualified supplemental savings plan that exceeds 120 percent of the applicable federal long-term interest rate, compounded monthly, as prescribed under Section 1274(d) of the Internal Revenue Code, as follows: $5,891 for Mr. Tillerson; $4,530 for Mr. Humphreys; $7,704 for Mr. McGill; $8,456 for Mr. Simon; $18,965 for Mr. Cramer; and $2,226 for Mr. Galante. The federal rate averaged approximately 6 percent during the year. Principal balances under the supplemental savings plan bear interest at the Citibank prime lending rate, which averaged approximately 8 percent during the year.

All Other Compensation

The following table breaks down the amounts included in the “All Other Compensation” column of the “Summary Compensation Table.”

Name	Life Insurance ($)(a)	Savings Plan ($)(b)	Personal Security ($)(c)	Personal Use of Company		Club Memberships ($)(f)	Financial Planning ($)(g)	Tax Assistance ($)(h)	Total ($)
				Aircraft ($)(d)	Properties ($)(e)
R.W. Tillerson	16,284	92,200	214,863	102,587	31,250	6,659	9,000	9,395	482,238
D.D. Humphreys	15,351	47,200	20,191	0	0	0	9,000	5,589	97,331
S.R. McGill	29,462	58,300	4,887	0	0	5,498	9,000	8,699	115,846
J.S. Simon	29,462	58,300	3,921	4,115	11,537	0	9,000	5,400	121,735
H.R. Cramer	15,893	48,575	3,005	0	0	6,087	9,000	10,588	93,148
E.G. Galante	1,582	5,367	610	0	0	1,083	12,400	8,090	29,132

(a)	Life Insurance. The Company offers senior executives term life insurance or a Company-paid death benefit. Coverage under either option equals four times base salary until age 65, and a declining multiple thereafter until age 75, at which point the multiple remains at 2.5 times salary. For executives with life insurance coverage, the premium cost in any year depends on overall financial and mortality experience under the group policy. For executives electing the death benefit, there is no cash cost until the executive dies, as benefits are paid directly by the Company, not from the plan. The amount shown is based on Internal Revenue Service tables used to value the term cost of such coverage. This valuation is applied since the actual life insurance premium is a single payment for a large group of executives that does not represent the cost of insuring one specific individual and because several of the Named Executive Officers have elected the death benefit, the long-term cost of which is comparable to the insurance.

(b)	Savings Plan. The amount shown is the value of Company-matching contributions under ExxonMobil’s tax-qualified defined contribution (401(k)) plan and Company credits under the related nonqualified supplemental plan. The nonqualified supplemental plan provides all affected employees with the 6 percent Company credit to which they would otherwise be entitled as a matching contribution under the qualified plan but for limitations under the Internal Revenue Code. All affected employees participate in the nonqualified supplemental plan on the same basis. The value of the credits to the nonqualified supplemental plan is also disclosed in the “Nonqualified Deferred Compensation” table on page 40.

(c)	Personal Security. The Company provides security for all its employees as determined to be appropriate based on an assessment of risk. The assessment includes consideration of the employee’s position and work location. We do not consider any such security costs to be personal benefits since these costs arise from the nature of the employee’s employment by the Company; however, the SEC requires certain security costs to be reported as personal benefits. The reportable costs include the costs of residential security; security provided for commuting to/from work; and security provided during personal travel. Costs of security relating to travel for business purposes is not included. The amounts shown in the table on the previous page include the cost paid by the Company for security systems at executive residences; security services and personnel (at residences and/or during personal travel); car and personal security driver; and personal use of Company phones. Cars used primarily for commuting are valued based on the annualized lease cost of the car. For cars leased for security during personal travel, the amounts shown are the actual incremental rental costs. For security personnel employed by the Company, total employment costs are allocated based on good-faith estimates of the percentage of time the security employee spends in activities characterized by the SEC as personal, such as providing security for commuting and personal travel. For security contractors, the cost is the actual incremental cost of such contractors associated with the executive’s personal time.

(d)	Aircraft. For security reasons, the Board requires the Chairman and CEO to use Company aircraft for both business and personal travel. Although we consider these costs necessary business expenses rather than perquisites, per SEC guidance we report the incremental cost of aircraft usage for personal travel. Incremental cost for this purpose is based solely on direct operating costs (fuel, airport fees, incremental pilot costs, etc.) and does not include capital costs of the aircraft since the Company already incurs these capital costs for business purposes.

(e)	Properties. The Company owns or leases various venues for the purpose of business entertainment, including boxes and season tickets to sporting events and recreational retreat properties. When these venues are not otherwise in use for business entertainment, the tickets and properties may be available for use by Company executives and other personnel. The table above shows the incremental cost incurred for any such personal use of these venues by the Named Executive Officers. Cost for this purpose is based solely on incremental operating costs (catering, transportation, incremental employee or contractor costs, etc.) and does not include annual or capital costs of these venues since the Company already incurs these costs for business purposes.

(f)	Club Memberships. The Company has historically reimbursed country club memberships for senior executives. The value shown is based on the actual annual charge for the membership. The Company has discontinued the reimbursement of country club memberships in the future.

(g)	Financial Planning. The Company provides financial planning services to senior executives, which includes tax preparation. This benefit is valued based on the actual charge for the services.

(h)	Tax Assistance. The amount shown is the aggregate amount of payments made on the executive’s behalf by the Corporation during the year for the payment of taxes related to club memberships and financial planning.

Total Remuneration

To achieve alignment with the interests of shareholders, it is the objective that 50 to 70 percent of the annual total remuneration of the Named Executive Officers, excluding Mr. Galante who retired February 1, 2006, be in the form of stock with long holding periods as described in the CD&A (based on grant date fair value as shown in the “Grants of Plan-Based Awards” table.) To further tie compensation to the performance of the business, about 15 to 20 percent of annual total remuneration is in the form of variable annual bonus awards, which are described on pages 25-26 of the CD&A. Salary represents less than 10 percent of annual total remuneration with pension accruals and other forms of compensation comprising the remainder.

Grants of Plan-Based Awards for 2006

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Thresh- old ($)	Tar- get ($)	Maxi- mum ($)	Thresh- old (#)	Tar- get (#)	Maxi- mum (#)
R.W. Tillerson	11/28/2006	0	0	0	0	0	0	185,000	0	0	13,591,025
D.D. Humphreys	11/28/2006	0	0	0	0	0	0	80,000	0	0	5,877,200
S.R. McGill	11/28/2006	0	0	0	0	0	0	107,000	0	0	7,860,755
J.S. Simon	11/28/2006	0	0	0	0	0	0	107,000	0	0	7,860,755
H.R. Cramer	11/28/2006	0	0	0	0	0	0	77,000	0	0	5,656,805
E.G. Galante	—	0	0	0	0	0	0	0	0	0	0

The awards granted in 2006 are in the form of restricted stock.

These grants are restricted (i) for half the shares, until five years after the grant date; and, (ii) for the balance, until 10 years after the grant date or retirement, whichever occurs later. These restricted periods are not subject to acceleration, except upon death, and thus shares may remain subject to restriction for many years after an executive’s retirement.

During the restricted period, the executive receives the same cash dividends as a holder of regular common stock and may vote the shares, but may not sell, transfer the shares, or use them as collateral. The shares also remain subject to forfeiture during the restricted period in case of an unapproved early termination of employment or in case the executive is found to have engaged in activity that is detrimental to the interests of the Company. Detrimental activity may include, without limitation, conduct that violates the Company’s Ethics or Conflicts of Interest policies.

The grant date is the same as the date on which the Compensation Committee of the Board met to approve the awards. Grant date fair value is equal to the number of shares awarded times the grant price, which is deemed to be the average of the high and low sales prices on the NYSE on the grant date.

Outstanding Equity Awards at Fiscal Year-End for 2006

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
R.W. Tillerson	80,000 130,000 197,307	0	0	41.78125 45.21875 37.12000	12/07/2009 11/28/2010 11/27/2011	699,000	53,564,370	0	0
D.D. Humphreys	60,000 90,000 87,307	0	0	41.78125 45.21875 37.12000	12/07/2009 11/28/2010 11/27/2011	275,100	21,080,913	0	0
S.R. McGill	137,238 137,608 167,790 177,307	0	0	36.18750 41.78125 45.21875 37.12000	11/24/2008 12/07/2009 11/28/2010 11/27/2011	528,300	40,483,629	0	0
J.S. Simon	30,200 90,000 120,000 170,000 180,000	0	0	30.70313 36.18750 41.78125 45.21875 37.12000	11/25/2007 11/24/2008 12/07/2009 11/28/2010 11/27/2011	482,100	36,943,323	0	0
H.R. Cramer	121,964 168,000 170,000 170,000	0	0	31.70000 41.78125 45.21875 37.12000	02/25/2009 12/07/2009 11/28/2010 11/27/2011	410,371	31,446,706	0	0
E.G. Galante	57,238 77,608 127,790 197,307	0	0	36.18750 41.78125 45.21875 37.12000	11/24/2008 12/07/2009 11/28/2010 11/27/2011	468,000	35,862,840	0	0

The option awards shown are exercisable and outstanding as of year end. The actual gain on an option exercise, if any, an executive realizes will depend on the market price of ExxonMobil stock at the time of exercise. ExxonMobil has not granted stock options since 2001.

See the narrative accompanying the “Grants of Plan-Based Awards” table as well as the narrative describing Stock Awards in the “Summary Compensation Table” for more information regarding the terms of restricted stock. For Mr. Cramer, the table above also includes the retention awards granted by Mobil Corporation before the merger in the form of restricted stock units (see page 32).

The table below shows the dates on which the respective restricted periods for the restricted stock shown in the previous table expire, assuming the awards are not forfeited and the executive is alive when the restrictions lapse.

Date Restrictions Lapse	Number of Shares
	R.W. Tillerson	D.D. Humphreys	S.R. McGill	J.S. Simon	H.R. Cramer	E.G. Galante
November 27, 2007	53,500	17,000	34,950	34,950	31,350	53,500
November 26, 2008	53,500	18,350	36,700	36,700	31,350	53,500
November 23, 2009	66,000	24,200	53,500	45,400	38,500	59,000
November 30, 2010	75,000	28,000	53,500	53,500	38,500	59,000
November 28, 2011	92,500	40,000	53,500	53,500	38,500	0
10 years or retirement, whichever occurs later	340,500	127,550	232,150	224,050	178,200	225,000
Retirement*	18,000	20,000	64,000	34,000	53,971	18,000

*	Restrictions lapse on Career Shares on the first day of the year following retirement with the exception of the restricted stock units granted to Mr. Cramer by Mobil Corporation under the management retention plan, which are converted to a cash value at retirement and then paid in monthly installments over a period equal to the greater of 10 years or one-half of his life expectancy (35,971 units).

Option Exercises and Stock Vested for 2006

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R.W. Tillerson	57,238	2,080,172	0	0
D.D. Humphreys	72,693	2,460,632	0	0
S.R. McGill	126,744	4,169,481	0	0
J.S. Simon	113,883	4,579,951	0	0
H.R. Cramer	155,884	6,353,776	0	0
E.G. Galante	68,291	2,480,416	0	0

The value realized represents the difference between the option exercise price and the market price of ExxonMobil stock on date of exercise. The net number of shares acquired as a result of all exercises during 2006 is 2,238 for Mr. Tillerson; 5,455 for Mr. Humphreys; 41,661 for Mr. McGill; 46,212 for Mr. Simon; and 7,295 for Mr. Galante.

Restrictions have not lapsed on stock awards. Refer to pages 26-27 for information on restricted stock awards. Mr. Galante received his Career Shares (less shares withheld for taxes) in January 2007 as described on page 32. All shares granted to Mr. Galante between 2002 through 2005 remain restricted.

Pension Benefits for 2006

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
R.W. Tillerson	ExxonMobil Pension Plan ExxonMobil Supplemental Pension Plan ExxonMobil Additional Payments Plan	31.58 31.58 31.58	1,007,387 5,095,289 12,440,053	0 0 0
D.D. Humphreys	ExxonMobil Pension Plan ExxonMobil Supplemental Pension Plan ExxonMobil Additional Payments Plan	30.40 30.40 30.40	1,236,109 2,849,025 7,827,469	0 0 0
S.R. McGill	ExxonMobil Pension Plan ExxonMobil Supplemental Pension Plan ExxonMobil Additional Payments Plan	39.03 39.03 39.03	1,498,718 4,936,580 14,822,635	0 0 0
J.S. Simon	ExxonMobil Pension Plan ExxonMobil Supplemental Pension Plan ExxonMobil Additional Payments Plan	40.01 40.01 40.01	1,750,600 5,179,950 14,912,878	0 0 0
H.R. Cramer	ExxonMobil Pension Plan ExxonMobil Supplemental Pension Plan ExxonMobil Additional Payments Plan	33.58 33.58 33.58	1,263,931 3,086,335 8,594,631	0 0 0
E.G. Galante	ExxonMobil Pension Plan ExxonMobil Supplemental Pension Plan ExxonMobil Additional Payments Plan	34.29 34.29 34.29	0 0 0	1,279,474 3,968,973 11,457,877

The ExxonMobil Pension Plan is a tax-qualified pension plan that provides a benefit calculated as an annual annuity beginning at age 65 equal to 1.6 percent of the participant’s final average salary for each year of service, minus an offset for Social Security benefits. Final average salary is the average of the highest 36 consecutive months in the 10 years of service prior to retirement. Final average salary included and benefits paid are subject to the limits on compensation ($220,000 for 2006) and benefits prescribed under the Internal Revenue Code. The benefit is available as a lump sum or various annuity forms.

The ExxonMobil Supplemental Pension Plan is a nonqualified plan that provides a benefit calculated as an annuity on salary above the Internal Revenue Code limit. It is calculated as an annual annuity beginning at age 65, equal to 1.6 percent of the participant’s final average salary over the Internal Revenue Code limit.

The ExxonMobil Additional Payments Plan is a nonqualified plan that provides a benefit calculated as an annual annuity beginning at age 65 equal to 1.6 percent multiplied by years of service and the employee’s annual bonus amount for each year (including the portion of the annual bonus that is paid currently and the portion that is paid on a deferred basis as described on pages 25-26). The plan uses the average of the annual bonus for the three highest out of the last five grants prior to retirement. Benefits under the Additional Payments Plan are forfeited if an employee resigns prior to completion of 15 years of service and attainment of age 55. All of the Named Executive Officers have satisfied these conditions.

Early retirement under all three plans requires attainment of age 55 and completion of 15 years of service. The early retirement benefit consists of an annuity that is undiscounted for retirement ages of 60 years or over, with a discount of 5 percent for each year under age 60. In addition, the Social Security offset is waived for annuity payments scheduled to be paid prior to age 62. Because early retirement benefits are subject to a smaller discount than a full actuarial equivalent discount, they can be more valuable than the present value of the executive’s earned normal retirement age benefits.

The benefits under the ExxonMobil Supplemental Pension Plan and the ExxonMobil Additional Payments Plan are payable only in the form of a single lump sum six months following retirement. The payment is equal to the pension balance plus interest for the six-month waiting period at the prime rate or a lump sum amount recalculated using the discount rate in effect at the time of payment, whichever is greater.

The present value of accumulated benefits shown in the “Pension Benefits” table is determined by converting the annuity values earned as of year end to lump sum values payable at age 60 (or at the employee’s actual age, if older) using the mortality tables and interest rate (4.75 percent) that would apply to a participant who worked through the end of 2006, and retired in the first quarter of 2007. The actual lump sum conversion factors that will apply when each executive retires could be different. For executives who were not yet 60, the present value as of year-end 2006 of each executive’s age 60 lump sum is determined using a discount rate of 6.0 percent, the rate used for valuing pension obligations for purposes of the Corporation’s financial statements for 2006.

Under the Company’s U.S. retirement plans, only actual service with Exxon Mobil Corporation or an affiliated company is recognized under current plan rules. Historically, the Company provided a “service credit multiplier” for foreign service in specified geographic areas. In 1974, the service credit multiplier for U.S.-dollar-paid employees was discontinued (1.25 multiplied by period of time on expatriate assignment). The service credit multipliers under other country pension plans have also been discontinued. Messrs. McGill and Simon have 1.2 and 0.5 additional years of service credit, respectively, reflected in the above table resulting from discontinued service credit multipliers.

All service of the Named Executive Officers is under the U.S. pension plan except earlier service of Mr. McGill. Mr. McGill’s service under the Esso Australia plan (which reflects the service credit multiplier) is recognized under the U.S. plans, with an offset for benefits paid by the Esso Australia plan. The benefit shown in his case is the total benefit from both plans.

Messrs. Humphreys, Cramer, and Galante were eligible for early retirement prior to age 60 under the plans as of year-end 2006. Mr. Tillerson became eligible for early retirement on March 1, 2007.

The table below shows the lump sum early retirement benefits under the three plans for the Named Executive Officers who are under age 60. The benefit shown is as of March 1, 2007 (date of first eligibility) for Mr. Tillerson and as of year-end 2006 for Messrs. Humphreys and Cramer. The lump sum early retirement benefits for Messrs. McGill, Simon, and Galante (who retired February 1, 2006) are disclosed in the table on the previous page.

Name	Plan Name	Lump Sum Early Retirement Benefit ($)
R.W. Tillerson	ExxonMobil Pension Plan ExxonMobil Supplemental Pension Plan ExxonMobil Additional Payments Plan	1,147,605 6,000,969 13,877,691
D.D. Humphreys	ExxonMobil Pension Plan ExxonMobil Supplemental Pension Plan ExxonMobil Additional Payments Plan	1,276,035 2,925,802 8,038,408
H.R. Cramer	ExxonMobil Pension Plan ExxonMobil Supplemental Pension Plan ExxonMobil Additional Payments Plan	1,379,150 3,319,832 9,244,859

The defined benefit pension arrangements (qualified and nonqualified) help to attract and retain employees at all levels of the Corporation. The defined benefit pension plan provides a strong incentive for employees to stay until retirement age. The plan uses final average pay applied to all years of service, and thus the increase in pension values is greatest late in career, when compensation tends to be highest. This retention feature is strong for high performers, whose compensation increases as their job responsibilities continue to expand throughout their career, making their level of retirement income performance-based.

The Supplemental Pension Plan meets the above objectives for all U.S. salaried employees who earn more than the amount that can be considered in determining qualified pension benefits ($220,000 for 2006, adjusted each year based on inflation). Without the Supplemental Pension Plan, the retention power of the overall pension plan would be greatly reduced for employees earning more than that amount, since the increase in their pension values in mid- to late-career would be based on relatively flat final average pay.

The objective of the Additional Payments Plan is to support the foregoing objectives in light of the Compensation Committee’s practice of putting higher percentages of annual cash compensation at risk at higher executive levels. The Compensation Committee believes that just because a large percentage of annual cash compensation is discretionary, and based on Corporate business performance, it should not be excluded from the pension calculation. Inclusion of discretionary bonuses in the pension formula strengthens the performance basis of such bonuses. By limiting bonuses to those granted in the five years prior to retirement, there is a strong motivation for executives to continue to perform at a high level. Finally, the Additional Payments Plan is designed to be a very powerful retention tool, since benefits are forfeited if the employee does not work until retirement eligibility. The plan applies on the same terms to all U.S. salaried employees who receive a bonus.

Nonqualified Deferred Compensation for 2006

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
R.W. Tillerson	0	76,800	22,656	0	351,958
D.D. Humphreys	0	31,800	17,458	0	256,934
S.R. McGill	0	42,900	29,717	0	428,790
J.S. Simon	0	42,900	32,626	0	467,996
H.R. Cramer	0	33,175	73,290	0	1,010,233
E.G. Galante	0	0	10,171	240,463	0

This table shows the value of the Company credits under ExxonMobil’s nonqualified supplemental savings plan. The Company credits for 2006 are also included in the “Summary Compensation Table,” under the column labeled “All Other Compensation.” The amounts in the “Summary Compensation Table” include both Company contributions to the tax-qualified plan and Company credits to the nonqualified plan, whereas the registrant contributions in the table above represent only the Company credits to the nonqualified plan. The amount of Company contributions to the tax-qualified savings plan was $15,400 for each Named Executive Officer, except for Mr. Galante who received $5,367 before retiring February 1, 2006.

The aggregate balance at last fiscal year-end shown above includes amounts reported as Company contributions in the “Summary Compensation Table” of the current proxy statement and in prior-year proxy statements as follows: $246,950 for Mr. Tillerson; $174,000 for Mr. McGill; and $181,100 for Mr. Simon. The aggregate withdrawals/distributions amount reported above for Mr. Galante includes $143,075 reported as Company contributions in prior-year proxy statements.

The nonqualified supplemental savings plan provides employees with the 6 percent Company-matching contribution to which they would otherwise be entitled under the qualified plan but for limitations on covered compensation and total contributions under the Internal Revenue Code. All affected employees participate in the nonqualified supplemental plan on the same basis. The nonqualified supplemental plan earns interest at the prime rate. This rate is established by the Company as part of the terms of the plan.

In 2006, the prime rate averaged approximately 8 percent. Distribution of the nonqualified supplemental plan is in a single lump sum six months from date of retirement.

The tax-qualified and nonqualified supplemental savings plans are designed to help attract and retain employees. The matching design is intended to encourage employees to contribute their own funds to the plan to receive the tax benefits available under the Internal Revenue Code. The supplemental savings plan serves similar purposes, for salary or contributions in excess of the Internal Revenue Code limits referred to above.

Administrative Services for Retired Employee Directors

The Company makes administrative assistants available for use by retired employee directors and their spouses. The Company also allows retired employee directors to use otherwise vacant office space at the Company’s headquarters. It is not possible to estimate the future cost that may be incurred by the Company for providing these services to Mr. Tillerson or Mr. Simon, who are currently the only inside directors. However, the aggregate incremental cost of providing these services for all currently covered persons is approximately $315,000 per year. This amount represents the compensation and benefit cost for support personnel allocated based on their estimated time dedicated to providing this service.

Health Care Benefits

ExxonMobil does not provide any special executive health care benefits. Executives and their families are eligible to participate in the Company’s health care programs, including medical, dental, prescription drug programs, and vision care, on the same basis as all other U.S. salaried employees. The terms and conditions of the programs both for current employees and retirees do not discriminate in scope, terms, or operation in favor of our executive officers.

Unused Vacation

All U.S. salaried employees are entitled to payment of salary for any accumulated but unused vacation days at retirement or other termination of employment. Payment for unused vacation is included in final payments of earned salary.

Termination and Change in Control Benefits

ExxonMobil executive officers are not entitled to any additional payments or benefits relating to termination of employment. As noted earlier, they are “at-will” employees of the Company. They do not have employment contracts; do not participate in any severance program; and do not have benefits that are triggered or subject to acceleration upon a change in control.

In the case of incentive awards, a key factor is whether or not termination of employment for an executive who has not reached age 65 is approved or not approved. As described in more detail below, if a termination of employment before age 65 is approved, incentive awards are retained subject to continued risk of forfeiture for detrimental activity. If a termination of employment before age 65 is not approved, outstanding incentive awards expire. For executive officers the Compensation Committee makes this determination at its discretion on a case-by-case basis. Factors considered include the executive officer’s service and the reasons for the termination of employment.

Outstanding incentive awards (including unpaid Company-deferred portions of the annual bonus, unexercised stock options, and unvested restricted stock) are also subject to forfeiture if it is determined that the executive officer engaged in activity detrimental to the Company’s interests. These forfeiture provisions apply equally to employees and retirees who retain outstanding incentive awards as described above. As previously noted, detrimental activity could include a violation of the Company’s code of ethics or business conduct policies or going to work for a competitor, and need not necessarily constitute grounds for termination for cause under state law.

Below is a summary of the benefits and payments to executive officers that would be made in various situations. Each summary should be read in conjunction with the fuller description and quantification of various incentive and retirement benefits described previously in this proxy statement.

Retirement at age 65 or approved early retirement

Incentive awards. The executive officer would be entitled to receive unpaid Company-deferred portions of the annual bonus at the same time those bonus amounts would be paid to an active employee based on accumulation of earnings per share (see page 31), subject to potential forfeiture for detrimental activity as described above. The timing of this payment would not be accelerated. The executive officer would also be entitled to retain outstanding unexercised stock options and unvested restricted stock (see page 36), subject to potential forfeiture for detrimental activity. The exercisable period of stock options would not be shortened. As described on page 32, Career Shares vest according to their terms on the first day of the year following the year of retirement. Restricted stock granted in 2002 and later years would continue to vest in installments five and 10 years after the applicable grant date.

Other retirement benefits. The executive officer would be entitled to receive the pension benefits described on pages 38-40 and accrued savings plan amounts. The executive officer would also be entitled to post-retirement health care benefits on the same basis as any other U.S. salaried employee. An executive officer who also served as a director would be entitled to the administrative services described above.

Unapproved early retirement or termination

Incentive awards. Outstanding incentive awards, including unpaid Company-deferred portions of the executive officer’s annual bonus, unexercised stock options, and unvested restricted stock would expire according to their terms. In addition, the Company would be entitled to require the executive officer to repay to the Company an amount equal to the spread on any stock options exercised within six months prior to the termination date.

Other retirement benefits. The executive officer would remain entitled to receive the tax-qualified pension benefit as described on page 38 and tax-qualified accrued savings plan amounts. The executive officer and his family would be entitled to post-retirement health care benefits on the same basis as any other U.S. salaried employee. An executive officer who served as a director would not be entitled to the administrative services described above under these circumstances.

Change in control of the Company or change in an executive officer’s status

As noted above, the occurrence of these events would not result in any change in the compensation or benefits payable to an executive officer. If the executive officer left company employment as a result of such an event, the executive officer would be treated as described above for retirement at age 65 or approved early retirement or as described above for unapproved early retirement, as the case may be.

Death

Incentive awards. The executive officer’s estate or beneficiaries would be entitled to receive unpaid Company-deferred portions of the annual bonus at the same time those bonus amounts would be paid to an active employee based on accumulation of earnings per share (see page 31). The timing of this payment would not be accelerated. The estate or beneficiaries would also be entitled to retain outstanding unexercised stock options and unvested restricted stock (see page 36). The exercisable period of stock options would not be shortened, but in case of death the vesting dates of restricted stock would be accelerated.

Other retirement benefits. The executive officer’s estate or beneficiaries would be entitled to receive the pension benefits as described on pages 38-40 and accrued savings plan amounts. The executive officer’s surviving family members would be entitled to health care benefits on the same basis as family members of a U.S. salaried employee. The surviving spouse of an executive officer who also served as a director would be entitled to the administrative services described above. In addition, the beneficiaries would be entitled to payment of the life insurance or death benefit described on page 33. At year-end 2006, this benefit with respect to the Named Executive Officers would have been as follows: $6,000,000 for Mr. Tillerson; $3,000,000 for Mr. Humphreys; $3,920,000 for Mr. McGill; $3,920,000 for Mr. Simon; $3,080,000 for Mr. Cramer; and $3,680,000 for Mr. Galante.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires that our executive officers and directors file reports of their ownership and changes in ownership of ExxonMobil stock on Forms 3, 4, and 5 with the SEC and NYSE. We are not aware of any unfiled reports and are not aware of any late reports for 2006 except as follows: Mr. Lippincott (Director) filed one late report for the purchase by his spouse of shares used for gifts. The gifts themselves were reported on a timely basis. Mrs. Nelson (Director) filed one late report of the sale of shares by a family trust. The transaction was initiated by an investment manager without Mrs. Nelson’s prior knowledge. On a timely filed report of an option exercise for Mr. Matthews (Vice President and General Counsel), the Corporation’s administrative staff inadvertently omitted a line showing shares surrendered to pay the exercise price. The omission was discovered and corrected two days later.

AUDIT COMMITTEE REPORT

The primary function of our Committee is oversight of the Corporation’s financial reporting process, public financial reports, internal accounting and financial controls, and the independent audit of the annual consolidated financial statements. Our Committee acts under a charter, which can be found on the ExxonMobil Web site at exxonmobil.com/governance. We review the adequacy of the charter at least annually. All of our members are independent, and three of our members are audit committee financial experts under Securities and Exchange Commission rules. We held 11 meetings in 2006 at which, as discussed in more detail below, we had extensive reports and discussions with the independent auditors, internal auditors, and other members of management.

In performing our oversight function, we reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP (PwC), the independent auditors. Management and PwC told us that the Corporation’s consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. We discussed significant accounting policies applied by the Corporation in its financial statements, as well as alternative treatments. We discussed with PwC matters covered by the Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, we reviewed and discussed management’s report on internal control over financial reporting and the related audit performed by PwC, which confirmed the effectiveness of the Corporation’s internal control over financial reporting.

We also discussed with PwC its independence from the Corporation and management, including the matters in Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the letter and disclosures from PwC to us pursuant to Standard No. 1. We considered the non-audit services provided by PwC to the Corporation, and concluded that the auditors’ independence has been maintained.

We discussed with the Corporation’s internal auditors and PwC the overall scope and plans for their respective audits. We met with the internal auditors and PwC at each meeting, both with and without management present. Discussions included the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting.

We discussed with the Corporation’s management the comprehensive, long-standing risk management processes and reviewed several topics of interest.

Based on the reviews and discussions referred to above, in reliance on management and PwC, and subject to the limitations of our role described below, we recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

We have also appointed PwC to audit the Corporation’s financial statements for 2007, subject to shareholder ratification of that appointment.

In carrying out our responsibilities, we look to management and the independent auditors. Management is responsible for the preparation and fair presentation of the Corporation’s financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process in compliance with Sarbanes-Oxley Section 404 requirements. The independent auditors are responsible for auditing the Corporation’s annual financial statements, and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. In addition, the independent auditors are responsible for auditing the Corporation’s internal controls over financial reporting, and for expressing opinions on both the effectiveness of controls and management’s assertion as to this effectiveness. The independent auditors perform their responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Act of 1933 in either of those fields or in auditor independence.

James R. Houghton, Chair	William R. Howell	Philip E. Lippincott
Michael J. Boskin	Reatha Clark King

ITEM 2 – RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) to audit ExxonMobil’s financial statements for 2007. We are asking you to ratify that appointment.

Total Fees

The total fees paid to PwC for professional services rendered to ExxonMobil for the fiscal year ended December 31, 2006, were $48.3 million, an increase of $2.2 million from 2005. The Audit Committee reviewed and pre-approved all services in accordance with the service pre-approval policies and procedures, which can be found on the ExxonMobil Web site at exxonmobil.com/governance. The Audit Committee did not use the “de minimis” exception to pre-approval that is available under SEC rules. The following table summarizes the fees, which are described in more detail below.

	2006	2005
	(millions of dollars)
Audit Fees	25.9	25.6
Audit-Related Fees	3.9	3.9
Tax Fees	18.5	16.6
All Other Fees	–	–

Total	48.3	46.1

Audit Fees

The aggregate fees paid to PwC for professional services rendered for the annual audit of ExxonMobil’s financial statements for the fiscal year ended December 31, 2006, and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year were $25.9 million (versus $25.6 million for 2005).

Audit-Related Fees

The aggregate fees billed by PwC for Audit-Related services rendered to ExxonMobil for the fiscal year ended December 31, 2006, were $3.9 million (also $3.9 million in 2005). These services were mainly comprised of benefit plan and joint venture audits, and attestation procedures related to cost certifications and government compliance.

Tax Fees

The aggregate fees billed by PwC for Tax services rendered to ExxonMobil for the fiscal year ended December 31, 2006, were $18.5 million (versus $16.6 million for 2005). These services are described below.

•

PwC assisted in preparing tax returns for individual ExxonMobil expatriate employees. These fees were $17.4 million for 2006 (versus $14.7 million for 2005). The increase of $2.7 million reflects additional expatriate tax returns and foreign exchange effects.

•	PwC also assisted various ExxonMobil affiliates with the preparation of local tax filings and related tax services. These fees were $1.1 million for 2006 (versus $1.9 million for 2005).

All Other Fees

The aggregate fees billed by PwC for services rendered to ExxonMobil, other than the services described above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees,” for the fiscal year ended December 31, 2006, were zero (also zero in 2005).

Other than Audit-Related and Tax services of the type described above, ExxonMobil does not envision obtaining other non-audit services from PwC.

PwC has been ExxonMobil’s independent auditing firm for many years, and we believe they are well-qualified for the job. A PwC representative will be at the annual meeting to answer appropriate questions and to make a statement if he desires.

The Audit Committee recommends you vote FOR this proposal.

SHAREHOLDER PROPOSALS

We expect Items 3 through 17 to be presented by shareholders at the annual meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposals and supporting statements as they were submitted to us. We take no responsibility for them. On request to the Secretary at the address listed under “Contact Information” on page 3, we will provide information about the sponsors’ shareholdings, as well as the names, addresses, and shareholdings of any co-sponsors.

The Board recommends you vote AGAINST Items 3 through 17 for the reasons we give after each one.

ITEM 3 – CUMULATIVE VOTING

This proposal was submitted by Mr. Emil Rossi, P.O. Box 249, Boonville, CA 95415.

“RESOLVED: Cumulative Voting. Shareholders recommend that our Board adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates, as that shareholder sees fit. Under cumulative voting shareholders can withhold votes from certain nominees in order to cast multiple votes for others.

Cumulative voting won impressive yes-votes of 54% at Aetna and 56% at Alaska Air in 2005 and 55% at GM in 2006. The GM 55% vote was up from 49% in 2005.

Cumulative voting allows a significant group of shareholders to elect a director of its choice – safeguarding minority shareholder interests and bringing independent perspectives to Board decisions. Cumulative voting could encourage the election of one director with greater expertise and interest in improving our corporate governance and curbing our excessive executive pay.

It is important to take a step forward and support this one proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•	The Corporate Library (TCL) http://www.thecorporatelibrary.com/ an independent research firm rated our company:

‘D’ in Corporate Governance.

‘Very High Concern’ in CEO Compensation.

Our ex-CEO Mr. Raymond was entitled to $350 million.

Our board had not shown consistently strong judgment in strategic decision-making.

‘High’ in Overall Governance Risk Assessment.

•

Poison pill: In response to a 2003 shareholder proposal Exxon adopted a policy requiring poison pill shareholder approval, but paradoxically allowed our board to override this same policy and adopt a pill without shareholder approval. The Corporate Library said this override undermined the policy.

•	We had no Independent Chairman or Lead Director – Independent oversight concern.

•	Three of our directors had 15 to 24 years tenure – Independence concern:

Mr. Howell

Mr. Lippincott

Ms. Nelson

•	Three of our key directors also served on boards rated D by The Corporate Library:

1)	Mr. Howell	Our Compensation Committee Chairman, 24-years director tenure
		Pfizer (PFE)	D-rated

2)	Mr. Houghton	Our Audit Committee Chairman
		Corning (GLW)	D-rated
		MetLife (MET)	D-rated

3)	Mr. Shipley	Our Board Affairs Committee Chairman
		Verizon (VZ)	D-rated

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes for Cumulative Voting.

Cumulative Voting

Yes on 3”

The Board recommends you vote AGAINST this proposal for the following reasons:

Cumulative voting provides an opportunity for special interest groups to gain a disproportionate voice in shareholder voting. The Board believes the Corporation’s current and long-standing method of voting for directors has resulted in a balanced and highly effective Board of Directors who have represented the best interests of all shareholders, as demonstrated by ExxonMobil’s superior long-term performance.

ExxonMobil, like most major corporations, provides that each holder of shares of common stock is entitled to cast one vote FOR – or to WITHHOLD that vote from – each director nominee, for each share of common stock held.

Cumulative voting could give special-interest shareholder groups a voice in director elections that is disproportionate to their economic investment in the Corporation, and could enable them to elect directors who would represent those special interests rather than the interests of all shareholders.

The Corporation recently adopted a director resignation guideline that requires a director to tender his or her resignation if the director does not receive a majority of votes cast in favor of election. The Board believes this step provides shareholders a clearer voice in director elections without disturbing the equitable “one-share, one-vote” approach.

ITEM 4 – SPECIAL SHAREHOLDER MEETINGS

This proposal was submitted by Mr. Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021.

“RESOLVED, shareholders ask our board of directors to amend our bylaws to give holders of 10% of our outstanding common stock the power to call a special shareholder meeting.

Shareholders should have the ability to call a special meeting when they think a matter is sufficiently important to merit expeditious consideration. Shareholder control over timing is especially important in the context of a major acquisition or restructuring, when events unfold quickly and issues may become moot by the next annual meeting.

Thus this proposal asks our board to amend our bylaws to establish a process by which holders of 10% of our outstanding common shares may demand that a special meeting be called. The corporate laws of many states provide that holders of 10% of shares may call a special meeting. Eastman Kodak is an example of a New Jersey incorporated company allowing 10% of shareholders to call a special meeting.

Prominent institutional investors and organizations support a shareholder right to call a special meeting. Fidelity and Vanguard are among the mutual funds supporting a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds, including the New York City Employees’ Retirement System, also favor preserving this right. Governance ratings services, such as The Corporate Library and Governance Metrics International, take special meeting rights into account when assigning company ratings. This topic also won 65% support of JPMorgan Chase & Co. (JPM) shareholders at the 2006 JPM annual meeting.

Special Shareholder Meetings

Yes on 4”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board believes this proposal is unnecessary and redundant. New Jersey law already gives holders of 10 percent or more of ExxonMobil stock the statutory right to call a special meeting of shareholders upon a showing of good cause in state Superior Court.

By requiring a showing of good cause to call a special meeting, the existing New Jersey statute better balances the interests of all shareholders by allowing 10-percent-ownership shareholders to call a meeting for a legitimate purpose, while protecting all shareholders from the potential for a minority shareholder group to abuse this right.

ITEM 5 – BOARD CHAIRMAN AND CEO

This proposal was submitted by clients of Ram Trust Services, 45 Exchange Street, Portland, ME 04101.

“RESOLVED, that the shareholders urge the Board of Directors to take the necessary steps to amend the by-laws to require that, whenever possible and subject to any presently existing contractual obligations of the Company, an independent director shall serve as Chairman of the Board of Directors, and that the Chairman of the Board of Directors shall not concurrently serve as the Chief Executive Officer.

SUPPORTING STATEMENT

For several years we have asked you to select a Chairman of the Board who is not also the Chief Executive Officer of the company. The Annual Meeting choreography does not permit substantive conversation. The best way we have to communicate with you our continuing conviction is by writing in the voice of Chairman and raising the issues that seem to us to be important.

Why is our company the one with the bull’s eye on its chest? Why are we the target of so much hostility? Is this simply envy of our size and profitability? Is there a particular confrontational Exxon style that is essential to our quality of operation? Do we have to be ornery to be successful? Or, are we needlessly creating antagonism in a world that does not always accommodate the efficient operation of large companies? Hostility exists on several levels. Among them are:

i.	The perception of inappropriate influence over government, particularly with respect to environmental and energy policies

ii.	The perception that we earn too much money

iii.	The perception that we are insensitive with respect to our responsibilities as a ‘good citizen’

On the 27th of October 2006, United States Senators Olympia Snowe and John D. Rockefeller IV wrote Exxon’s top management:

‘We are writing to appeal to your sense of stewardship of that corporate citizenship as U.S. Senators concerned about the credibility of the United States in the international community, and as Americans concerned that one of our most prestigious corporations has done much in the past to adversely affect that credibility. We are convinced that ExxonMobil’s longstanding support of a small cadre of global climate change skeptics, and these skeptics’ access to and influence on government policymakers, have made it increasingly difficult for the United States to demonstrate the moral clarity it needs across all facets of its diplomacy. Obviously, other factors complicate our foreign policy. However, we are persuaded that the climate change denial strategy carried out by and for ExxonMobil has helped foster the perception that the United States is insensitive to a matter of great urgency for all of mankind, and has thus damaged the stature of our nation internationally.’

Exxon management inclines to invite important constituencies to interpret its activities from an unfavorable perspective. Even though we are the biggest company in the world, does it make sense to defy human needs to be able to relate to us?

Exxon shareholders need an independent Chairman of the Board of Directors to ensure that the executive management provides credible and persuasive answers which have not otherwise been forthcoming.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board believes that combining the CEO and Chairman of the Board responsibilities best suits ExxonMobil’s current needs. The CEO’s service as Chairman contributes to the successful integration of all stakeholder interests in pursuit of the Corporation’s objectives, and does not impair Board independence. The Board retains the authority to separate the positions of Chairman and CEO if the Board deems it appropriate in the future.

The Board believes that separating the positions of Board Chairman and CEO at ExxonMobil would result in less efficient Board functions and would not improve decision-making processes, governance objectivity, or returns to shareholders. A decision to separate – or combine – these roles should be based on the unique circumstances and challenges that confront an organization at a point in time. In practice, all Board members participate actively in the oversight of the Company and are all involved in the review of key decisions. Any director can and does provide input into Board and Committee meeting agendas, and special topics are routinely included in Board and Committee meetings as a result.

The independent directors also hold regular executive sessions. These sessions are currently scheduled eight times a year and take place without the CEO or any other ExxonMobil employee. The Chairs of two key Board Committees (Compensation and Board Affairs) serve as rotating presiding directors for these sessions on a structured basis determined by the agenda of the session.

ITEM 6 – DIVIDEND STRATEGY

This proposal was submitted by Mr. Jonathan Dill, 9936 N. Lamplighter Lane, Mequon, WI 53092.

“WHEREAS, free cash flow available to the Corporation for such purposes as repurchasing stock or paying dividends varies each year, and;

WHEREAS, the Board of Directors has a recent history of spending significantly larger amounts of cash to repurchase stock than the payment of dividends during periods of above average cash flow;

AND WHEREAS, many shareholders maintain their investment in the corporation for the purpose of securing a good income in the form of dividends and have no interest in selling their stock;

NOW BE IT RESOLVED by the shareholders assembled that the shareholders do not approve of a policy to use free cash flow to repurchase stock in amounts that are seriously disproportionate to much smaller amounts of cash returned to the shareholders in the form of dividends, and;

BE IT FURTHER RESOLVED that the shareholders request the Board of Directors to consider, in times of above average free cash flow, providing a more equal ratio of the dollars paid to repurchase stock relative to the dollars paid in dividends by utilizing such devices as special or extra dividends, and;

BE IT FURTHER RESOLVED that this policy will not affect the corporation’s repurchase of stock in order to avoid having the number of shares outstanding increase due to normal business activities involving the issuance of stock.

Recently, the Board has used extraordinary amounts of cash to repurchase shares rather than returning more of this cash to shareholders in the form of higher dividends. For example, in the second and third quarters of 2006, the Board authorized spending approximately $13 billion to repurchase shares (plus additional amounts to repurchase stock issued under employee benefit programs), or over 3 times as much as was paid to shareholders in the form of dividends. If paid as dividends, the $13 billion would have equaled approximately $2 per share, whereas the Board’s dividend rate was only 64 cents.

Many shareholders invest in the Corporation to secure a growing source of income for the future and have no intention of selling their investment. When cash flow is exceptionally good, shareholders should benefit directly from this exceptional situation through a special dividend payment. The Board should recognize the difference between its laudable policy of increasing the base dividend rate payable in periods of normal cash flow and the payment of special dividends in periods of unusually large cash flow.

Shareholders seeking a growing long-term source of income do not benefit from the huge repurchases of shares as much as they would from a policy that more closely balances the amount of cash used to pay dividends with the amount used to repurchase shares. Modest special dividends would still allow the Board to repurchase huge volumes of shares.

This resolution requests the Board to spend a smaller percentage of the Corporation’s free cash to repurchase shares and return a greater proportion to shareholders as dividends. This resolution does not ask the Board to cease repurchasing shares, even in amounts in excess to those paid as dividends.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board firmly believes that this shareholder proposal is not in the best interests of the majority of the Corporation’s shareholders. The Board regularly considers the amount and mix of cash distributions to shareholders, consistent with the Corporation’s objective of growing long-term shareholder value. The Company has a long-standing shareholder distribution strategy designed to maximize value for all shareholders using both dividends and share buybacks. The Board believes that its strategy has served shareholders well as a group, balancing individual preferences, and that it remains the most effective approach to deliver the highest shareholder value.

The distribution strategy of the Corporation is intended to provide shareholders reliable and growing cash income over time through regular dividends and share appreciation created by reducing shares outstanding. Share buybacks provide shareholders the flexibility to choose, depending on their individual circumstances, between increasing their proportional interest in the Corporation, or maintaining it and receiving cash by selling shares in proportion to the size of the Corporation’s buybacks. Share buybacks provide individual shareholders the ability to make informed decisions for their own benefit based on their particular circumstances, and are widely acknowledged in the business and academic communities as more efficient than dividends for the majority of shareholders.

ITEM 7 – SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proposal was submitted by The Needmor Fund, 312 N. 63rd Street, Seattle, WA 98103, as lead proponent of a filing group.

“RESOLVED, that shareholders of ExxonMobil urge the board of directors to adopt a policy that company shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by ExxonMobil’s management, to ratify the compensation of the named executive officers (‘NEOs’) set forth in the proxy statement’s Summary Compensation Table (the ‘SCT’) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

Investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of shareholder value. Media and government focus on back dating of stock options has increased investor concern. Mr. Raymond’s departing pay package was highly controversial. This proposed reform can help rebuild investor confidence.

The SEC has created a new rule, with record support from investors, requiring companies to disclose additional information about compensation and perquisites for top executives. The rule goes into effect this year. In establishing the rule the SEC has made it clear that it is the role of market forces, not the SEC, to provide checks and balances on compensation practices.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the ‘directors’ remuneration report,’ which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004))

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge the board to allow shareholders to express their opinion about senior executive compensation at ExxonMobil by establishing an annual referendum process. The results of such a vote would, we think, provide the board and management with useful information about whether shareholders view the company’s senior executive compensation, as reported each year, to be in shareholders’ best interests.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board encourages and appreciates input from shareholders on a wide array of matters pertaining to important aspects of the business of the Company, including executive compensation. And, in accordance with existing regulations and ExxonMobil practice, shareholders are already asked to vote and approve the Company’s equity-based incentive plan for identified ExxonMobil employees, and the non-employee director restricted stock plan.

The incentive plan, which provides for a significant percentage of executives’ income, was last reviewed by shareholders in 2003 and was supported by 93 percent of shareholders. The non-employee director restricted stock plan was last reviewed by shareholders in 2004 and was approved by a 94 percent vote.

The proposed advisory vote, however, would provide limited useful information to the Board. Shareholders do share their views with management and/or directors regarding executive compensation and other matters by using the ExxonMobil Web site at exxonmobil.com/directors or through written correspondence. The “Compensation Discussion and Analysis” section beginning on page 19 of this proxy statement provides a detailed discussion of our compensation goals and methods. It provides the information necessary for shareholders to comment on any specific element of compensation about which they may have a question and therefore should facilitate a candid dialogue with shareholders regarding compensation matters.

The existing communication channels provide shareholders with the ability to share input directly with the Board on specific concerns relating to a particular element of pay, or a particular named executive’s performance. This type of input is much more useful than a simple up or down vote on a topic as complex as executive compensation. The Compensation Committee receives input on executive compensation from shareholders, the experiences of its members, and consultants, and makes changes to our compensation programs based on that input. From an up or down advisory vote, it would be impossible to determine whether the results reflect shareholder concern – or satisfaction – with any particular element of the Corporation’s compensation program design, or its implementation with respect to an individual named executive officer.

ITEM 8 – CEO COMPENSATION DECISIONS

This proposal was submitted by Mr. Lucian Bebchuk, 1545 Massachusetts Avenue, Cambridge, MA 02138.

“It is hereby RESOLVED that pursuant to New Jersey Statutes Annotated 14A:2-9 and Article IX of the corporation’s by-laws, the corporation’s by-laws are hereby amended by adding a new Section 6 to Article II as follows:

Article II, Section 6: CEO Compensation Decisions

Any decision of the board, or any committee thereof, with respect to the compensation of the corporation’s president or chief executive officer (as defined in Article IV, Sections 4 and 5 of these by-laws) shall be valid only if approved or ratified by two-thirds of all of the independent directors of the board. For purposes of this section ‘independent director’ shall mean any director who is not a present or former employee or officer of the corporation, and who meets criteria for qualifying as an ‘independent’ director under the applicable listing requirements of the New York Stock Exchange.

Nothing in this section shall prohibit the board from delegating authority or responsibility with respect to the compensation of the corporation’s chief executive officer to a committee or sub-committee of the board of directors, provided, however, that any decision of such committee or sub-committee with respect to compensation of the corporation’s chief executive officer shall require the ratification of two-thirds of the directors meeting the qualifications for independence set forth in this Section.

SUPPORTING STATEMENT

Statement of Professor Lucian Bebchuk: I believe that decisions with respect to the compensation of the corporation’s CEO are important for the corporation and its stockholders. In my view, it would be desirable to ensure, as the proposed arrangement would seek to do, that the corporation does not provide a CEO pay package that cannot obtain widespread support among the corporation’s independent directors. Furthermore, the proposed arrangement could make it more likely that all the corporation’s independent directors are kept informed of, and feel shared responsibility for, CEO compensation decisions.

The proposed arrangement would not prevent CEO compensation from being studied, examined, and put together by a committee or subcommittee comprised of a small number of directors, but rather would only require that decisions made by such a committee or sub-committee be subsequently ratified by additional independent directors to meet the by-law’s requirements.

I urge you to vote ‘yes’ to support the adoption of this proposal.”

The Board recommends you vote AGAINST this proposal for the following reasons:

CEO compensation at ExxonMobil is already determined through a rigorous process in which all independent directors have a role. Therefore, the Board believes this proposal is unnecessary.

ExxonMobil’s Compensation Committee has long consisted solely of independent directors. The composition of the Compensation Committee is determined by the Board Affairs Committee, also composed entirely of independent directors. In accordance with the Company’s long-standing compensation structure, as well as Securities and Exchange Commission and New York Stock Exchange rules, this Committee formally sets the CEO’s compensation. In addition, the Committee’s compensation decisions follow a formal CEO performance assessment review. In accordance with ExxonMobil’s Corporate Governance Guidelines, all independent directors are asked to participate in that performance review. Further, the Compensation Committee’s recommendations are discussed with all non-employee directors in executive sessions. Thus, there are already numerous formal and informal opportunities for all independent directors to have a say in the Compensation Committee’s determination of CEO pay.

In addition, the Board believes the proposal, if adopted, would create some bad precedents. Establishing a super-majority voting standard and formal voting and approval requirements for the non-employee directors as a group would undermine the long-standing effectiveness and clarity of committee and Board responsibilities.

ITEM 9 – EXECUTIVE COMPENSATION REPORT

This proposal was submitted by NorthStar Asset Management Inc., 43 St. John Street, Jamaica Plain, MA 02130.

“WHEREAS:

In 2005, the total compensation of our then CEO Lee Raymond exceeded $70 million including salary, bonus, restricted stock, and the value of the stock options exercised. He also holds stock options valued at $69 million.

According to The Corporate Library, the average CEO of a Standard & Poor’s 500 company made $13.51 million in total compensation in 2005, or less than one-fifth of Raymond’s compensation. Our competitor ChevronTexaco paid CEO David O’Reilly $17 million, one-quarter of Raymond’s compensation. Our competitor Conoco paid CEO James Mulva $35 million, one-half of Raymond’s compensation.

Upon Mr. Raymond’s retirement in January 2006, he was eligible for an estimated annual retirement benefit of over $8 million. He chose instead to take a one-time lump sum payment of $98 million.

ExxonMobil prides itself on being a low cost operation. Yet we clearly pay our CEO much more than our competitors. As shareholders, it is essential to understand specifically how this level of compensation creates shareholder value.

Additionally, legislation currently being considered in the U.S. Congress requires shareholders’ approval of executive compensation packages and forces companies to take back executive bonuses that were based on faulty accounting.

RESOLVED:

Shareholders request the Board to initiate a review of our company’s executive compensation policies and to make available, upon request, a report of that review by December 1, 2007 (omitting confidential information and prepared at a reasonable cost). We request the report include:

1.	A comparison of the total compensation package of our CEO and our company’s lowest paid U.S. workers in September 1995 and September 2005.

2.	An analysis of changes in the relative size of the gap between the two groups and the rationale justifying this trend.

3.	An evaluation of whether our top executive compensation package (including, but not limited to, options, benefits, perks, loans, insurance policies and retirement agreements) is excessive and should be modified.

4.	An explanation of whether the issues of sizable layoffs or the level of pay of our lowest paid workers should result in an adjustment of executive pay to more reasonable and justifiable levels.

Supporting Statement

We believe all ExxonMobil employees work together to create value for shareholders and customers. We also believe the company has the ability to increase shareholder value by reinvesting in the whole company, not just a single individual. It is not clear how the company’s executive pay incentives are creating the desired and beneficial effect on shareholder value. As shareholders we are concerned that the over-compensation of top executives has a negative effect on employee morale and customer trust.

Please vote FOR this resolution.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board does not support this proposal because executive compensation is already benchmarked annually against other large U.S.-based companies across industry, aligned internally to be equitable, and reviewed annually by the Compensation Committee, which consists solely of independent directors. The Board believes the compensation information disclosed in the proxy statement provides more meaningful information for shareholders than the report that is requested by this proposal.

The basis of ExxonMobil’s compensation program is to compensate each individual, executive or non-executive, at a level that recognizes the individual’s experience, performance, and level of responsibility. Compensation should also be competitive with that of persons performing similar jobs at other companies with whom the Company competes for employee talent. ExxonMobil’s compensation programs are internally aligned, but the Committee does not believe a specific numeric ratio between the compensation of the CEO and the compensation of an employee in an entirely different job is meaningful or an appropriate factor for setting compensation.

The “Compensation Discussion and Analysis” section beginning on page 19 of this proxy statement provides a detailed discussion of our compensation goals and methods.

ITEM 10 – EXECUTIVE COMPENSATION LIMIT

This proposal was submitted by Mr. Robert Morse, 212 Highland Avenue, Moorestown, NJ 08057.

“I propose that the remuneration to any of the top five persons named in Management be limited to $500,000.00 per year, plus any nominal perks. This program is to be applied after any existing programs now in force for options, bonuses, SAR’s, etc., have been completed, and severance contracts should be discontinued, as they are also a part of remuneration programs.

This proposal does not affect any other personnel in the company and their remuneration programs.

REASONS

The limit of one half million dollars in remuneration is far above that needed to enjoy an elegant life-style.

Throughout Corporate history, only a few persons whom have created a corporation now remain in Management. Some descendents have inherited top positions, while most have attained them through recommendations, ability, or influence, not necessarily providing increased earnings for a company. These come from the product or services, its public acceptance, advertising and the workforce.

Due to an unfair removal of the word: ‘Against’ since about Year 1975, and ONLY in the ‘Vote for Directors’ column, Management nominees for that position are rarely defeated, as receiving only as little as one vote guarantees election, and in turn, Directors re-elect management and reward them. The term was devised and incorporated in 6 or 8 states of high company registrations as a state and corporate ‘Rule’. ‘Right of Dissent’ is denied, and shareowners may not vote ‘No’ or ‘Against’ and be counted as such. This unfairness has yet to be corrected by the Commission as requested.

The Ford Motor Company reinstated ‘Against’ several years ago, showing the American Way of proper corporate proxies presentations. ExxonMobil has reverted to a majority vote for election of Directors, a fine decision for shareowners!

Thank you, and please vote ‘YES’ for this Proposal. It is for YOUR benefit!”

The Board recommends you vote AGAINST this proposal for the following reasons:

Attracting and retaining the best talent in the industry is in the interests of shareholders and helps the Company achieve competitive advantage. The Board believes that setting an artificial or arbitrary level of compensation that is not determined by the marketplace would put the Corporation at a severe disadvantage in hiring and retaining the best talent.

ITEM 11 – INCENTIVE PAY RECOUPMENT

This proposal was submitted by Mr. William Steiner, 112 Abbottsford Gate, Piermont, NY 10968.

“Recoup Unearned Management Bonuses

RESOLVED: Shareholders request our board to adopt a bylaw to enable our company to recoup all unearned incentive bonuses or other incentive payments to senior executives to the extent that their corresponding performance targets were later reasonably determined to have not been achieved. This is to be adopted as a bylaw unless such a bylaw format is absolutely impossible. If such a bylaw were absolutely impossible, then adoption would be as a policy. The Securities and Exchange Commission said there is a substantive distinction between a bylaw and a policy. Restatements are one means to determine such unearned bonuses.

This would include that all applicable employment agreements and incentive plans adopt enabling or consistent text as soon as feasibly possible. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts and pay plans. Our Compensation Committee is urged – for the good of our company – to promptly negotiate revised contracts that are consistent with this proposal even if this means that our executives be asked to voluntarily give up certain rights under their current contracts.

This proposal is similar to the proposal voted at the Computer Associates (CA) August 2004 annual meeting. In October 2003 Computer Associates announced that it had inflated income in the fiscal year ending March 31, 2000 by reporting income from contracts before they were signed.

Bonuses for senior executives in that year were based on income exceeding goals. Sanjay Kumar, then CEO, thus received a $3 million bonus based on Computer Associates’ supposedly superior performance. Subsequently Mr. Kumar did not offer to return his bonus based on discredited earnings. Mr. Kumar was later sentenced to 12-years in jail in regard to his employment at Computer Associates.

There is no excuse for over-compensation based on discredited earnings at any company. It is particularly important to support this proposal because of our history of outrageous CEO pay. For instance our recent ex-CEO Mr. Raymond was entitled to $350 million.

The spreading scandal over backdated stock options is yet one more reminder that the executive class of many corporations seek over-compensation based on undeserved earnings.

Recoup Unearned Management Bonuses

Yes on 11”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board believes the Company has compensation program provisions already in place that sufficiently serve the same purpose and intent of this proposal. For this reason, the Board does not support this proposal. The Corporation’s Incentive Programs are carefully structured so that at any given time, and in most cases for many years after retirement, a substantial portion of an executive’s personal net worth in the form of outstanding incentive awards will be subject to cancellation or forfeiture if the executive is found to have engaged in detrimental activity.

Also, if it is believed that an executive has engaged in detrimental activity, then delivery or settlement of all or any specified portion of the executive’s outstanding awards may be suspended pending an investigation. “Detrimental activity” is broadly defined for this purpose and could include not only financial or accounting malfeasance but also any violation of the Company’s Code of Ethics and Business Conduct or other action that is determined to be detrimental to the Company’s interest.

If a material restatement were required with respect to the Corporation’s results, the Board would consider what prospective adjustments to incentive awards should be made affecting employees who did not contribute to misconduct or errors that resulted in the need for restatement.

In addition, and contrary to what is implied in the proposal, no senior executives at ExxonMobil are covered by employment contracts. Additional information regarding ExxonMobil’s incentive award practices can be found in the “Compensation Discussion and Analysis” section of this proxy.

ITEM 12 – POLITICAL CONTRIBUTIONS REPORT

This proposal was submitted by Ms. Tracy Burt, 467 Alvarado Street, San Francisco, CA 94114, as lead proponent of a filing group.

“Resolved, that the shareholders of ExxonMobil hereby request that the Company provide a report, updated semi-annually, disclosing ExxonMobil’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of ExxonMobil’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in our company who participated in decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Supporting Statement

As long-term shareholders of ExxonMobil, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy and in the best interest of the company and its shareholders. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to our company and its shareholders.

ExxonMobil contributed at least $470,000 and possibly more in corporate funds since the 2002 election cycle. (http://www.politicalaccountability.net/content.asp?contentid=418). However, its payments to trade associations used for political activities are undisclosed and unknown.

Trade Associations engage in political activities that may adversely impact the long-term interests of the company and its shareholders and the company’s reputation. A critical issue is global warming which can have serious consequences for our company. For example, ExxonMobil is a member of the National Association of Manufacturers, which continues to take an outspoken position denying the existence of scientific consensus on global warming and opposing government action. Without disclosure, it is impossible for shareholders to know about payments to trade associations and how they are used by associations for political activities, including those opposing government action on global warming.

Relying on publicly available data does not provide a complete picture of political expenditures. ExxonMobil’s Board and shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board believes the adoption of this proposal is unnecessary, as detailed information concerning political contributions is already available on our Web site at exxonmobil.com/politicalcontributions.

It is the Corporation’s policy to communicate information and views on issues of public concern that have an important impact on the Corporation and our shareholders. The Corporation’s policy on political activities is incorporated in our Standards of Business Conduct and available on our Web site. All political contributions are consistently reported to governing agencies as and when required by law.

It is the policy of Exxon Mobil Corporation to make contributions to political candidates and political parties, only as permitted by applicable laws and authorized by the Board of Directors. ExxonMobil makes limited political contributions with corporate funds in a small number of states in the United States where such contributions are legal. The total amount of these contributions is listed by state on our Web site. The Corporation makes limited contributions to political organizations commonly known as “527s.” Contributions to 527 organizations at the national level are already posted on our Web site. An itemized listing of corporate contributions to candidates for public office and to 527s at the state level is being added to our Web site.

All corporate political contributions are approved by the Vice President for Public Affairs and the Chairman of the Board. The Vice President for Public Affairs reports to the Board of Directors on political contributions on an annual basis. The guidelines on political activities also are being posted on our Web site.

The Corporation maintains memberships with a variety of trade associations. Under the Internal Revenue Code, the specific extent to which these associations engage in political activities is disclosed to the IRS by the associations. Itemization of membership dues by the Corporation would increase competition among the trade associations for funding.

ExxonMobil has a clear business rationale for making political contributions. That rationale is to contribute to candidates and organizations that favor the strengthening of the free enterprise system and hold views consistent with the best interests of the Corporation.

ITEM 13 – AMENDMENT OF EEO POLICY

This proposal was submitted by the New York City Employees’ Retirement System, 1 Centre Street, New York, NY 10007, as lead proponent of a filing group.

“Whereas, ExxonMobil does not explicitly prohibit discrimination based on sexual orientation in its written employment policy;

Many of our peers, including Amerada Hess, BP, ChevronTexaco, ConocoPhillips, Marathon Oil, Occidental Petroleum, Shell Oil, and Sunoco explicitly prohibit this form of discrimination in their written policies, according to the Human Rights Campaign;

Over 85% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have 98% of Fortune 100 companies, according to the Human Rights Campaign;

We believe that corporations that prohibit discrimination on the basis of sexual orientation have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to a September 2002 survey by Harris Interactive and Witeck-Combs, 41% of gay and lesbian workers in the United States reported an experience with some form of job discrimination related to sexual orientation; almost one out of every 10 gay and lesbian adults also stated that they had been fired or dismissed unfairly from a previous job, or pressured to quit because of their sexual orientation;

Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;

Seventeen states, the District of Columbia and more than 160 cities and counties, including the city of Dallas, have laws prohibiting employment discrimination based on sexual orientation;

Our company has operations in, and makes sales to institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians, and bisexuals: for example, in a Gallup poll conducted in 2003, 88% of respondents favored equal opportunity in employment for gays and lesbians;

Resolved: The shareholders request that ExxonMobil amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and to substantially implement that policy.

Supporting Statement: Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate-wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. ExxonMobil will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.”

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil’s existing global policies prohibit discrimination based on sexual orientation in any Company workplace, anywhere in the world. In fact, ExxonMobil’s policies prohibit any form of discrimination. Based on these zero-tolerance policies, the Board does not support this proposal.

The Corporation’s Equal Employment Opportunity (EEO) and Harassment in the Workplace policies, which are included in the Standards of Business Conduct, constitute the foundational documents of our employment non-discrimination policy. The EEO communication initiatives, training programs, and investigating and stewardship processes explicitly state that any form of discrimination or harassment in the workplace based on sexual orientation will not be tolerated, and more broadly, that no form of discrimination or harassment in the workplace will be tolerated. It is these elements, as a totality, which constitute ExxonMobil’s policies.

It is stated in the EEO portion of the Standards that the Corporation administers its personnel policies, programs, and practices in a non-discriminatory manner in all aspects of the employment relationship, including recruitment, hiring, work assignment, promotion, transfer, termination, wage and salary administration, and selection for training.

The language in the U.S. version of the EEO statement is not a limitation of the scope of the employment policy. That language is included to respond to U.S. federal legal requirements, including affirmative action requirements and other requirements applicable to federal contractors such as ExxonMobil.

A written statement by our Chairman regarding ExxonMobil’s commitment to non-discrimination on the basis of sexual orientation is widely accessible to all employees on the Company intranet, and we provide training programs for new employees and refresher courses for existing employees. Finally, as a part of our ongoing policy compliance stewardship, ExxonMobil also has annual reporting and compliance procedures, which include a letter to all senior managers emphasizing their responsibilities regarding maintaining work environments free from harassment and discrimination.

ITEM 14 – COMMUNITY ENVIRONMENTAL IMPACT

This proposal was submitted by The Episcopal Church, 815 Second Avenue, New York, NY 10017, as lead proponent of a filing group.

“Resolved:

Shareholders request that the Board of Directors report, at reasonable cost and omitting proprietary information, on how the corporation ensures that it is accountable for its environmental impacts in all of the communities where it operates. The report should contain the following information:

1.	how the corporation makes available reports regarding its emissions and environmental impacts on land, water, and soil – both within its permits and emergency emissions – to members of the communities where it operates;

2.	how the corporation integrates community environmental accountability into its current code of conduct and ongoing business practices; and

3.	the extent to which the corporation’s activities have negative health effects on individuals living in economically-poor communities.

Supporting statement

ExxonMobil ranks 6th on the list of worst U.S. corporate polluters in terms of the amount and toxicity of pollution, and the numbers of people exposed to it. http://www.peri.umass.edu/Toxic-100-Table.265.0.html

Most of this pollution is from ExxonMobil’s refinery operations. ExxonMobil’s refinery in Baton Rouge, LA, is the second largest emitter of toxic pollutants among all U.S. EPA regulated refineries. Its Joliet, IL, refinery is the largest source of toxic air and water emissions in that state.

ExxonMobil has come under scrutiny for a January 2006 release of process gas from its Baytown, TX, refinery (Houston Chronicle 3/26/06) and for lax security at its Chalmette, LA, refinery where enough hydrofluoric acid is stored to put the population of New Orleans at risk. (NY Times 5/22/05)

In October 2005, ExxonMobil agreed to pay $571 million to install pollution control technologies at seven of its refineries in settlement of EPA claims of federal Clean Air Act violations. ExxonMobil was also required to pay $8.7 million in fines and $9.7 million on supplemental environmental projects.

Refineries account for 5 percent of the country’s dangerous air pollution. As a former EPA official explained, refinery pollution affects local communities more than power plants because it is released from short smokestacks and does not dissipate readily. ‘People are living cheek by jowl with refinery pollution.’ (Washington Post 1/28/05) http://www.washingtonpost.com/wp-dyn/articles/A43014-005Jan27.html?referrer=email

Corporations have a moral responsibility to be accountable for their environmental impacts – not just effects on the entire ecosystem, but also direct effects on the communities that host their facilities. Communities are often the forgotten stakeholders in terms of corporate activities and impact. No corporation can operate without the resources that local communities provide, but it is often these communities that bear the brunt of corporate activities.

Also of concern to proponents are the effects of corporate activities on low-income areas and communities of color. Several of the ‘fence-line communities’ near ExxonMobil’s refineries are African-American. One study has found that facilities like oil refineries operated in largely African-American counties may ‘pose greater risk of accident and injury than those in counties with fewer African-Americans.’ Environmental Justice: Frequency and Severity of U.S. Chemical Industry Accidents and the Socio-economic Status of Surrounding Communities, 58 Journal of Epidemiology and Community Health, 24-30 (2004).”

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil is committed to operating in an environmentally responsible manner in every place we do business. The Corporation communicates with shareholders and the public about our environmental performance through the Corporate Citizenship Report (CCR), national reporting systems, and site-based communication processes. The Board believes the additional report requested by this proposal would be duplicative to information already available to the public.

ExxonMobil’s Environmental Policy clearly states the Company will comply with all applicable laws and regulations and apply responsible standards where laws do not exist. Assessments of performance are conducted at each site via the Operations Integrity Management System, which includes environmental performance expectations and is fully compliant with the International Organization for Standardization’s standards for environmental management systems (ISO 14001).

Environmental Business Plans are utilized by all sites to systematically identify key environmental drivers, set targets in key focus areas, and identify projects and actions to achieve those targets.

ExxonMobil is committed to ongoing engagement with communities in which we operate. The Corporation has implemented globally Best Practices in External Affairs (BPEA), our primary management system for external affairs. BPEA is a strategic planning and management tool that teaches and encourages ExxonMobil affiliates to seek and practice excellence in community relationships at every level. At many sites, these relationships have been formalized through Citizen Advisory Panels that meet routinely with facility management.

For example, we have reduced our air emissions such as SO2, NOx, and VOC by 15 percent from 2001 to 2005 in our Downstream and Chemical operations. In addition, since the launch of our Global Energy Management System in 2000, we have identified opportunities to improve energy efficiency of our refineries and chemical plants by 15 to 20 percent. More than 50 percent of these opportunities have been captured. Our energy efficiency improvements and cogeneration investments since 1999 have resulted in GHG emission reductions of about 12 million metric tons in 2006, equivalent to taking more than two million cars off the road.

Through the CCR, available on our Web site at exxonmobil.com/citizenship, the Company reports on key Environmental Performance Indicators consistent with the published International Petroleum Industry Environmental Conservation Association Guidelines, including air emissions, spills, and hydrocarbon to water. The Company participates in numerous publicly available national reporting systems, such as the European Pollutant Emission Register, U.S. Toxics Release Inventory, and Japanese Pollutant Release and

Transfer Register. Further, many of our affiliates and operating facilities produce citizenship reports or community newsletters to communicate site-specific information locally.

ExxonMobil supports research to understand the impacts of air quality on health including support for the Mickey Leland National Urban Air Toxics Research Center and the National Environmental Respiratory Center. In addition, the Company supports research to understand disparities in health outcomes among different populations through the Center for Research on Minority Health at M.D. Anderson Cancer Center in Houston.

ExxonMobil has a long tradition of direct philanthropy in making a positive contribution to the communities and economies in which we operate. Since 2000, ExxonMobil has donated nearly $100 million for community and social development programs.

ITEM 15 – GREENHOUSE GAS EMISSIONS GOALS

This proposal was submitted by the Sisters of St. Dominic of Caldwell New Jersey, 40 South Fullerton Avenue, Montclair, NJ 07042, as lead proponent of a filing group.

“Whereas:

Exxon Mobil Corp. ‘is the world’s largest petroleum and petrochemical enterprise,’ and ‘largest net producer of hydrocarbons in Europe’;

‘ExxonMobil recognizes that the impact of greenhouse gas emissions [GHG] on society and ecosystems may prove to be significant’;

ExxonMobil faces potential strategic challenges from ‘the competitiveness of alternative hydrocarbon or other energy sources’ (2006 10K);

Leaders of 25 corporations, including KLM, Statoil, GE International, and Shell UK, wrote European Commission President Barroso (11/27/06) urging ‘policy inconsistencies and perverse incentives that undermine the effectiveness of climate policy should be eliminated…’ and ‘that scientific opinion across the world is virtually unanimous in agreeing on the urgent need to stabilize the concentration of atmospheric greenhouse gases at a sustainable level’;

Claude Mandil, Executive Director of the International Energy Agency, noted that ‘…the benefits of strong, early action on climate change outweigh the costs. That conclusion is one that the IEA fully endorses – notably in its World Energy Outlook 2006.’ ‘The world’s energy economy is on a pathway that is plainly not sustainable’ (FT Energy Special 10/20/06);

ExxonMobil operates in about 200 countries, many having ratified the Kyoto Protocol that obliges Annex I signatories (industrialized countries) to reduce national GHG emissions below 1990 levels by 2012;

According to ExxonMobil’s 2006 Carbon Disclosure Project response, from 2003 to 2005, the Company’s global carbon dioxide (CO2) equivalent emissions increased;

ExxonMobil reported that operational emissions were a fraction of those caused by use of its product: 15 tons of CO2 for every 100 tons emitted by product users (CDP4);

A 2003 Climate Mitigation Services study by Richard Heede estimated ExxonMobil’s emissions of CO2 and methane from the founding of precursor Standard Oil Trust in 1882, to 2002. During that period, the combustion of ExxonMobil-produced fuels resulted in approximately 20.3 billion tons of carbon emissions, estimated to be 4.7%-5.3% of global CO2 emissions;

While ExxonMobil has made incremental improvements in energy efficiency and emissions reductions (through cogeneration, advanced lubricants, flaring reductions, and carbon capture), it has underinvested in low-GHG emissions businesses and technologies. As of Fall 2005, ExxonMobil had contributed a mere $8.9 million to the Stanford Global Climate and Energy Project, its most touted climate investment. This represents ..003% of the 2006 commitment made by Virgin’s Richard Branson ($3 billion) and .0008% of ExxonMobil’s 3rd Q 2006 earnings. The Company’s oil and gas investments averaged $50 million per day in 2005 alone;

ExxonMobil has set an initial goal to improve energy efficiency by 10% by 2012 across its U.S. refining operations, but this goal does not address GHG emissions, nor does it cover overall operations or products.

RESOLVED: shareholders request that the Board of Directors adopt quantitative goals, based on current technologies, for reducing total greenhouse gas emissions from the Company’s products and operations; and that the Company report to shareholders by September 30, 2007, on its plans to achieve these goals. Such a report will omit proprietary information and be prepared at reasonable cost.”

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil’s views and actions on climate change are widely available, for example, in executive speeches and in the report, Tomorrow’s Energy: A Perspective on Energy Trends, Greenhouse Gas Emissions and Future Energy Options (2006), available on our Web site at exxonmobil.com/tomorrowsenergy. While investing to increase production, ExxonMobil will continue to seek opportunities to improve efficiency and reduce emissions, while maintaining leadership in return to shareholders. As well, the Company will comply with emerging laws and regulations concerning greenhouse gas (GHG) emissions. For these reasons, the Board does not support this proposal.

In pursuing our business objectives on behalf of shareholders and in meeting society’s aspirations for a better future, ExxonMobil seeks to increase oil and natural gas production to meet rising global demand. Even with extensive efficiency and emissions improvements, and with policy steps to address emissions, nearly all outlooks project that rising global demand for oil and natural gas will result in larger emissions of greenhouse gases from these sources.

The primary opportunities for reducing GHG emissions from the Company’s operations are in improving energy efficiency and in reducing flaring. In both areas, the Corporation’s operations have improvement objectives and planned improvement steps that will offset some of the growth associated with higher production and more energy-intensive operations. For example, implementation of our proprietary Global Energy Management System and cogeneration investments since 1999 reduced GHG emissions by about 12 million metric tons in 2006, equivalent to removing more than two million cars from the road. In Nigeria, we are investing about $3 billion on projects to effectively eliminate routine gas flaring in our operations there by 2008. In addition, as part of the American Petroleum Institute’s Climate Change Program, ExxonMobil committed to improve energy efficiency by 10 percent between 2002 and 2012 across U.S. refining operations. We are on pace to meet that commitment, not only in the United States, but globally as well.

ExxonMobil worked to establish and is providing $100 million to Stanford University’s Global Climate and Energy Project – a pioneering climate and energy research effort – to accelerate development of commercially viable energy technologies that can lower GHG emissions on a broad scale. Current research areas include biofuels, solar, hydrogen, advanced combustion, and CO2 capture and storage. Our involvement enables the Corporation to readily assess new technologies for commercialization, and investment as appropriate, to improve shareholder value.

Emissions of greenhouse gases from ExxonMobil’s customers’ use of our products is determined both by the need for energy and by the efficiency with which the energy is consumed. The Company has active research efforts under way to identify technologies that can improve the efficiency of the use of our products. Besides efficiency gains, another step to reduce GHG emissions involves more widespread use of natural gas, rather than coal, to produce electric power – an area in which ExxonMobil is well-positioned to enhance supplies.

ITEM 16 – CO2 INFORMATION AT THE PUMP

This proposal was submitted by Mr. Mario Lalanne, 19 chemin de Casson, Westmount, Quebec H3Y 2G9.

“Resolved that Exxon Mobil Corporation inform its customers about the carbon dioxide (CO2) emissions generated by the gasoline or the diesel fuel they buy. The quantitative information would be provided at the pump and based on average well-to-wheels figures, i.e. encompassing all phases from extraction up to and including consumption.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board does not believe that consumer labeling at the pump is an effective or appropriate way to address public concerns about climate change or individuals’ contributions to (GHG) emissions.

CO2 emissions from combustion of standard fuels, such as gasoline or diesel, are well-known and readily available from public sources. However, such information does little to address the full range of issues that consumers might wish to consider to assess their contribution to GHG emissions and options to address them. These include consumers’ choice of vehicle and practices for commuting and travel. As well, emissions arise from a variety of other choices that consumers make regarding housing, appliances, and lifestyle.

While ExxonMobil supports and contributes to well-to-wheels studies used to calculate GHG emissions for various combinations of existing and advanced fuels and vehicles, these studies are complex. In particular, they involve a wide range of inputs and assumptions regarding the original resource (such as crude oil, oil sands, or ethanol), methods of production and refining, and the options for vehicles and drive trains. Emissions from well-to-wheels vary considerably – both from well-to-pump, depending on different resources and production options, and from pump-to-wheels, depending on vehicle choice and driving habits.

ExxonMobil provides a range of information on climate issues in various publications and speeches that are readily available, particularly the report, Tomorrow’s Energy: A Perspective on Energy Trends, Greenhouse Gas Emissions and Future Energy Options (2006), available on our Web site at exxonmobil.com/tomorrowsenergy.

ITEM 17 – RENEWABLE ENERGY INVESTMENT LEVELS

This proposal was submitted by Mr. Stephen Viederman, 135 East 83rd Street, 15A, New York, NY 10028.

“James Mulva, ConocoPhillips Chairman and CEO, declared (11.28.06) the oil industry has lost touch with consumers and the American public. In acknowledging public opinion surveys conducted after the gasoline price increases of 2005 giving oil companies low marks, he said: ‘Out of 25 major industries that are polled and reviewed, the oil industry ranks last – last in credibility even behind tobacco.’

This resolution’s proponents believe that, among all U.S.-based oil companies, ExxonMobil ranks ‘last among the last.’ This has occurred, in part, because XOM still does not clearly acknowledge the virtually-undisputed scientific evidence indicating the existence of global warming as well as the fact that the burning of its fossil fuels is a main contributor to greenhouse gases which contribute to global warming. Its prevarication vis-à-vis the science and funding of groups that question the science has led to calls for boycotts of this Company’s products in Europe and the USA.

Acknowledging the need for energy companies to change their approach to energy development, Mulva committed ConocoPhillips to leading the industry toward a sustainable energy future. He outlined four steps: 1) diversification by using all economical sources, including nuclear, wind, tar sands, biofuels, solar and coal-to-liquids technologies; 2) more efficient energy use in buildings and transportation; 3) paying attention to greenhouse gases to slow climate change; 4) and improved technology.

Despite such commitments by its main competitors, XOM has become isolated from them by its interpretation of data to justify why it will remain almost 100% reliant on traditional energy sources linked to fossil fuels. It has argued in past ‘energy trends’ reports that until 2030 renewable energy sourcing will 1) not be competitive with traditional sources of energy and 2) not constitute more than 2% of all energy sourcing in the United States. However, such ‘data’ is questionable, given goals set by key foreign countries as well as dozens of States in the USA where XOM operates. Most of these demand at least 15% of all energy sources from renewable energy by 2015. Even China has said that 10% of its energy will come from renewables by 2020.

Shell is investing US $500,000,000 – $1 billion in new energy technologies. BP has been in the solar business since 2002, realizing profit in 2004. Neste of Finland plans to spend billions of euros to become the world’s largest biodiesel producer.

This shareholder resolution’s proponents believe that, if ExxonMobil is to preserve its competitive edge, such data demands that it radically change its direction to create an energy-future less dependent on its current almost-exclusive sourcing of energy from fossil fuels (much of which comes from less-than U.S.-friendly nations).

RESOLVED the shareholders request that ExxonMobil’s Board adopt a policy of significantly increasing renewable energy sourcing globally, with recommended goals in the range of between 15%-25% of its energy sourcing by between 2015-2025.”

The Board recommends you vote AGAINST this proposal for the following reasons:

Every year, ExxonMobil prepares a detailed, long-term global energy outlook, available on our Web site at exxonmobil.com/energyoutlook, that provides a strategic framework to aid evaluation and selection of potential business opportunities. The Corporation’s traditional business areas remain critical and promise far greater value than renewables, which currently lack the scale and economic competitiveness of our core business opportunities. Therefore, the Board believes this proposed policy is unwarranted.

The Corporation’s current energy outlook was released in November 2006, and includes a significant assessment of renewable energies and their expected contribution. By 2030, economic progress and population growth will likely drive worldwide energy demand ~60 percent higher than in 2000. We expect fossil fuels will continue to supply ~80 percent of global energy, while renewables such as biofuels, wind, and solar will provide only a small fraction of global energy in 2030. This conclusion is consistent with the World Energy Outlook 2006 recently published by the International Energy Agency (IEA).

In fact, the IEA forecasts that the growth in global demand through 2030 for oil and natural gas will likely be 10 times greater than that for biofuels and other renewables including wind, solar, and geothermal. To meet the growing demand for oil and gas, the IEA estimates the industry needs to invest, on average, over $300 billion a year over 2005 to 2030. This represents a tremendous opportunity for the Corporation and is consistent with its scale and capabilities.

While no single solution exists to meet global energy challenges, our disciplined investment approach enables us to consistently provide reliable and affordable energy for consumers along with industry-leading returns. This approach includes closely monitoring and actively supporting advances in technology. Regular reviews enable the Corporation to evaluate emerging issues and plan accordingly, seeking business opportunities that can generate significant, sustainable returns to shareholders without reliance on government subsidies.

We recognize that rising CO2 emissions pose risks for society and ecosystems. Notwithstanding the uncertainties related to climate change, we are taking actions to improve efficiency and reduce greenhouse gas (GHG) emissions in our operations. For example, implementation of our proprietary Global Energy Management System and cogeneration investments since 1999 reduced GHG emissions by about 12 million metric tons in 2006, equivalent to removing more than two million cars from the road. In addition, the Corporation is pursuing the development of advanced technologies to reduce GHG emissions while meeting the growing needs for energy.

The Corporation believes technology is an essential component of any long-term plan to address climate change risks. Therefore, in addition to our own significant research, ExxonMobil is working with other institutions, including Stanford University and the U.S. Department of Energy to support breakthrough research. We worked to establish and are providing $100 million to Stanford University’s Global Climate and Energy Project (GCEP) – a pioneering climate and energy research effort – to accelerate development of commercially-viable energy technologies that can lower GHG emissions on a broad scale. Current research areas include biofuels, solar, hydrogen, advanced combustion, and CO2 capture and storage. Our active involvement enables the Corporation to readily assess new technologies for commercialization, and investment as appropriate, to improve shareholder value.

While many options exist to mitigate CO2 emissions growth, effectively evaluating and selecting options require understanding the scale and costs of each. The Corporation is well-positioned to support these opportunities.

ADDITIONAL INFORMATION

Other Business

We are not currently aware of any other business to be acted on at the meeting. Under the laws of New Jersey, where ExxonMobil is incorporated, no business other than procedural matters may be raised at the meeting unless proper notice has been given to the shareholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

People with Disabilities

We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plans to attend. Please call or write the Secretary at least two weeks before the meeting at the telephone number, address, or fax number listed under “Contact Information” on page 3.

Outstanding Shares

On February 28, 2007, there were 5,675,439,130 shares of common stock outstanding. Each common share has one vote.

How We Solicit Proxies

In addition to this mailing, ExxonMobil officers and employees may solicit proxies personally, electronically, by telephone, or with additional mailings. ExxonMobil pays the costs of soliciting this proxy. We are paying D.F. King & Co. a fee of $27,500 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Shareholder Proposals for Next Year

Any shareholder proposal for the annual meeting in 2008 must be sent to the Secretary at the address of ExxonMobil’s principal executive office listed under “Contact Information” on page 3. The deadline for receipt of a proposal to be considered for inclusion in the proxy statement is 5:00 p.m., Central Time, on December 13, 2007. The deadline for notice of a proposal for which a shareholder will conduct his or her own solicitation is February 26, 2008. On request, the Secretary will provide instructions for submitting proposals.

Duplicate Annual Reports

Registered shareholders with multiple accounts may authorize ExxonMobil to discontinue mailing extra annual reports by marking the “discontinue annual report mailing for this account” box on the proxy card. If you vote via the Internet or by telephone, you will also have the opportunity to indicate that you wish to discontinue receiving extra annual reports. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards.

Also, you may call ExxonMobil Shareholder Services at the toll-free telephone number listed under “Contact Information” on page 3 at any time during the year to discontinue duplicate mailings.

Shareholders with the Same Address

If you share an address with one or more ExxonMobil shareholders, you may elect to “household” your proxy mailing. This means you will receive only one annual report and proxy statement at that address unless one or more shareholders at that address specifically elect to receive separate mailings. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not affect dividend check mailings. We will promptly send a separate annual report and proxy statement to a shareholder at a shared address on request. Shareholders with a shared address may also request us to send separate annual reports and proxy statements in the future, or to send a single copy in the future if we are currently sending multiple copies to the same address.

Requests related to householding should be made by calling ExxonMobil Shareholder Services at the telephone number listed under “Contact Information” on page 3. Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

Electronic Delivery of Proxy Statement and Annual Report

The 2007 Proxy Statement and the 2006 Summary Annual Report (the proxy materials) are available on our Web site at exxonmobil.com/financialpublications. Instead of receiving future copies of these documents by mail, shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save the Company the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

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Shareholders of Record: If you vote on the Internet at www.investorvote.com/exxonmobil, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to computershare.com/exxonmobil. You may also revoke an electronic delivery election at this site at any time.

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Beneficial Shareholders: If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of the proxy materials electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

Financial Statements

The year 2006 consolidated financial statements and auditor’s report, management’s discussion and analysis of financial condition and results of operations, information concerning the quarterly financial data for the past two fiscal years, and other information, including stock performance graphs, are provided in Appendix A.

SEC Form 10-K

Shareholders may obtain a copy of the Corporation’s Annual Report on Form 10-K to the Securities and Exchange Commission without charge by writing to the Secretary at the address listed under “Contact Information” on page 3, or by visiting ExxonMobil’s Web site at exxonmobil.com/financialpublications.

APPENDIX A

FINANCIAL SECTION

Business Profile	A2
Financial Summary	A3
Frequently Used Terms	A4
Quarterly Information	A6
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Functional Earnings	A7
Forward-Looking Statements	A8
Overview	A8
Business Environment and Risk Assessment	A8
Review of 2006 and 2005 Results	A9
Liquidity and Capital Resources	A11
Capital and Exploration Expenditures	A15
Taxes	A15
Environmental Matters	A16
Market Risks, Inflation and Other Uncertainties	A16
Recently Issued Statements of Financial Accounting Standards	A17
Critical Accounting Policies	A18
Management’s Report on Internal Control Over Financial Reporting	A22
Report of Independent Registered Public Accounting Firm	A22
Consolidated Financial Statements
Statement of Income	A24
Balance Sheet	A25
Statement of Shareholders’ Equity	A26
Statement of Cash Flows	A27
Notes to Consolidated Financial Statements
1. Summary of Accounting Policies	A28
2. Accounting Changes for Defined Benefit Pension and Other Postretirement Plans	A30
3. Miscellaneous Financial Information	A30
4. Cash Flow Information	A31
5. Additional Working Capital Information	A31
6. Equity Company Information	A32
7. Investments and Advances	A33
8. Property, Plant and Equipment and Asset Retirement Obligations	A33
9. Accounting for Suspended Exploratory Well Costs	A34
10. Leased Facilities	A37
11. Earnings Per Share	A37
12. Financial Instruments and Derivatives	A38
13. Long-Term Debt	A38
14. Incentive Program	A43
15. Litigation and Other Contingencies	A45
16. Pension and Other Postretirement Benefits	A47
17. Disclosures about Segments and Related Information	A51
18. Income, Sales-Based and Other Taxes	A53
Supplemental Information on Oil and Gas Exploration and Production Activities	A55
Operating Summary	A65
Stock Performance Graphs	A66

A1

BUSINESS PROFILE

	Earnings After Income Taxes		Average Capital Employed		Return on Average Capital Employed		Capital and Exploration Expenditures
Financial	2006	2005	2006	2005	2006	2005	2006	2005
	(millions of dollars)				(percent)		(millions of dollars)
Upstream
United States	$5,168	$6,200	$13,940	$13,491	37.1	46.0	$2,486	$2,142
Non-U.S.	21,062	18,149	43,931	39,770	47.9	45.6	13,745	12,328

Total	$26,230	$24,349	$57,871	$53,261	45.3	45.7	$16,231	$14,470

Downstream
United States	$4,250	$3,911	$6,456	$6,650	65.8	58.8	$824	$753
Non-U.S.	4,204	4,081	17,172	18,030	24.5	22.6	1,905	1,742

Total	$8,454	$7,992	$23,628	$24,680	35.8	32.4	$2,729	$2,495

Chemical
United States	$1,360	$1,186	$4,911	$5,145	27.7	23.1	$280	$243
Non-U.S.	3,022	2,757	8,272	8,919	36.5	30.9	476	411

Total	$4,382	$3,943	$13,183	$14,064	33.2	28.0	$756	$654

Corporate and financing	434	(154)	27,891	24,956	—	—	139	80

Total	$39,500	$36,130	$122,573	$116,961	32.2	31.3	$19,855	$17,699

See Frequently Used Terms for a definition and calculation of capital employed and return on average capital employed.

Operating	2006	2005
	(thousands of barrels daily)
Net liquids production
United States	414	477
Non-U.S.	2,267	2,046

Total	2,681	2,523

	(millions of cubic feet daily)
Natural gas production available for sale
United States	1,625	1,739
Non-U.S.	7,709	7,512

Total	9,334	9,251

	(thousands of oil-equivalent barrels daily)
Oil-equivalent production (1)	4,237	4,065

	(thousands of barrels daily)
Petroleum product sales (2)
United States	2,729	2,822
Non-U.S.	4,518	4,697

Total	7,247	7,519

	(thousands of barrels daily)
Refinery throughput
United States	1,760	1,794
Non-U.S.	3,843	3,929

Total	5,603	5,723

	(thousands of metric tons)
Chemical prime product sales
United States	10,703	10,369
Non-U.S.	16,647	16,408

Total	27,350	26,777

(1)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.
(2)	Petroleum product sales data is reported net of purchases/sales contracts with the same counterparty.

A2

FINANCIAL SUMMARY

	2006	2005	2004	2003	2002
	(millions of dollars, except per share amounts)
Sales and other operating revenue (1) (2)	$365,467	$358,955	$291,252	$237,054	$200,949

Earnings
Upstream	$26,230	$24,349	$16,675	$14,502	$9,598
Downstream	8,454	7,992	5,706	3,516	1,300
Chemical	4,382	3,943	3,428	1,432	830
Corporate and financing	434	(154)	(479)	1,510	(442)
Merger-related expenses	—	—	—	—	(275)

Income from continuing operations	$39,500	$36,130	$25,330	$20,960	$11,011
Discontinued operations	—	—	—	—	449
Accounting change	—	—	—	550	—

Net income	$39,500	$36,130	$25,330	$21,510	$11,460

Net income per common share
Income from continuing operations	$6.68	$5.76	$3.91	$3.16	$1.62

Net income per common share – assuming dilution
Income from continuing operations	$6.62	$5.71	$3.89	$3.15	$1.61
Discontinued operations, net of income tax	—	—	—	—	0.07
Cumulative effect of accounting change, net of income tax	—	—	—	0.08	—

Net income	$6.62	$5.71	$3.89	$3.23	$1.68

Cash dividends per common share	$1.28	$1.14	$1.06	$0.98	$0.92

Net income to average shareholders’ equity (percent)	35.1	33.9	26.4	26.2	15.5

Working capital	$26,960	$27,035	$17,396	$7,574	$5,116
Ratio of current assets to current liabilities	1.55	1.58	1.40	1.20	1.15

Additions to property, plant and equipment	$15,462	$13,839	$11,986	$12,859	$11,437
Property, plant and equipment, less allowances	$113,687	$107,010	$108,639	$104,965	$94,940
Total assets	$219,015	$208,335	$195,256	$174,278	$152,644

Exploration expenses, including dry holes	$1,181	$964	$1,098	$1,010	$920
Research and development costs	$733	$712	$649	$618	$631

Long-term debt	$6,645	$6,220	$5,013	$4,756	$6,655
Total debt	$8,347	$7,991	$8,293	$9,545	$10,748
Fixed-charge coverage ratio (times)	46.3	50.2	36.1	30.8	13.8
Debt to capital (percent)	6.6	6.5	7.3	9.3	12.2
Net debt to capital (percent) (3)	(20.4)	(22.0)	(10.7)	(1.2)	4.4

Shareholders’ equity at year end	$113,844	$111,186	$101,756	$89,915	$74,597
Shareholders’ equity per common share	$19.87	$18.13	$15.90	$13.69	$11.13
Weighted average number of common shares outstanding (millions)	5,913	6,266	6,482	6,634	6,753

Number of regular employees at year end (thousands) (4)	82.1	83.7	85.9	88.3	92.5

CORS employees not included above (thousands) (5)	24.3	22.4	19.3	17.4	16.8

(1)	Sales and other operating revenue includes sales-based taxes of $30,381 million for 2006, $30,742 million for 2005, $27,263 million for 2004, $23,855 million for 2003 and $22,040 million for 2002.
(2)	Sales and other operating revenue includes $30,810 million for 2005, $25,289 million for 2004, $20,936 million for 2003 and $18,150 million for 2002 for purchases/sales contracts with the same counterparty. Associated costs were included in Crude oil and product purchases. Effective January 1, 2006, these purchases/sales were recorded on a net basis with no resulting impact on net income. See note 1, Summary of Accounting Policies.
(3)	Debt net of cash, excluding restricted cash. The ratio of net debt to capital including restricted cash is (26.3) percent for 2006.
(4)	Regular employees are defined as active executive, management, professional, technical and wage employees who work full time or part time for the Corporation and are covered by the Corporation’s benefit plans and programs.
(5)	CORS employees are employees of company-operated retail sites.

A3

FREQUENTLY USED TERMS

Listed below are definitions of several of ExxonMobil’s key business and financial performance measures. These definitions are provided to facilitate understanding of the terms and their calculation.

CASH FLOW FROM OPERATIONS AND ASSET SALES

Cash flow from operations and asset sales is the sum of the net cash provided by operating activities and proceeds from sales of subsidiaries, investments and property, plant and equipment from the Consolidated Statement of Cash Flows. This cash flow is the total sources of cash from both operating the Corporation’s assets and from the divesting of assets. The Corporation employs a long-standing and regular disciplined review process to ensure that all assets are contributing to the Corporation’s strategic and financial objectives. Assets are divested when they are no longer meeting these objectives or are worth considerably more to others. Because of the regular nature of this activity, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities, including shareholder distributions.

Cash flow from operations and asset sales	2006	2005	2004
	(millions of dollars)
Net cash provided by operating activities	$49,286	$48,138	$40,551
Sales of subsidiaries, investments and property, plant and equipment	3,080	6,036	2,754

Cash flow from operations and asset sales	$52,366	$54,174	$43,305

CAPITAL EMPLOYED

Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used by the businesses, it includes ExxonMobil’s net share of property, plant and equipment and other assets less liabilities, excluding both short-term and long-term debt. When viewed from the perspective of the sources of capital employed in total for the Corporation, it includes ExxonMobil’s share of total debt and shareholders’ equity. Both of these views include ExxonMobil’s share of amounts applicable to equity companies, which the Corporation believes should be included to provide a more comprehensive measure of capital employed.

Capital employed	2006	2005	2004
	(millions of dollars)
Business uses: asset and liability perspective
Total assets	$219,015	$208,335	$195,256
Less liabilities and minority share of assets and liabilities
Total current liabilities excluding notes and loans payable	(47,115)	(44,536)	(39,701)
Total long-term liabilities excluding long-term debt and equity of minority and preferred shareholders in affiliated companies	(45,905)	(41,095)	(41,554)
Minority share of assets and liabilities	(4,948)	(4,863)	(5,285)
Add ExxonMobil share of debt-financed equity company net assets	2,808	3,450	3,914

Total capital employed	$123,855	$121,291	$112,630

Total corporate sources: debt and equity perspective
Notes and loans payable	$1,702	$1,771	$3,280
Long-term debt	6,645	6,220	5,013
Shareholders’ equity	113,844	111,186	101,756
Less minority share of total debt	(1,144)	(1,336)	(1,333)
Add ExxonMobil share of equity company debt	2,808	3,450	3,914

Total capital employed	$123,855	$121,291	$112,630

A4

RETURN ON AVERAGE CAPITAL EMPLOYED

Return on average capital employed (ROCE) is a performance measure ratio. From the perspective of the business segments, ROCE is annual business segment earnings divided by average business segment capital employed (average of beginning and end-of-year amounts). These segment earnings include ExxonMobil’s share of segment earnings of equity companies, consistent with our capital employed definition, and exclude the cost of financing. The Corporation’s total ROCE is net income excluding the after-tax cost of financing, divided by total corporate average capital employed. The Corporation has consistently applied its ROCE definition for many years and views it as the best measure of historical capital productivity in our capital-intensive, long-term industry, both to evaluate management’s performance and to demonstrate to shareholders that capital has been used wisely over the long term. Additional measures, which tend to be more cash flow-based, are used to make investment decisions.

Return on average capital employed	2006	2005	2004
	(millions of dollars)
Net income	$39,500	$36,130	$25,330
Financing costs (after tax)
Third-party debt	44	(1)	(137)
ExxonMobil share of equity companies	(156)	(144)	(185)
All other financing costs – net	191	(295)	54

Total financing costs	79	(440)	(268)

Earnings excluding financing costs	$39,421	$36,570	$25,598

Average capital employed	$122,573	$116,961	$107,339

Return on average capital employed – corporate total	32.2%	31.3%	23.8%

A5

QUARTERLY INFORMATION

	2006					2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Volumes
	(thousands of barrels daily)
Production of crude oil and natural gas liquids	2,698	2,702	2,647	2,678	2,681	2,544	2,468	2,451	2,629	2,523
Refinery throughput	5,548	5,407	5,756	5,698	5,603	5,749	5,727	5,764	5,652	5,723
Petroleum product sales (1)	7,177	7,060	7,302	7,447	7,247	7,494	7,510	7,477	7,592	7,519

	(millions of cubic feet daily)
Natural gas production available for sale	11,175	8,754	8,139	9,301	9,334	10,785	8,709	7,716	9,822	9,251

	(thousands of oil-equivalent barrels daily)
Oil-equivalent production (2)	4,560	4,161	4,004	4,228	4,237	4,341	3,919	3,737	4,266	4,065

	(thousands of metric tons)
Chemical prime product sales	6,916	6,855	6,752	6,827	27,350	6,938	6,592	6,955	6,292	26,777

Summarized financial data
	(millions of dollars)
Sales and other operating revenue (3) (4)	$86,317	96,024	96,268	86,858	365,467	$79,475	86,622	96,731	96,127	358,955
Gross profit (5)	$33,428	37,668	37,117	33,764	141,977	$31,525	32,962	35,336	36,841	136,664
Net income	$8,400	10,360	10,490	10,250	39,500	$7,860	7,640	9,920	10,710	36,130

Per share data
	(dollars per share)
Net income per common share	$1.38	1.74	1.79	1.77	6.68	$1.23	1.21	1.60	1.72	5.76
Net income per common share – assuming dilution	$1.37	1.72	1.77	1.76	6.62	$1.22	1.20	1.58	1.71	5.71
Dividends per common share	$0.32	0.32	0.32	0.32	1.28	$0.27	0.29	0.29	0.29	1.14
Common stock prices
High	$63.96	65.00	71.22	79.00	79.00	$64.37	61.74	65.96	63.89	65.96
Low	$56.42	56.64	61.63	64.84	56.42	$49.25	52.78	57.60	54.50	49.25

(1)	Petroleum product sales data is reported net of purchases/sales contracts with the same counterparty.
(2)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.
(3)	2005 Sales and other operating revenue includes amounts for purchases/sales with the same counterparty. Associated costs were included in Crude oil and product purchases. Effective January 1, 2006, these purchases/sales were recorded on a net basis with no resulting impact on net income. See note 1, Summary of Accounting Policies.
(4)	Includes amounts for sales-based taxes.
(5)	Gross profit equals sales and other operating revenue less estimated costs associated with products sold.

The price range of ExxonMobil common stock is as reported on the composite tape of the several U.S. exchanges where ExxonMobil common stock is traded. The principal market where ExxonMobil common stock (XOM) is traded is the New York Stock Exchange, although the stock is traded on other exchanges in and outside the United States.

There were 591,226 registered shareholders of ExxonMobil common stock at December 31, 2006. At January 31, 2007, the registered shareholders of ExxonMobil common stock numbered 589,553.

On January 31, 2007, the Corporation declared a $0.32 dividend per common share, payable March 9, 2007.

A6

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FUNCTIONAL EARNINGS	2006	2005	2004
	(millions of dollars, except per share amounts)
Net income (U.S. GAAP)
Upstream
United States	$5,168	$6,200	$4,948
Non-U.S.	21,062	18,149	11,727
Downstream
United States	4,250	3,911	2,186
Non-U.S.	4,204	4,081	3,520
Chemical
United States	1,360	1,186	1,020
Non-U.S.	3,022	2,757	2,408
Corporate and financing	434	(154)	(479)

Net income	$39,500	$36,130	$25,330

Net income per common share	$6.68	$5.76	$3.91
Net income per common share – assuming dilution	$6.62	$5.71	$3.89

Special items included in net income
Non-U.S. Upstream
Gain on Dutch gas restructuring	$—	$1,620	$—
U.S. Downstream
Allapattah lawsuit provision	$—	$(200)	$(550)
Non-U.S. Downstream
Sale of Sinopec shares	$—	$310	$—
Non-U.S. Chemical
Sale of Sinopec shares	$—	$150	$—
Joint venture litigation	$—	$390	$—
Corporate and financing
Tax-related benefit	$410	$—	$—

A7

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

Statements in this discussion regarding expectations, plans and future events or conditions are forward-looking statements. Actual future results, including demand growth and energy source mix; capacity increases; production growth and mix; financing sources; the resolution of contingencies; the effect of changes in prices; interest rates and other market conditions; and environmental and capital expenditures could differ materially depending on a number of factors, such as the outcome of commercial negotiations; changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; and other factors discussed herein and in Item 1A of ExxonMobil’s 2006 Form 10-K.

OVERVIEW

The following discussion and analysis of ExxonMobil’s financial results, as well as the accompanying financial statements and related notes to consolidated financial statements to which they refer, are the responsibility of the management of Exxon Mobil Corporation. The Corporation’s accounting and financial reporting fairly reflect its straightforward business model involving the extracting, manufacturing and marketing of hydrocarbons and hydrocarbon-based products. The Corporation’s business model involves the production (or purchase), manufacture and sale of physical products, and all commercial activities are directly in support of the underlying physical movement of goods. Our consistent, conservative approach to financing the capital-intensive needs of the Corporation has helped ExxonMobil to sustain the “triple-A” status of its long-term debt securities for 88 years.

ExxonMobil, with its resource base, financial strength, disciplined investment approach and technology portfolio, is well-positioned to participate in substantial investments to develop new energy supplies. While commodity prices are volatile on a short-term basis and depend on supply and demand, ExxonMobil’s investment decisions are based on our long-term outlook, using a disciplined approach in selecting and pursuing the most attractive investment opportunities. The corporate plan is a fundamental annual management process that is the basis for setting risk-assessed near-term operating and capital objectives in addition to providing the longer-term economic assumptions used for investment evaluation purposes. Volumes are based on individual field production profiles, which are also updated annually. Prices for crude oil, natural gas and refined products are based on corporate plan assumptions developed annually by major region and used for investment evaluation purposes. Potential investment opportunities are tested over a wide range of economic scenarios to establish the resiliency of each opportunity. Once investments are made, a reappraisal process is completed to ensure relevant lessons are learned and improvements are incorporated into future projects. ExxonMobil views return on capital employed as the best measure of capital productivity.

BUSINESS ENVIRONMENT AND RISK ASSESSMENT

Long-Term Business Outlook

By 2030, the world’s population is expected to grow to 8 billion, approximately 25 percent higher than today’s level. Coincident with this population increase, the Corporation expects worldwide economic growth to average just under 3 percent per year. This combination of population and economic growth should lead to a primary energy demand increase of approximately 60 percent by 2030 versus 2000. The vast majority (~80 percent) of the increase is expected to occur in developing countries.

As demand rises, energy efficiency will become increasingly important, with the pace of improvement likely to accelerate. This accelerated pace will probably result from expected improvements in personal transportation and power generation driven by the introduction of new technologies, as well as many other improvements that span the residential, commercial and industrial sectors. Oil, gas and coal are expected to remain the predominant energy sources with approximately 80 percent share of total energy. Oil and gas are expected to maintain close to a 60 percent share. These well-established fuel sources are the only ones with the versatility and scale to meet the majority of the world’s growing energy needs. Nuclear power will likely be a growing option to meet electricity needs. Alternative fuels, such as solar and wind power, will grow rapidly, underpinned by government subsidies and mandates. But even with assumptions of robust 10 percent average annual growth, solar and wind are expected to represent just 1 percent of the total energy portfolio by 2030.

Demand for liquid fuels is expected to grow at 1.4 percent per year, primarily due to increasing transportation requirements, especially related to light- and heavy-duty vehicles. The global fleet of light-duty vehicles will increase significantly, with related demand partly offset by improvements in fuel economy. Natural gas and coal are expected to grow at 1.7 and 1.6 percent per year, respectively, driven by increased need for electric power generation. The Corporation expects the liquefied natural gas (LNG) market to increase nearly fourfold by 2030, with LNG imports helping to meet growing demand in Europe, North America and Asia. With equity positions in many of the largest remote gas accumulations in the world, the Corporation is positioned to benefit from its technological advances in gas liquefaction, transportation and regasification that enable distant gas supplies to reach markets economically.

The Corporation expects the world’s oil and gas resource base to grow not only from new discoveries, but also from increases to known reserves. Technology will underpin these increases. The cost to develop these resources will be significant. According to the International Energy Agency, the investment required to meet total oil and gas energy needs worldwide through 2030 will be about $300 billion per year, or $8 trillion (measured in 2005 dollars) in total for 2005-2030.

Upstream

ExxonMobil continues to maintain a large portfolio of development and exploration opportunities, which enables the Corporation to be selective, optimizing total profitability and mitigating overall political and technical risks. As future development projects bring new production online, the Corporation expects a shift in the geographic mix of its production volumes between now and 2011. Oil and natural gas output from West Africa, the Caspian, the Middle East and Russia is expected to increase over the next five years based on current capital project execution plans. Currently, these growth areas account for 35 percent of the Corporation’s production. By 2011, they are expected to generate about 50 percent of total volumes. The remainder of the Corporation’s production is expected to be sourced from established areas, including Europe and North America.

A8

In addition to a changing geographic mix, there will also be a change in the type of opportunities from which volumes are produced. Nonconventional production utilizing specialized technology such as arctic technology, deepwater drilling and production systems, heavy oil recovery processes and LNG is expected to grow from about 30 to 40 percent of the Corporation’s output between now and 2011. The Corporation’s overall volume capacity outlook, based on projects coming onstream as anticipated, is for production capacity to grow over the period 2007-2011. However, actual volumes will vary from year to year due to timing of individual project start-ups, operational outages, reservoir performance, regulatory changes, asset sales, weather events, price effects under production sharing contracts and other factors described in Item 1A of ExxonMobil’s 2006 Form 10-K.

Downstream

The downstream industry environment remains very competitive. While refining margins in 2006 were strong, our long-term real inflation-adjusted refining margins have declined at a rate of about 1 percent per year over the past 20 years. The intense competition in the retail fuels market has similarly driven down real margins by about 4 percent per year. Global refining capacity is expected to grow at about 1 to 2 percent per year through 2010 with Asia Pacific expected to grow at more than 3 percent per year. ExxonMobil assets are well-positioned to supply the growing demand for petroleum products and our continuous focus on making our refineries more efficient and productive has resulted in significant capacity increases to help meet growing demand at a fraction of the cost of building a new refinery. Our capacity growth rate over the past 10 years at existing facilities has been the equivalent of building a new average-size refinery every three years.

Refining margins are a function of the difference between what a refinery pays for its raw materials (primarily crude oil) and the market prices for the range of products produced (primarily gasoline, heating oil, jet fuel and fuel oil). Crude oil and many products are widely traded with published prices, including those quoted on multiple exchanges around the world (e.g., New York Mercantile Exchange and International Petroleum Exchange). Prices for these commodities (crude and various products) are determined by the global marketplace and are impacted by many factors, including global and regional supply/demand balances, inventory levels, refinery operations, import/export balances, seasonality and weather and political climate.

The objectives of ExxonMobil’s Downstream strategies are to position the Corporation to be the industry leader under a variety of market conditions. These strategies include maintaining best-in-class operations in all aspects of the business, maximizing value from leading-edge technology, capitalizing on integration with other ExxonMobil businesses, and providing high-quality, valued products and services to the Corporation’s customers. ExxonMobil has an ownership interest in 40 refineries, located in 20 countries, with distillation capacity of 6.4 million barrels per day and lubricant basestock manufacturing capacity of about 150 thousand barrels per day. ExxonMobil’s fuels and lubes marketing business portfolios include operations around the world, serving a globally diverse customer base. World-class scale and integration, industry-leading efficiency, leading-edge technology and respected brands enable ExxonMobil to take advantage of attractive emerging-growth opportunities around the globe.

Chemical

The strength of the global economy supported strong demand growth for petrochemicals in 2006. Strong economic and industrial production growth fueled increased demand in Asia Pacific, particularly China. North America recovered from the supply disruptions created by hurricanes Katrina and Rita, while European growth was moderate, similar to that of GDP. Overall global supply/demand balances tightened, supporting higher prices and margins despite higher feedstock costs.

ExxonMobil benefited from continued operational excellence, as well as a portfolio of products that includes many of the largest-volume and highest-growth petrochemicals in the global economy. In addition to being a worldwide supplier of primary petrochemical products, ExxonMobil Chemical also has a diverse portfolio of less-cyclical business lines. Chemical’s competitive advantages are achieved through its business mix, broad geographic coverage, investment discipline, integration of chemical capacity with large refining complexes or Upstream gas processing, advantaged feedstock capabilities, leading proprietary technology and product application expertise.

REVIEW OF 2006 AND 2005 RESULTS

	2006	2005	2004
	(millions of dollars)
Net income (U.S. GAAP)	$39,500	$36,130	$25,330

2006

Net income in 2006 of $39,500 million was the highest ever for the Corporation, up $3,370 million from 2005. Net income for 2006 included a $410 million gain from the recognition of tax benefits related to historical investments in non-U.S. assets.

Total assets at December 31, 2006, of $219 billion increased by approximately $11 billion from 2005, reflecting strong earnings and the Corporation’s active investment program, particularly in the Upstream.

2005

Net income in 2005 of $36,130 million was up $10,800 million from 2004. Net income in 2005 included special items of $2,270 million, consisting of a $1,620 million gain related to the Dutch gas restructuring, a $460 million gain from the sale of the Corporation’s stake in Sinopec, a $390 million gain from the resolution of joint venture litigation and a charge of $200 million relating to the Allapattah lawsuit provision. Net income in 2004 included a special charge of $550 million relating to Allapattah.

Total assets at December 31, 2005, of $208 billion increased by approximately $13 billion from 2004, reflecting strong earnings and the Corporation’s active investment program, particularly in the Upstream.

A9

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Upstream

	2006	2005	2004
	(millions of dollars)
Upstream
United States	$5,168	$6,200	$4,948
Non-U.S.	21,062	18,149	11,727

Total	$26,230	$24,349	$16,675

2006

Upstream earnings for 2006 totaled $26,230 million, an increase of $1,881 million from 2005, including a $1,620 million gain related to the Dutch gas restructuring in 2005. Higher liquids and natural gas realizations were partly offset by higher operating expenses. Oil-equivalent production increased 4 percent versus 2005, including the impact of divestment and entitlement effects. Excluding these impacts, total oil-equivalent production increased by 7 percent. Liquids production of 2,681 kbd (thousands of barrels per day) increased by 158 kbd from 2005. Production increases from new projects in West Africa and increased Abu Dhabi volumes were partly offset by mature field decline, entitlement effects and divestment impacts. Natural gas production of 9,334 mcfd (millions of cubic feet per day) increased 83 mcfd from 2005. Higher volumes from projects in Qatar were partly offset by mature field decline. Earnings from U.S. Upstream operations for 2006 were $5,168 million, a decrease of $1,032 million. Earnings outside the U.S. for 2006 were $21,062 million, an increase of $2,913 million, including a $1,620 million gain related to the Dutch gas restructuring in 2005.

2005

Upstream earnings totaled $24,349 million, including $1,620 million from a gain related to the Dutch gas restructuring. Absent this, Upstream earnings increased $6,054 million from 2004 due to higher liquids and natural gas realizations, partly offset by lower production volumes. Oil-equivalent production was down 4 percent versus 2004 including the impact of hurricanes Katrina and Rita, as well as divestment and entitlement effects. Excluding these impacts, total oil-equivalent production decreased by 1 percent. Liquids production of 2,523 kbd decreased by 48 kbd from 2004. Production increases from new projects in West Africa, the North Sea and North America were offset by natural field decline in mature areas, the impact of hurricanes Katrina and Rita, as well as divestment and entitlement effects. Natural gas production of 9,251 mcfd decreased 613 mcfd from 2004. Higher volumes from projects in Qatar, the North Sea and North America were offset by mature field decline, the impact of hurricanes Katrina and Rita, maintenance activity, lower European demand, as well as entitlement and divestment impacts. Improved earnings from both U.S. and non-U.S. Upstream operations were driven by higher liquids and natural gas realizations, partly offset by lower production volumes. Earnings from U.S. Upstream operations for 2005 were $6,200 million, an increase of $1,252 million. Earnings outside the U.S. for 2005, including the $1,620 million gain related to the Dutch gas restructuring, were $18,149 million, an increase of $6,422 million.

Downstream

	2006	2005	2004
	(millions of dollars)
Downstream
United States	$4,250	$3,911	$2,186
Non-U.S.	4,204	4,081	3,520

Total	$8,454	$7,992	$5,706

2006

Downstream earnings totaled $8,454 million, an increase of $462 million from 2005 including a $310 million gain for the 2005 Sinopec share sale and a special charge of $200 million related to the 2005 Allapattah lawsuit provision. Stronger worldwide refining and marketing margins were partly offset by lower refining throughput. Petroleum product sales of 7,247 kbd decreased from 7,519 kbd in 2005, primarily due to lower refining throughput and divestment impacts. Refinery throughput was 5,603 kbd compared with 5,723 kbd in 2005. U.S. Downstream earnings of $4,250 million increased by $339 million, including a 2005 special charge related to the Allapattah lawsuit provision. Non-U.S. Downstream earnings of $4,204 million were $123 million higher than 2005 earnings which included a gain for the Sinopec share sale.

2005

Downstream earnings totaled $7,992 million, including a gain of $310 million for the Sinopec share sale and a special charge of $200 million relating to the Allapattah lawsuit provision. Downstream earnings for 2004 also included a charge of $550 million for Allapattah. Absent these, Downstream earnings increased $1,626 million from 2004, reflecting stronger worldwide refining margins partly offset by weaker marketing margins. Petroleum product sales (net) of 7,519 kbd increased from 7,511 kbd in 2004. Refinery throughput was 5,723 kbd compared with 5,713 kbd in 2004. U.S. Downstream earnings of $3,911 million increased by $1,725 million, including the charges in both years related to Allapattah. Non-U.S. Downstream earnings of $4,081 million, including a gain for the Sinopec share sale, were $561 million higher than 2004.

Chemical

	2006	2005	2004
	(millions of dollars)
Chemical
United States	$1,360	$1,186	$1,020
Non-U.S.	3,022	2,757	2,408

Total	$4,382	$3,943	$3,428

2006

Chemical earnings totaled $4,382 million, an increase of $439 million from 2005, including a $390 million gain from the favorable resolution of joint venture litigation in 2005 and a $150 million gain for the 2005 Sinopec share sale. Increased 2006 earnings were driven by higher margins and increased sales volumes. Prime product sales were 27,350 kt (thousands of metric tons), an increase of 573 kt. Prime product sales are total chemical product sales including ExxonMobil’s share of equity-company volumes and finished-product transfers to the Downstream business. Carbon black oil and sulfur volumes are excluded. U.S. Chemical earnings of $1,360 million increased by $174 million. Non-U.S. Chemical earnings of $3,022 million were $265 million

A10

higher than 2005 earnings, which included gains from the favorable resolution of joint venture litigation and the Sinopec share sale.

2005

Chemical earnings totaled $3,943 million, including a $390 million gain from the favorable resolution of joint venture litigation and $150 million from a gain on the Sinopec share sale. Absent these, Chemical earnings decreased $25 million from 2004 due to lower volumes, partly offset by higher worldwide margins. Prime product sales were 26,777 kt, a decrease of 1,011 kt from 2004, largely reflecting the impact of hurricanes Katrina and Rita. U.S. Chemical earnings of $1,186 million increased by $166 million. Non-U.S. Chemical earnings increased by $349 million to $2,757 million, including the impact of the gain from the resolution of the joint venture litigation of $390 million and a gain of $150 million on the Sinopec share sale.

Corporate and Financing

	2006	2005	2004
	(millions of dollars)
Corporate and financing	$434	$(154)	$(479)

2006

The corporate and financing segment contributed $434 million to earnings in 2006, up $588 million from 2005, primarily due to a $410 million gain from tax benefits related to historical investments in non-U.S. assets and higher interest income.

2005

Corporate and financing expenses were $154 million compared with $479 million in 2004. The decrease of $325 million is mainly due to higher interest income.

LIQUIDITY AND CAPITAL RESOURCES

Sources and Uses of Cash

	2006	2005
	(millions of dollars)
Net cash provided by/(used in)
Operating activities	$49,286	$48,138
Investing activities	(14,230)	(10,270)
Financing activities	(36,210)	(26,941)
Effect of exchange rate changes	727	(787)

Increase/(decrease) in cash and cash equivalents	$(427)	$10,140

	(Dec. 31)
Cash and cash equivalents	$28,244	$28,671
Cash and cash equivalents – restricted	4,604	4,604

Total cash and cash equivalents	$32,848	$33,275

Cash and cash equivalents were $28,244 million at the end of 2006, comparable to the prior year, as a net reduction from operating, investing and financing activities was partly offset by $727 million of positive foreign exchange effects from the general weakening of the U.S. dollar in 2006. Including restricted cash and cash equivalents of $4,604 million (see note 3 and note 15), total cash and cash equivalents were $32,848 million at the end of 2006. Cash and cash equivalents were $28,671 million at the end of 2005, an increase of $10,140 million from 2004, including $787 million of negative foreign exchange rate effects from the general strengthening of the U.S. dollar in 2005. Including restricted cash and cash equivalents of $4,604 million, total cash and cash equivalents were $33,275 million at the end of 2005. Cash flows from operating, investing and financing activities are discussed below. For additional details, see the Consolidated Statement of Cash Flows.

        Although the Corporation issues long-term debt from time to time and maintains a revolving commercial paper program, internally generated funds cover the majority of its financial requirements. The management of cash that may be temporarily available as surplus to the Corporation’s immediate needs is carefully controlled, both to optimize returns on cash balances, and to ensure that it is secure and readily available to meet the Corporation’s cash requirements as they arise.

        The Corporation will need to continually find and develop new fields, and continue to develop and apply new technologies and recovery processes to existing fields, in order to maintain or increase production and resulting cash flows in future periods. After a period of production at plateau rates, it is the nature of oil and gas fields eventually to produce at declining rates for the remainder of their economic life. Averaged over all our existing oil and gas fields and without new projects, ExxonMobil’s entitlement production is expected to decline at approximately six percent per year through the end of the decade, consistent with recent historical performance. Decline rates can vary widely by individual field due to a number of factors, including, but not limited to, the type of reservoir, fluid properties, recovery mechanisms, and age of the field. Furthermore, the Corporation’s production entitlements for individual fields can vary with price and contractual terms.

The Corporation has long been successful at offsetting the effects of natural field decline through disciplined investments and anticipates similar results in the future. Projects are in progress or planned to increase production capacity. However, these volume increases are subject to a variety of risks including project start-up timing, operational outages, reservoir performance, crude oil and natural gas prices, weather events, and regulatory changes. The Corporation’s cash flows are also highly dependent on crude oil and natural gas prices.

The Corporation’s financial strength, as evidenced by its AAA/Aaa debt rating, enables it to make large, long-term capital expenditures. Capital and exploration expenditures in 2006 were $19.9 billion, reflecting the Corporation’s continued active investment program. The Corporation expects spending to continue in this range for the next several years, although actual spending could vary depending on progress of individual projects. The Corporation has a large and diverse portfolio of development projects and exploration opportunities, which helps mitigate the overall political and technical risks of the Corporation’s Upstream segment and associated cash flow. Further, due to its financial strength, debt capacity and diverse portfolio of opportunities, the risk associated with failure or delay of any single project would not have a significant impact on the Corporation’s liquidity or ability to generate sufficient cash flows for operations and its fixed commitments. The purchase and sale of oil and gas properties have not had a significant impact on the amount or timing of cash flows from operating activities.

A11

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cash Flow from Operating Activities

2006

Cash provided by operating activities totaled $49.3 billion in 2006, a $1.1 billion increase from 2005. The major source of funds was net income of $39.5 billion, adjusted for the noncash provision of $11.4 billion for depreciation and depletion, both of which increased. The net timing effects of receipts of notes and accounts receivable, payments of accounts and other payables and contributions to pension funds in 2006 provided a partial offset.

2005

Cash provided by operating activities totaled $48.1 billion in 2005, a $7.6 billion increase from 2004. The major source of funds was net income of $36.1 billion, which increased $10.8 billion. The adjustment for the noncash provision for depreciation and depletion was $10.3 billion. Contributing to the increased level of cash provided by operating activities in 2005 was the net timing effects of receipts of notes and accounts receivable and payments of accounts and other payables in a rising price environment.

Cash Flow from Investing Activities

2006

Cash used in investing activities totaled $14.2 billion in 2006, $4.0 billion higher than 2005. Spending for property, plant and equipment increased $1.6 billion. Proceeds from the sales of subsidiaries, investments and property, plant and equipment of $3.1 billion in 2006 decreased $3.0 billion, reflecting a lower level of asset sales and the absence of almost $1.4 billion from the sale of the Corporation’s interest in Sinopec in 2005.

2005

Cash used in investing activities totaled $10.3 billion in 2005, $4.6 billion lower than 2004. In 2004, the Corporation pledged $4.6 billion as bond collateral for a litigation appeal. Spending for property, plant and equipment increased $1.9 billion. Proceeds from the sales of subsidiaries, investments and property, plant and equipment of $6.0 billion in 2005 increased $3.3 billion, including almost $1.4 billion from the sale of the Corporation’s interest in Sinopec.

Cash Flow from Financing Activities

2006

Cash used in financing activities was $36.2 billion, an increase of $9.3 billion from 2005, reflecting a higher level of purchases of ExxonMobil shares. Dividend payments on common shares increased to $1.28 per share from $1.14 per share and totaled $7.6 billion, a payout of 19 percent. Total consolidated short-term and long-term debt increased $0.3 billion to $8.3 billion at year-end 2006.

Shareholders’ equity increased $2.7 billion in 2006, to $113.8 billion, reflecting $39.5 billion of net income reduced by distributions to ExxonMobil shareholders of $7.6 billion of dividends and $25.0 billion of purchases of shares of ExxonMobil stock to reduce shares outstanding. Shareholders’ equity, and net assets and liabilities, increased $2.8 billion, representing the foreign exchange translation effects of stronger foreign currencies at the end of 2006 on ExxonMobil’s operations outside the United States. Recognition of the “Postretirement benefits reserves adjustment” under Financial Accounting Standard No. 158 (see note 2) reduced shareholders’ equity by $6.5 billion.

During 2006, Exxon Mobil Corporation purchased 451 million shares of its common stock for the treasury at a gross cost of $29.6 billion. These purchases were to reduce the number of shares outstanding and to offset shares issued in conjunction with company benefit plans and programs. Shares outstanding were reduced by 6.6 percent from 6,133 million at the end of 2005 to 5,729 million at the end of 2006. Purchases were made in both the open market and through negotiated transactions. Purchases may be increased, decreased or discontinued at any time without prior notice.

2005

Cash used in financing activities was $26.9 billion, an increase of $8.7 billion from 2004, reflecting a higher level of purchases of ExxonMobil shares. Dividend payments on common shares increased to $1.14 per share from $1.06 per share and totaled $7.2 billion, a payout of 20 percent. Total consolidated short-term and long-term debt declined $0.3 billion to $8.0 billion at year-end 2005.

        Shareholders’ equity increased $9.5 billion in 2005, to $111.2 billion, reflecting $36.1 billion of net income partly offset by distributions to ExxonMobil shareholders of $7.2 billion of dividends and $16.0 billion of purchases of shares of ExxonMobil stock to reduce shares outstanding. Shareholders’ equity, and net assets and liabilities, decreased $2.6 billion, representing the foreign exchange translation effects of weaker foreign currencies at the end of 2005 on ExxonMobil’s operations outside the United States.

During 2005, Exxon Mobil Corporation purchased 311 million shares of its common stock for the treasury at a gross cost of $18.2 billion. These purchases were to reduce the number of shares outstanding and to offset shares issued in conjunction with company benefit plans and programs. Shares outstanding were reduced by 4.2 percent from 6,401 million at the end of 2004 to 6,133 million at the end of 2005. Purchases were made in both the open market and through negotiated transactions.

A12

Commitments

Set forth below is information about the outstanding commitments of the Corporation’s consolidated subsidiaries at December 31, 2006. It combines data from the Consolidated Balance Sheet and from individual notes to the Consolidated Financial Statements.

	Payments Due by Period
Commitments	Note Reference Number	2007	2008- 2011	2012 and Beyond	Total
	(millions of dollars)
Long-term debt (1)	13	$—	$684	$5,961	$6,645
– Due in one year (2)		459	—	—	459
Asset retirement obligations (3)	8	266	1,167	3,270	4,703
Pension and other postretirement obligations (4)	16	1,318	3,144	10,002	14,464
Operating leases (5)	10	2,252	4,361	2,090	8,703
Unconditional purchase obligations (6)	15	587	1,797	1,599	3,983
Take-or-pay obligations (7)		780	2,474	2,036	5,290
Firm capital commitments (8)		5,024	2,823	1,186	9,033

This table excludes commodity purchase obligations (volumetric commitments but no fixed or minimum price) which are resold shortly after purchase, either in an active, highly liquid market or under long-term, unconditional sales contracts with similar pricing terms. Examples include long-term, noncancelable LNG and natural gas purchase commitments and commitments to purchase refinery products at market prices. Inclusion of such commitments would not be meaningful in assessing liquidity and cash flow, because these purchases will be offset in the same periods by cash received from the related sales transactions.

Notes:

(1)	Includes capitalized lease obligations of $220 million.
(2)	The amount due in one year is included in notes and loans payable of $1,702 million (note 5).
(3)	The discounted present value of upstream asset retirement obligations, primarily asset removal costs at the completion of field life.
(4)	The amount by which the benefit obligations exceeded the fair value of fund assets for certain U.S. and non-U.S. pension and other postretirement plans at year end. The payments by period include expected contributions to funded pension plans in 2007 and estimated benefit payments for unfunded plans in all years.
(5)	Minimum commitments for operating leases, shown on an undiscounted basis, cover drilling equipment, tankers, service stations and other properties.
(6)	Unconditional purchase obligations (UPOs) are those long-term commitments that are noncancelable and that third parties have used to secure financing for the facilities that will provide the contracted goods or services. The undiscounted obligations of $3,983 million mainly pertain to pipeline throughput agreements and include $2,039 million of obligations to equity companies. The present value of the total commitments, excluding imputed interest of $1,127 million, was $2,856 million.
(7)	Take-or-pay obligations are noncancelable, long-term commitments for goods and services other than UPOs. The undiscounted obligations of $5,290 million mainly pertain to pipeline and terminaling agreements and include $1,847 million of obligations to equity companies. The present value of the total commitments, excluding imputed interest of $1,118 million, totaled $4,172 million.
(8)	Firm commitments related to capital projects, shown on an undiscounted basis, totaled approximately $9.0 billion. These commitments were predominantly associated with Upstream projects outside the U.S., of which $3.2 billion was associated with LNG projects in Qatar and natural gas projects in Malaysia. The Corporation expects to fund the majority of these projects through internal cash flow.

Guarantees

The Corporation and certain of its consolidated subsidiaries were contingently liable at December 31, 2006, for $4,252 million, primarily relating to guarantees for notes, loans and performance under contracts (note 15). Included in this amount were guarantees by consolidated affiliates of $3,507 million, representing ExxonMobil’s share of obligations of certain equity companies. The below-mentioned guarantees are not reasonably likely to have a material effect on the Corporation’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

	Dec. 31, 2006
	Equity Company Obligations	Other Third-Party Obligations	Total
	(millions of dollars)
Total guarantees	$3,507	$745	$4,252

A13

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Financial Strength

On December 31, 2006, unused credit lines for short-term financing totaled approximately $5.8 billion (note 5).

The table below shows the Corporation’s fixed-charge coverage and consolidated debt-to-capital ratios. The data demonstrate the Corporation’s creditworthiness. Throughout this period, the Corporation’s long-term debt securities maintained the top credit rating from both Standard and Poor’s (AAA) and Moody’s (Aaa), a rating it has sustained for 88 years.

	2006	2005	2004
Fixed-charge coverage ratio (times)	46.3	50.2	36.1
Debt to capital (percent)	6.6	6.5	7.3
Net debt to capital (percent) (1)	(20.4)	(22.0)	(10.7)
Credit rating	AAA/Aaa	AAA/Aaa	AAA/Aaa

(1)	Debt net of cash, excluding restricted cash. The ratio of net debt to capital including restricted cash is (26.3) percent for 2006.

Management views the Corporation’s financial strength, as evidenced by the above financial ratios and other similar measures, to be a competitive advantage of strategic importance. The Corporation’s sound financial position gives it the opportunity to access the world’s capital markets in the full range of market conditions, and enables the Corporation to take on large, long-term capital commitments in the pursuit of maximizing shareholder value.

The Corporation makes limited use of derivative instruments, which are discussed in note 12.

Litigation and Other Contingencies

As discussed in note 15, a number of lawsuits, including class actions, were brought in various courts against Exxon Mobil Corporation and certain of its subsidiaries relating to the accidental release of crude oil from the tanker Exxon Valdez in 1989. All of the compensatory claims have been resolved and paid. All of the punitive damage claims were consolidated in the civil trial that began in 1994. The first judgment from the United States District Court for the District of Alaska in the amount of $5 billion was vacated by the United States Court of Appeals for the Ninth Circuit as being excessive under the Constitution. The second judgment in the amount of $4 billion was vacated by the Ninth Circuit panel without argument and sent back for the District Court to reconsider in light of the recent U.S. Supreme Court decision in Campbell v. State Farm. The most recent District Court judgment for punitive damages was for $4.5 billion plus interest and was entered in January 2004. The Corporation posted a $5.4 billion letter of credit. ExxonMobil and the plaintiffs appealed this decision to the Ninth Circuit, which ruled on December 22, 2006, that the award be reduced to $2.5 billion. On January 12, 2007, ExxonMobil petitioned the Ninth Circuit Court of Appeals for a rehearing en banc of its appeal. While it is reasonably possible that a liability for punitive damages may have been incurred from the Exxon Valdez grounding, it is not possible to predict the ultimate outcome or to reasonably estimate any such potential liability.

In December 2000, a jury in the 15th Judicial Circuit Court of Montgomery County, Alabama, returned a verdict against the Corporation in a dispute over royalties in the amount of $88 million in compensatory damages and $3.4 billion in punitive damages in the case of Exxon Corporation v. State of Alabama, et al. The verdict was upheld by the trial court in May 2001. In December 2002, the Alabama Supreme Court vacated the $3.5 billion jury verdict. The case was retried and in November 2003, a state district court jury in Montgomery, Alabama, returned a verdict against Exxon Mobil Corporation. The verdict included $63.5 million in compensatory damages and $11.8 billion in punitive damages. In March 2004, the district court judge reduced the amount of punitive damages to $3.5 billion. ExxonMobil believes the judgment is not justified by the evidence, that any punitive damage award is not justified by either the facts or the law, and that the amount of the award is grossly excessive and unconstitutional. ExxonMobil has appealed the decision to the Alabama Supreme Court. The Alabama Supreme Court heard oral arguments on February 6, 2007. Management believes that the likelihood of the judgment being upheld is remote. While it is reasonably possible that a liability may have been incurred by ExxonMobil from this dispute over royalties, it is not possible to predict the ultimate outcome or to reasonably estimate any such potential liability. In May 2004, the Corporation posted a $4.5 billion supersedeas bond as required by Alabama law to stay execution of the judgment pending appeal. The Corporation has pledged to the issuer of the bond collateral consisting of cash and short-term, high-quality securities with an aggregate value of approximately $4.6 billion. This collateral is reported as restricted cash and cash equivalents on the Consolidated Balance Sheet. Under the terms of the pledge agreement, the Corporation is entitled to receive the income generated from the cash and securities and to make investment decisions, but is restricted from using the pledged cash and securities for any other purpose until such time the bond is canceled.

        In 2001, a Louisiana state court jury awarded compensatory damages of $56 million and punitive damages of $1 billion to a landowner for damage caused by a third party that leased the property from the landowner. The third party provided pipe cleaning and storage services for the Corporation and other entities. The Louisiana Fourth Circuit Court of Appeals reduced the punitive damage award to $112 million in 2005. The Corporation appealed this decision to the Louisiana Supreme Court which, in March 2006, refused to hear the appeal. ExxonMobil has fully accrued and paid the compensatory and punitive damage awards. The Corporation appealed the punitive damage award to the U.S. Supreme Court, which on February 26, 2007, vacated the judgment and remanded the case to the Louisiana Fourth Circuit Court of Appeals for reconsideration in light of the recent U.S. Supreme Court decision in Williams v. Phillip Morris USA.

A14

In Allapattah v. Exxon, a jury in the United States District Court for the Southern District of Florida determined in 2001 that a class of Exxon dealers between March 1983 and August 1994 had been overcharged for gasoline. In June 2003, the Eleventh Circuit Court of Appeals affirmed the judgment and in March 2004, denied a petition for a rehearing en banc. In October 2004, the U.S. Supreme Court granted review as to whether the class in the District Court judgment should include members that individually do not satisfy the $50,000 minimum amount-in-controversy requirement in federal court. In light of the Supreme Court’s decision to grant review of only part of ExxonMobil’s appeal, the Corporation took an after-tax charge of $550 million in the third quarter of 2004 reflecting the estimated liability, after considering potential set-offs and defenses for the claims under review by the Supreme Court. In June 2005, the Supreme Court granted the District Court the right to hear the claims of all class members and the Corporation took an after-tax charge of $200 million. The District Court has given final approval of a settlement of $1,075 million, pre-tax. This obligation has been fully accrued and was paid in the second quarter 2006.

Tax issues for 1989 to 1993 remain pending before the U.S. Tax Court. The ultimate resolution of these issues is not expected to have a materially adverse effect upon the Corporation’s operations or financial condition.

Based on a consideration of all relevant facts and circumstances, the Corporation does not believe the ultimate outcome of any currently pending lawsuit against ExxonMobil will have a materially adverse effect upon the Corporation’s operations or financial condition. There are no events or uncertainties known to management beyond those already included in reported financial information that would indicate a material change in future operating results or financial condition.

CAPITAL AND EXPLORATION EXPENDITURES

	2006		2005
	U.S.	Non-U.S.	U.S.	Non-U.S.
	(millions of dollars)
Upstream (1)	$2,486	$13,745	$2,142	$12,328
Downstream	824	1,905	753	1,742
Chemical	280	476	243	411
Other	130	9	80	—

Total	$3,720	$16,135	$3,218	$14,481

(1)	Exploration expenses included.

Capital and exploration expenditures in 2006 were $19.9 billion, reflecting the Corporation’s continued active investment program. The Corporation expects spending to continue in this range for the next several years. Actual spending could vary depending on the progress of individual projects.

Upstream spending was up 12 percent to $16.2 billion in 2006, from $14.5 billion in 2005, as a result of higher spending in growth areas such as Qatar, Abu Dhabi and West Africa. In addition, spending in the United States and the North Sea was also higher. During the past three years, Upstream capital and exploration expenditures averaged $14.1 billion. The majority of these expenditures are on development projects, which typically take two to four years from the time of recording proved undeveloped reserves to the start of production from those reserves. The percentage of proved developed reserves has remained relatively stable over the past five years at over 60 percent of total proved reserves, indicating that proved reserves are consistently moved from undeveloped to developed status. Capital and exploration expenditures are not tracked by the undeveloped and developed proved reserve categories. Capital investments in the Downstream totaled $2.7 billion in 2006, up $0.2 billion from 2005. Chemical capital expenditures were up $0.1 billion from 2005.

TAXES

	2006	2005	2004
	(millions of dollars)
Income taxes	$27,902	$23,302	$15,911
Sales-based taxes	30,381	30,742	27,263
All other taxes and duties	42,393	44,571	43,605

Total	$100,676	$98,615	$86,779

Effective income tax rate	43%	41%	40%

2006

Income, sales-based and all other taxes and duties totaled $100.7 billion in 2006, an increase of $2.1 billion or 2 percent from 2005. Income tax expense, both current and deferred, was $27.9 billion, $4.6 billion higher than 2005, reflecting higher pre-tax income in 2006. The effective tax rate was 43 percent in 2006, compared to 41 percent in 2005. During both periods, the Corporation continued to benefit from the favorable resolution of tax-related issues. Sales-based and all other taxes and duties of $72.8 billion in 2006 decreased $2.5 billion from 2005, reflecting the tax impact of net reporting of purchases and sales of inventory with the same counterparty, only partly offset by the effects of higher prices.

2005

Income, sales-based and all other taxes and duties totaled $98.6 billion in 2005, an increase of $11.8 billion or 14 percent from 2004. Income tax expense, both current and deferred, was $23.3 billion, $7.4 billion higher than 2004, reflecting higher pre-tax income in 2005. The effective tax rate was 41 percent in 2005, compared to 40 percent in 2004. During both periods, the Corporation continued to benefit from the favorable resolution of tax-related issues. Sales-based and all other taxes and duties of $75.3 billion in 2005 increased $4.4 billion from 2004, reflecting higher prices and foreign exchange effects.

A15

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ENVIRONMENTAL MATTERS

Environmental Expenditures

	2006	2005
	(millions of dollars)
Capital expenditures	$1,081	$1,240
Other expenditures	2,127	2,089

Total	$3,208	$3,329

Throughout ExxonMobil’s businesses, new and ongoing measures are taken to prevent and minimize the impact of our operations on air, water and ground. These include a significant investment in refining infrastructure and technology to manufacture clean fuels as well as projects to reduce nitrogen oxide and sulfur oxide emissions and expenditures for asset retirement obligations. ExxonMobil’s 2006 worldwide environmental expenditures for all such preventative and remediation steps, including ExxonMobil’s share of equity company expenditures, were about $3.2 billion. The total cost for such activities is expected to remain in this range in 2007 and 2008 (with capital expenditures approximately 40 percent of the total).

Environmental Liabilities

The Corporation accrues liabilities for environmental liabilities when it is probable that obligations have been incurred and the amounts can be reasonably estimated. This policy applies to assets or businesses currently owned or previously disposed. ExxonMobil has accrued liabilities for probable environmental remediation obligations at various sites, including multiparty sites where the U.S. Environmental Protection Agency has identified ExxonMobil as one of the potentially responsible parties. The involvement of other financially responsible companies at these multiparty sites could mitigate ExxonMobil’s actual joint and several liability exposure. At present, no individual site is expected to have losses material to ExxonMobil’s operations or financial condition. Consolidated company provisions made in 2006 for environmental liabilities were $350 million ($487 million in 2005) and the balance sheet reflects accumulated liabilities of $864 million as of December 31, 2006, and $849 million as of December 31, 2005.

Asset Retirement Obligations

The fair values of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred, which is typically at the time assets are installed, with an offsetting amount booked as additions to property, plant and equipment ($263 million for 2006). Over time, the liabilities are accreted for the increase in their present value, with this effect included in expenses ($243 million in 2006). Consolidated company expenditures for asset retirement obligations in 2006 were $238 million and the ending balance of the obligations recorded on the balance sheet at December 31, 2006, totaled $4,703 million.

MARKET RISKS, INFLATION AND OTHER UNCERTAINTIES

Worldwide Average Realizations (1)	2006	2005	2004
Crude oil and NGL ($/barrel)	$58.34	$48.23	$34.76
Natural gas ($/kcf)	6.08	5.96	4.48

(1)	Consolidated subsidiaries.

Crude oil, natural gas, petroleum product and chemical prices have fluctuated in response to changing market forces. The impacts of these price fluctuations on earnings from Upstream, Downstream and Chemical operations have varied. In the Upstream, based on the 2006 worldwide production levels, a $1 per barrel change in the weighted-average realized price of oil would have approximately a $400 million annual after-tax effect on Upstream consolidated plus equity company earnings. Similarly, a $0.10 per kcf change in the worldwide average gas realization would have approximately a $200 million annual after-tax effect on Upstream consolidated plus equity company earnings. For any given period, the extent of actual benefit or detriment will be dependent on the price movements of individual types of crude oil, taxes and other government take impacts, price adjustment lags in long-term gas contracts, and crude and gas production volumes. Accordingly, changes in benchmark prices for crude oil and natural gas only provide a broad indicator of changes in the earnings experienced in any particular period.

        In the very competitive downstream and chemical environments, earnings are primarily determined by margin capture rather than absolute price levels of products sold. Refining margins are a function of the difference between what a refiner pays for its raw materials (primarily crude oil) and the market prices for the range of products produced. These prices in turn depend on global and regional supply/demand balances, inventory levels, refinery operations, import/export balances and weather.

The global energy markets can give rise to extended periods in which market conditions are adverse to one or more of the Corporation’s businesses. Such conditions, along with the capital-intensive nature of the industry and very long lead times associated with many of our projects, underscore the importance of maintaining a strong financial position. Management views the Corporation’s financial strength, including the AAA and Aaa ratings of its long-term debt securities by Standard and Poor’s and Moody’s, as a competitive advantage.

In general, segment results are not dependent on the ability to sell and/or purchase products to/from other segments. Instead, where such sales take place, they are the result of efficiencies and competitive advantages of integrated refinery/chemical complexes. Additionally, intersegment sales are at market-based prices. The products bought and sold between segments can also be acquired in worldwide markets that have substantial liquidity, capacity and transportation capabilities. About 40 percent of the Corporation’s intersegment sales are crude oil produced by the Upstream and sold to the Downstream. Other intersegment sales include those between refineries and chemical plants related to raw materials, feedstocks and finished products.

A16

Although price levels of crude oil and natural gas may rise or fall significantly over the short to medium term due to political events, OPEC actions and other factors, industry economics over the long term will continue to be driven by market supply and demand. Accordingly, the Corporation tests the viability of all of its assets over a broad range of future prices. The Corporation’s assessment is that its operations will continue to be successful in a variety of market conditions. This is the outcome of disciplined investment and asset management programs. Investment opportunities are tested against a variety of market conditions, including low-price scenarios. As a result, investments that would succeed only in highly favorable price environments are screened out of the investment plan.

The Corporation has had an active asset management program in which underperforming assets are either improved to acceptable levels or considered for divestment. The asset management program involves a disciplined, regular review to ensure that all assets are contributing to the Corporation’s strategic and financial objectives. The result has been the creation of a very efficient capital base and has meant that the Corporation has seldom been required to write down the carrying value of assets, even during periods of low commodity prices.

Risk Management

The Corporation’s size, strong capital structure, geographic diversity and the complementary nature of the Upstream, Downstream and Chemical businesses reduce the Corporation’s enterprise-wide risk from changes in interest rates, currency rates and commodity prices. As a result, the Corporation makes limited use of derivative instruments to mitigate the impact of such changes. The Corporation does not engage in speculative derivative activities or derivative trading activities nor does it use derivatives with leveraged features. The Corporation maintains a system of controls that includes the authorization, reporting and monitoring of derivative activity. The Corporation’s limited derivative activities pose no material credit or market risks to ExxonMobil’s operations, financial condition or liquidity. Note 12 summarizes the fair value of derivatives outstanding at year end and the gains or losses that have been recognized in net income.

The Corporation is exposed to changes in interest rates, primarily as a result of its short-term debt and long-term debt carrying floating interest rates. The impact of a 100-basis-point change in interest rates affecting the Corporation’s debt would not be material to earnings, cash flow or fair value. The Corporation’s cash balances exceeded total debt at year-end 2006 and 2005.

The Corporation conducts business in many foreign currencies and is subject to exchange rate risk on cash flows related to sales, expenses, financing and investment transactions. The impacts of fluctuations in exchange rates on ExxonMobil’s geographically and functionally diverse operations are varied and often offsetting in amount. The Corporation makes limited use of currency exchange contracts, commodity forwards, swaps and futures contracts to mitigate the impact of changes in currency values and commodity prices. Exposures related to the Corporation’s limited use of the above contracts are not material.

Inflation and Other Uncertainties

The general rate of inflation in most major countries of operation has been relatively low in recent years and the associated impact on costs has generally been countered by cost reductions from efficiency and productivity improvements. Increased global demand for certain services and materials has resulted in higher operating and capital costs in recent years. The Corporation continues to mitigate these effects through its economies of scale in global procurement and its efficient project management practices.

RECENTLY ISSUED STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

Accounting for Uncertainty in Income Taxes

In June 2006 the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes.” FIN 48 is an interpretation of FASB Statement No. 109, “Accounting for Income Taxes,” and must be adopted by the Corporation no later than January 1, 2007. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements uncertain tax positions that the company has taken or expects to take in its returns. The Corporation expects to recognize a transition gain of approximately $0.3 billion in shareholders’ equity upon adoption of FIN 48 in the first quarter of 2007. This gain reflects the recognition of several refund claims, partly offset by increased liability reserves.

A17

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CRITICAL ACCOUNTING POLICIES

The Corporation’s accounting and financial reporting fairly reflect its straightforward business model involving the extracting, refining and marketing of hydrocarbons and hydrocarbon-based products. The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. The following summary provides further information about the critical accounting policies and the judgments that are made by the Corporation in the application of those policies.

Oil and Gas Reserves

Evaluations of oil and gas reserves are important to the effective management of Upstream assets. They are integral to making investment decisions about oil and gas properties such as whether development should proceed or enhanced recovery methods should be undertaken. Oil and gas reserve quantities are also used as the basis for calculating unit-of-production depreciation rates and for evaluating impairment. Oil and gas reserves are divided between proved and unproved reserves. Proved reserves are the estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions; i.e., prices and costs as of the date the estimate is made. Unproved reserves are those with less than reasonable certainty of recoverability and include probable reserves. Probable reserves are reserves that are more likely to be recovered than not.

The estimation of proved reserves, which is based on the requirement of reasonable certainty, is an ongoing process based on rigorous technical evaluations, commercial and market assessment, and detailed analysis of well information such as flow rates and reservoir pressure declines. The estimation of proved reserves is controlled by the Corporation through long-standing approval guidelines. Reserve changes are made within a well-established, disciplined process driven by senior level geoscience and engineering professionals (assisted by a central reserves group with significant technical experience), culminating in reviews with and approval by senior management. Notably, the Corporation does not use specific quantitative reserve targets to determine compensation.

Key features of the reserves estimation process include:

•	rigorous peer-reviewed technical evaluations and analysis of well and field performance information (such as flow rates and reservoir pressure declines) and

•	a requirement that management make significant funding commitments toward the development of the reserves prior to booking.

Although the Corporation is reasonably certain that proved reserves will be produced, the timing and amount recovered can be affected by a number of factors including completion of development projects, reservoir performance, regulatory approvals and significant changes in long-term oil and gas price levels.

Proved reserves can be further subdivided into developed and undeveloped reserves. The percentage of proved developed reserves has remained relatively stable over the past five years at over 60 percent of total proved reserves (including both consolidated and equity company reserves), indicating that proved reserves are consistently moved from undeveloped to developed status. Over time, these undeveloped reserves will be reclassified to the developed category as new wells are drilled, existing wells are recompleted and/or facilities to collect and deliver the production from existing and future wells are installed. Major development projects typically take two to four years from the time of recording proved reserves to the start of production from these reserves.

Beginning in 2004, the year-end reserves volumes as well as the reserves change categories shown in the proved reserves tables are calculated using December 31 prices and costs. These reserves quantities are also used in calculating unit-of-production depreciation rates and in calculating the standardized measure of discounted net cash flow. Regulations preclude the Corporation from showing in this document the reserves that are calculated in a manner that is consistent with the basis that the Corporation uses to make its investment decisions. The use of year-end prices for reserves estimation introduces short-term price volatility into the process since annual adjustments are required based on prices occurring on a single day. The Corporation believes that this approach is inconsistent with the long-term nature of the upstream business where production from individual projects often spans multiple decades. The use of prices from a single date is not relevant to the investment decisions made by the Corporation and annual variations in reserves based on such year-end prices are not of consequence to how the business is actually managed.

        Revisions can include upward or downward changes in previously estimated volumes of proved reserves for existing fields due to the evaluation or re-evaluation of (1) already available geologic, reservoir or production data, (2) new geologic, reservoir or production data or (3) changes in year-end prices and costs that are used in the determination of reserves. This category can also include changes associated with the performance of improved recovery projects and significant changes in either development strategy or production equipment/facility capacity.

        The Corporation uses the “successful efforts” method to account for its exploration and production activities. Under this method, costs are accumulated on a field-by-field basis with certain exploratory expenditures and exploratory dry holes being expensed as incurred. Costs of productive wells and development dry holes are capitalized and amortized on the unit-of-production method. The Corporation uses this accounting policy instead of the “full cost” method because it provides a more timely accounting of the success or failure of the Corporation’s exploration and production activities. If the full cost method were used, all costs would be capitalized and depreciated on a country-by-country basis. The capitalized costs would be subject to an impairment test by country. The full cost method would tend to delay the expense recognition of unsuccessful projects.

A18

Impact of Oil and Gas Reserves on Depreciation. The calculation of unit-of-production depreciation is a critical accounting estimate that measures the depreciation of upstream assets. It is the ratio of actual volumes produced to total proved developed reserves (those proved reserves recoverable through existing wells with existing equipment and operating methods), applied to the asset cost. The volumes produced and asset cost are known and, while proved developed reserves have a high probability of recoverability, they are based on estimates that are subject to some variability. While the revisions the Corporation has made in the past are an indicator of variability, they have had a very small impact on the unit-of-production rates because they have been small compared to the large reserves base.

Impact of Oil and Gas Reserves and Prices on Testing for Impairment. Proved oil and gas properties held and used by the Corporation are reviewed for impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets.

The Corporation estimates the future undiscounted cash flows of the affected properties to judge the recoverability of carrying amounts. In general, analyses are based on proved reserves. Where probable reserves exist, an appropriately risk-adjusted amount of these reserves may be included in the impairment evaluation. An asset would be impaired if the undiscounted cash flows were less than its carrying value. Impairments are measured by the amount by which the carrying value exceeds its fair value.

The Corporation performs asset valuation analyses on an ongoing basis as a part of its asset management program. These analyses monitor the performance of assets against corporate objectives. They also assist the Corporation in assessing whether the carrying amounts of any of its assets may not be recoverable. In addition to estimating oil and gas reserve volumes in conducting these analyses, it is also necessary to estimate future oil and gas prices. Trigger events for impairment evaluation include a significant decrease in current and projected prices or reserve volumes, an accumulation of project costs significantly in excess of the amount originally expected, and historical and current operating losses.

In general, the Corporation does not view temporarily low oil and gas prices as a trigger event for conducting the impairment tests. The markets for crude oil and natural gas have a history of significant price volatility. Although prices will occasionally drop significantly, industry prices over the long term will continue to be driven by market supply and demand. On the supply side, industry production from mature fields is declining, but this is being offset by production from new discoveries and field developments. OPEC production policies also have an impact on world oil supplies. The demand side is largely a function of global economic growth. The relative growth/decline in supply versus demand will determine industry prices over the long term and these cannot be accurately predicted. Accordingly, any impairment tests that the Corporation performs make use of the Corporation’s price assumptions developed in the annual planning and budgeting process for the crude oil and natural gas markets, petroleum products and chemicals. These are the same price assumptions that are used for capital investment decisions. The corporate plan is a fundamental annual management process that is the basis for setting near-term risk-assessed operating and capital objectives in addition to providing the longer-term economic assumptions used for investment evaluation purposes. Volumes are based on individual field production profiles, which are also updated annually. Prices for natural gas and other products are based on corporate plan assumptions developed annually by major region and used for investment evaluation purposes. Cash flow estimates for impairment testing exclude the use of derivative instruments.

Supplemental information regarding oil and gas results of operations, capitalized costs and reserves is provided following the notes to the financial statements. The standardized measure of discounted future cash flows is based on the year-end 2006 price applied for all future years, as required under Statement of Financial Accounting Standards No. 69 (FAS 69), “Disclosure about Oil and Gas Producing Activities.” Future prices used for any impairment tests will vary from the one used in the FAS 69 disclosure and could be lower or higher for any given year.

Suspended Exploratory Well Costs

The Corporation carries as an asset exploratory well costs when the well has found a sufficient quantity of reserves to justify its completion as a producing well and where the Corporation is making sufficient progress assessing the reserves and the economic and operating viability of the project. Exploratory well costs not meeting these criteria are charged to expense. Assessing whether a project has made sufficient progress is a subjective area and requires careful consideration of the relevant facts and circumstances. The facts and circumstances that support continued capitalization of suspended wells as of year-end 2006 are disclosed in note 9 to the financial statements.

A19

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Consolidations

The Consolidated Financial Statements include the accounts of those significant subsidiaries that the Corporation controls. They also include the Corporation’s share of the undivided interest in certain upstream assets and liabilities. Amounts representing the Corporation’s percentage interest in the underlying net assets of other significant affiliates that it does not control, but exercises significant influence, are included in “Investments and advances”; the Corporation’s share of the net income of these companies is included in the Consolidated Statement of Income caption “Income from equity affiliates.” The accounting for these non-consolidated companies is referred to as the equity method of accounting.

Majority ownership is normally the indicator of control that is the basis on which subsidiaries are consolidated. However, certain factors may indicate that a majority-owned investment is not controlled and therefore should be accounted for using the equity method of accounting. These factors occur where the minority shareholders are granted by law or by contract substantive participating rights. These include the right to approve operating policies, expense budgets, financing and investment plans and management compensation and succession plans.

The Corporation consolidates certain affiliates identified as variable-interest entities in which it has less than a majority ownership, because of guarantees or other arrangements that create majority economic interests in those affiliates that are greater than the Corporation’s voting interests.

Additional disclosures of summary balance sheet and income information for those subsidiaries accounted for under the equity method of accounting can be found in note 6.

Investments in companies that are partially owned by the Corporation are integral to the Corporation’s operations. In some cases they serve to balance worldwide risks and in others they provide the only available means of entry into a particular market or area of interest. The other parties who also have an equity interest in these companies are either independent third parties or host governments that share in the business results according to their percentage ownership. The Corporation does not invest in these companies in order to remove liabilities from its balance sheet. In fact, the Corporation has long been on record supporting an alternative accounting method that would require each investor to consolidate its percentage share of all assets and liabilities in these partially owned companies rather than only its percentage in the net equity. This method of accounting for investments in partially owned companies is not permitted by GAAP except where the investments are in the direct ownership of a share of upstream assets and liabilities. However, for purposes of calculating return on average capital employed, which is not covered by GAAP standards, the Corporation includes its share of debt of these partially owned companies in the determination of average capital employed.

Pension Benefits

The Corporation and its affiliates sponsor approximately 100 defined benefit (pension) plans in about 50 countries. The funding arrangement for each plan depends on the prevailing practices and regulations of the countries where the Corporation operates. The Pension and Other Postretirement Benefits note provides details on pension obligations, fund assets and pension expense.

Some of these plans (primarily non-U.S.) provide pension benefits that are paid directly by their sponsoring affiliates out of corporate cash flow rather than a separate pension fund. Book reserves are established for these plans because tax conventions and regulatory practices do not encourage advance funding. The portion of the pension cost attributable to employee service is expensed as services are rendered. The portion attributable to the increase in pension obligations due to the passage of time is expensed over the term of the obligations, which ends when all benefits are paid. The primary difference in pension expense for unfunded versus funded plans is that pension expense for funded plans also includes a credit for the expected long-term return on fund assets.

For funded plans, including many in the United States, pension obligations are financed in advance through segregated assets or insurance arrangements. These plans are managed in compliance with the requirements of governmental authorities and meet or exceed required funding levels as measured by relevant actuarial and government standards at the mandated measurement dates. In determining liabilities and required contributions, these standards often require approaches and assumptions that differ from those used for accounting purposes.

The Corporation will continue to make contributions to these funded plans as necessary. All defined-benefit pension obligations, regardless of the funding status of the underlying plans, are fully supported by the financial strength of the Corporation or the respective sponsoring affiliate.

        Pension accounting requires explicit assumptions regarding, among others, the long-term expected earnings rate on fund assets, the discount rate for the benefit obligations and the long-term rate for future salary increases. Pension assumptions are reviewed annually by outside actuaries and senior management. These assumptions are adjusted only as appropriate to reflect changes in market rates and outlook. For example, the long-term expected earnings rate on U.S. pension plan assets in 2006 was 9.0 percent. This compares to an actual rate of return over the past decade of 11 percent. The Corporation establishes the long-term expected rate of return by developing a forward-looking, long-term return assumption for each pension fund asset class, taking into account factors such as the expected real return for the specific asset class and inflation. A single, long-term rate of return is then calculated as the weighted average of the target asset allocation and the long-term return assumption for each asset class. A worldwide reduction of 0.5 percent in the pension fund earnings rate would increase annual pension expense by approximately $120 million before tax.

A20

Differences between actual returns on fund assets versus the long-term expected return are not recognized in pension expense in the year that the difference occurs. Such differences are deferred, along with other actuarial gains and losses, and are amortized into pension expense over the expected remaining service life of employees. Further details on pension accounting and related disclosures can be found in notes 2 and 16.

Litigation and Other Contingencies

A variety of claims have been made against the Corporation and certain of its consolidated subsidiaries in a number of pending lawsuits and tax disputes. Management has regular litigation and tax reviews, including updates from corporate and outside counsel, to assess the need for accounting recognition or disclosure of these contingencies. The status of significant claims is summarized in note 15.

GAAP requires that liabilities for contingencies be recorded when it is probable that a liability has been incurred by the date of the balance sheet and that the amount can be reasonably estimated. These amounts are not reduced by amounts that may be recovered under insurance or claims against third parties, but undiscounted receivables from insurers or other third parties may be accrued separately. The Corporation revises such accruals in light of new information. For contingencies where an unfavorable outcome is reasonably possible and which are significant, the Corporation discloses the nature of the contingency and, where feasible, an estimate of the possible loss.

Significant management judgment is required related to contingent liabilities and the outcome of litigation because both are difficult to predict. However, the Corporation has been successful in defending litigation in the past. Payments have not had a materially adverse effect on operations or financial condition. In the Corporation’s experience, large claims often do not result in large awards. Large awards are often reversed or substantially reduced as a result of appeal or settlement.

Foreign Currency Translation

The method of translating the foreign currency financial statements of the Corporation’s international subsidiaries into U.S. dollars is prescribed by GAAP. Under these principles, it is necessary to select the functional currency of these subsidiaries. The functional currency is the currency of the primary economic environment in which the subsidiary operates. Management selects the functional currency after evaluating this economic environment. Downstream and Chemical operations use the local currency, except in highly inflationary countries (primarily in Latin America) and Singapore, which uses the U.S. dollar because it predominantly sells into the U.S. dollar export market. Upstream operations also use the local currency as the functional currency, except where crude and natural gas production is predominantly sold in the export market in U.S. dollars. Operations using the U.S. dollar as their functional currency include Malaysia, Indonesia, Angola, Nigeria, Equatorial Guinea, Russia and the Middle East.

Factors considered by management when determining the functional currency for a subsidiary include: the currency used for cash flows related to individual assets and liabilities; the responsiveness of sales prices to changes in exchange rates; whether sales are into local markets or exported; the currency used to acquire raw materials, labor, services and supplies; sources of financing; and significance of intercompany transactions.

A21

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management, including the Corporation’s chief executive officer, principal financial officer, and principal accounting officer, is responsible for establishing and maintaining adequate internal control over the Corporation’s financial reporting. Management conducted an evaluation of the effectiveness of internal control over financial reporting based on the Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that Exxon Mobil Corporation’s internal control over financial reporting was effective as of December 31, 2006.

Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, was audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

Rex W. Tillerson	Donald D. Humphreys	Patrick T. Mulva
Chief Executive Officer	Sr. Vice President and Treasurer	Vice President and Controller
	(Principal Financial Officer)	(Principal Accounting Officer)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Exxon Mobil Corporation:

We have completed integrated audits of Exxon Mobil Corporation’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Exxon Mobil Corporation and its subsidiaries at December 31, 2006, and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Corporation changed its method of accounting for defined benefit pension and other postretirement plans in 2006.

A22

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that the Corporation maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control – Integrated Framework issued by the COSO. The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Corporation’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Dallas, Texas

February 28, 2007

A23

CONSOLIDATED STATEMENT OF INCOME

	Note Reference Number	2006	2005	2004
		(millions of dollars)
Revenues and other income
Sales and other operating revenue (1) (2)		$365,467	$358,955	$291,252
Income from equity affiliates	6	6,985	7,583	4,961
Other income		5,183	4,142	1,822

Total revenues and other income		$377,635	$370,680	$298,035

Costs and other deductions
Crude oil and product purchases		$182,546	$185,219	$139,224
Production and manufacturing expenses		29,528	26,819	23,225
Selling, general and administrative expenses		14,273	14,402	13,849
Depreciation and depletion		11,416	10,253	9,767
Exploration expenses, including dry holes		1,181	964	1,098
Interest expense		654	496	638
Sales-based taxes (1)	18	30,381	30,742	27,263
Other taxes and duties	18	39,203	41,554	40,954
Income applicable to minority and preferred interests		1,051	799	776

Total costs and other deductions		$310,233	$311,248	$256,794

Income before income taxes		$67,402	$59,432	$41,241
Income taxes	18	27,902	23,302	15,911

Net income		$39,500	$36,130	$25,330

Net income per common share (dollars)	11	$6.68	$5.76	$3.91

Net income per common share – assuming dilution (dollars)	11	$6.62	$5.71	$3.89

(1)	Sales and other operating revenue includes sales-based taxes of $30,381 million for 2006, $30,742 million for 2005 and $27,263 million for 2004.
(2)	Sales and other operating revenue includes $30,810 million for 2005 and $25,289 million for 2004 for purchases/sales contracts with the same counterparty. Associated costs were included in Crude oil and product purchases. Effective January 1, 2006, these purchases/sales were recorded on a net basis with no resulting impact on net income. See note 1, Summary of Accounting Policies.

The information in the Notes to Consolidated Financial Statements is an integral part of these statements.

A24

CONSOLIDATED BALANCE SHEET

	Note Reference Number	Dec. 31 2006	Dec. 31 2005
		(millions of dollars)
Assets
Current assets
Cash and cash equivalents		$28,244	$28,671
Cash and cash equivalents – restricted	3, 15	4,604	4,604
Notes and accounts receivable, less estimated doubtful amounts	5	28,942	27,484
Inventories
Crude oil, products and merchandise	3	8,979	7,852
Materials and supplies		1,735	1,469
Prepaid taxes and expenses		3,273	3,262

Total current assets		$75,777	$73,342
Investments and advances	7	23,237	20,592
Property, plant and equipment, at cost, less accumulated depreciation and depletion	8	113,687	107,010
Other assets, including intangibles, net		6,314	7,391

Total assets		$219,015	$208,335

Liabilities
Current liabilities
Notes and loans payable	5	$1,702	$1,771
Accounts payable and accrued liabilities	5	39,082	36,120
Income taxes payable		8,033	8,416

Total current liabilities		$48,817	$46,307
Long-term debt	13	6,645	6,220
Postretirement benefits reserves	16	13,931	10,220
Accrued liabilities		7,116	6,434
Deferred income tax liabilities	18	20,851	20,878
Deferred credits and other long-term obligations		4,007	3,563
Equity of minority and preferred shareholders in affiliated companies		3,804	3,527

Total liabilities		$105,171	$97,149

Commitments and contingencies	15

Shareholders’ equity
Common stock without par value (9,000 million shares authorized, 8,019 million shares issued)		$4,786	$4,477
Earnings reinvested		195,207	163,335
Accumulated other nonowner changes in equity
Cumulative foreign exchange translation adjustment		3,733	979
Postretirement benefits reserves adjustment		(6,495)	—
Minimum pension liability adjustment		—	(2,258)
Common stock held in treasury (2,290 million shares in 2006 and 1,886 million shares in 2005)		(83,387)	(55,347)

Total shareholders’ equity		$113,844	$111,186

Total liabilities and shareholders’ equity		$219,015	$208,335

The information in the Notes to Consolidated Financial Statements is an integral part of these statements.

A25

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

		2006		2005		2004
	Note Reference Number	Shareholders’ Equity	Nonowner Changes in Equity(1)	Shareholders’ Equity	Nonowner Changes in Equity	Shareholders’ Equity	Nonowner Changes in Equity
		(millions of dollars)
Common stock
At beginning of year		$4,477		$4,053		$3,834
Restricted stock amortization		480		356		173
Tax benefits related to stock-based awards		169		224		183
Other		(340)		(156)		(137)

At end of year		$4,786		$4,477		$4,053

Earnings reinvested
At beginning of year		163,335		134,390		115,956
Net income for the year		39,500	$39,500	36,130	$36,130	25,330	$25,330
Dividends – common shares		(7,628)		(7,185)		(6,896)

At end of year		$195,207		$163,335		$134,390

Accumulated other nonowner changes in equity
At beginning of year		(1,279)		1,527		(514)
Foreign exchange translation adjustment		2,754	2,754	(2,619)	(2,619)	2,177	2,177
Postretirement benefits reserves adjustment	16	(6,495)	—	—	—	—	—
Minimum pension liability adjustment	16	2,258	749	241	241	(53)	(53)
Unrealized gains/(losses) on stock investments		—	—	—	—	(83)	(83)
Reclassification adjustment for gain on sale of stock investment included in net income		—	—	(428)	(428)	—	—

At end of year		$(2,762)		$(1,279)		$1,527

Total			$43,003		$33,324		$27,371

Common stock held in treasury
At beginning of year		(55,347)		(38,214)		(29,361)
Acquisitions, at cost		(29,558)		(18,221)		(9,951)
Dispositions		1,518		1,088		1,098

At end of year		$(83,387)		$(55,347)		$(38,214)

Shareholders’ equity at end of year		$113,844		$111,186		$101,756

	Share Activity
		2006		2005		2004
	(millions of shares)
Common stock
Issued
At beginning of year		8,019		8,019		8,019
Issued		—		—		—

At end of year		8,019		8,019		8,019

Held in treasury
At beginning of year		(1,886)		(1,618)		(1,451)
Acquisitions		(451)		(311)		(218)
Dispositions		47		43		51

At end of year		(2,290)		(1,886)		(1,618)

Common shares outstanding at end of year		5,729		6,133		6,401

(1)	Includes pre-FAS 158 adoption change in minimum pension liability.

The information in the Notes to Consolidated Financial Statements is an integral part of these statements.

A26

CONSOLIDATED STATEMENT OF CASH FLOWS

	Note Reference Number	2006	2005	2004
		(millions of dollars)
Cash flows from operating activities
Net income
Accruing to ExxonMobil shareholders		$39,500	$36,130	$25,330
Accruing to minority and preferred interests		1,051	799	776
Adjustments for noncash transactions
Depreciation and depletion		11,416	10,253	9,767
Deferred income tax charges/(credits)		1,717	(429)	(1,134)
Postretirement benefits expense in excess of/(less than) payments		(1,787)	254	886
Accrued liability provisions in excess of/(less than) payments		(666)	398	806
Dividends received greater than/(less than) equity in current earnings of equity companies		(579)	(734)	(1,643)
Changes in operational working capital, excluding cash and debt
Reduction/(increase) – Notes and accounts receivable		(181)	(3,700)	(472)
– Inventories		(1,057)	(434)	(223)
– Prepaid taxes and expenses		(385)	(7)	11
Increase/(reduction) – Accounts and other payables		1,160	7,806	6,333
Net (gain) on asset sales	4	(1,531)	(1,980)	(268)
All other items – net		628	(218)	382

Net cash provided by operating activities		$49,286	$48,138	$40,551

Cash flows from investing activities
Additions to property, plant and equipment		$(15,462)	$(13,839)	$(11,986)
Sales of subsidiaries, investments and property, plant and equipment	4	3,080	6,036	2,754
Increase in restricted cash and cash equivalents	3, 15	—	—	(4,604)
Additional investments and advances		(2,604)	(2,810)	(2,287)
Collection of advances		756	343	1,213

Net cash used in investing activities		$(14,230)	$(10,270)	$(14,910)

Cash flows from financing activities
Additions to long-term debt		$318	$195	$470
Reductions in long-term debt		(33)	(81)	(562)
Additions to short-term debt		334	377	450
Reductions in short-term debt		(451)	(687)	(2,243)
Additions/(reductions) in debt with less than 90-day maturity		(95)	(1,306)	(66)
Cash dividends to ExxonMobil shareholders		(7,628)	(7,185)	(6,896)
Cash dividends to minority interests		(239)	(293)	(215)
Changes in minority interests and sales/(purchases) of affiliate stock		(493)	(681)	(215)
Tax benefits related to stock-based awards		462	—	—
Common stock acquired		(29,558)	(18,221)	(9,951)
Common stock sold		1,173	941	960

Net cash used in financing activities		$(36,210)	$(26,941)	$(18,268)

Effects of exchange rate changes on cash		$727	$(787)	$532

Increase/(decrease) in cash and cash equivalents		$(427)	$10,140	$7,905
Cash and cash equivalents at beginning of year		28,671	18,531	10,626

Cash and cash equivalents at end of year		$28,244	$28,671	$18,531

The information in the Notes to Consolidated Financial Statements is an integral part of these statements.

A27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements and the supporting and supplemental material are the responsibility of the management of Exxon Mobil Corporation.

The Corporation’s principal business is energy, involving the worldwide exploration, production, transportation and sale of crude oil and natural gas (Upstream) and the manufacture, transportation and sale of petroleum products (Downstream). The Corporation is also a major worldwide manufacturer and marketer of petrochemicals (Chemical) and participates in electric power generation (Upstream).

The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates. Prior years’ data has been reclassified in certain cases to conform to the 2006 presentation basis.

1. Summary of Accounting Policies

Principles of Consolidation. The Consolidated Financial Statements include the accounts of those significant subsidiaries owned directly or indirectly with more than 50 percent of the voting rights held by the Corporation and for which other shareholders do not possess the right to participate in significant management decisions. They also include the Corporation’s share of the undivided interest in certain upstream assets and liabilities. Additionally, the Corporation consolidates certain affiliates identified as variable-interest entities in which it has less than a majority ownership, because of guarantees or other arrangements that create majority economic interests in those affiliates that are greater than the Corporation’s voting interests.

Amounts representing the Corporation’s percentage interest in the underlying net assets of other significant subsidiaries and less-than-majority-owned companies in which a significant ownership percentage interest is held are included in “Investments and advances”; the Corporation’s share of the net income of these companies is included in the Consolidated Statement of Income caption “Income from equity affiliates.” The Corporation’s share of the cumulative foreign exchange translation adjustment for equity method investments is reported in the Consolidated Statement of Shareholders’ Equity. Evidence of loss in value that might indicate impairment of investments in companies accounted for on the equity method is assessed to determine if such evidence represents a loss in value of the Corporation’s investment that is other than temporary. Examples of key indicators include a history of operating losses, a negative earnings and cash flow outlook, significant downward revisions to oil and gas reserves, and the financial condition and prospects for the investee’s business segment or geographic region. If evidence of an other than temporary loss in fair value below carrying amount is determined, an impairment is recognized. In the absence of market prices for the investment, discounted cash flows are used to assess fair value.

Revenue Recognition. The Corporation generally sells crude oil, natural gas and petroleum and chemical products under short-term agreements at prevailing market prices. In some cases (e.g., natural gas), products may be sold under long-term agreements, with periodic price adjustments. In all cases, revenues are recognized when the products are delivered, which occurs when the customer has taken title and has assumed the risks and rewards of ownership, prices are fixed or determinable and collectibility is reasonably assured.

Revenues from the production of natural gas properties in which the Corporation has an interest with other producers are recognized on the basis of the Corporation’s net working interest. Differences between actual production and net working interest volumes are not significant.

Effective January 1, 2006, the Corporation adopted the Emerging Issues Task Force (EITF) consensus on Issue No. 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty.” The EITF concluded that purchases and sales of inventory with the same counterparty that are entered into in contemplation of one another should be combined and recorded as exchanges measured at the book value of the item sold. In prior periods, the Corporation recorded certain crude oil, natural gas, petroleum product and chemical sales and purchases contemporaneously negotiated with the same counterparty as revenues and purchases. As a result of the EITF consensus, the Corporation’s accounts “Sales and other operating revenue,” “Crude oil and product purchases” and “Other taxes and duties” on the Consolidated Statement of Income were reduced in 2006 by associated amounts with no impact on net income. All operating segments are affected by this change, with the largest impact in the Downstream.

Sales-Based Taxes. The Corporation reports sales, excise and value-added taxes on sales transactions on a gross basis in the Consolidated Statement of Income (included in both revenues and costs). This gross reporting basis is footnoted on the Consolidated Statement of Income.

Derivative Instruments. The Corporation makes limited use of derivative instruments. The Corporation does not engage in speculative derivative activities or derivative trading activities nor does it use derivatives with leveraged features. When the Corporation does enter into derivative transactions, it is to offset exposures associated with interest rates, foreign currency exchange rates and hydrocarbon prices that arise from existing assets, liabilities and transactions.

The gains and losses resulting from changes in the fair value of derivatives are recorded in income. In some cases, the Corporation designates derivatives as fair value hedges, in which case the gains and losses are offset in income by the gains and losses arising from changes in the fair value of the underlying hedged items.

A28

Inventories. Crude oil, products and merchandise inventories are carried at the lower of current market value or cost (generally determined under the last-in, first-out method – LIFO). Inventory costs include expenditures and other charges (including depreciation) directly and indirectly incurred in bringing the inventory to its existing condition and location. Selling expenses and general and administrative expenses are reported as period costs and excluded from inventory cost. Inventories of materials and supplies are valued at cost or less.

Property, Plant and Equipment. Depreciation, depletion and amortization, based on cost less estimated salvage value of the asset, are primarily determined under either the unit-of-production method or the straight-line method, which is based on estimated asset service life taking obsolescence into consideration. Maintenance and repairs, including planned major maintenance, are expensed as incurred. Major renewals and improvements are capitalized and the assets replaced are retired.

Interest costs incurred to finance expenditures during the construction phase of multiyear projects are capitalized as part of the historical cost of acquiring the constructed assets. The project construction phase commences with the development of the detailed engineering design and ends when the constructed assets are ready for their intended use. Capitalized interest costs are included in property, plant and equipment and are depreciated over the service life of the related assets.

The Corporation uses the “successful efforts” method to account for its exploration and production activities. Under this method, costs are accumulated on a field-by-field basis with certain exploratory expenditures and exploratory dry holes being expensed as incurred. Costs of productive wells and development dry holes are capitalized and amortized on the unit-of-production method.

The Corporation carries as an asset exploratory well costs when the well has found a sufficient quantity of reserves to justify its completion as a producing well and where the Corporation is making sufficient progress assessing the reserves and the economic and operating viability of the project. Exploratory well costs not meeting these criteria are charged to expense.

Acquisition costs of proved properties are amortized using a unit-of-production method, computed on the basis of total proved oil and gas reserves. Significant unproved properties are assessed for impairment individually and valuation allowances against the capitalized costs are recorded based on the estimated economic chance of success and the length of time that the Corporation expects to hold the properties. The cost of properties that are not individually significant are aggregated by groups and amortized over the average holding period of the properties of the groups. The valuation allowances are reviewed at least annually. Other exploratory expenditures, including geophysical costs, other dry hole costs and annual lease rentals, are expensed as incurred.

Unit-of-production depreciation is applied to property, plant and equipment, including capitalized exploratory drilling and development costs, associated with productive depletable extractive properties in the Upstream segment. Unit-of-production rates are based on the amount of proved developed reserves of oil, gas and other minerals that are estimated to be recoverable from existing facilities using current operating methods. Additional oil and gas to be obtained through the application of improved recovery techniques is included when, or to the extent that, the requisite commercial-scale facilities have been installed and the required wells have been drilled.

Under the unit-of-production method, oil and gas volumes are considered produced once they have been measured through meters at custody transfer or sales transaction points at the outlet valve on the lease or field storage tank.

Production costs are expensed as incurred. Production involves lifting the oil and gas to the surface and gathering, treating, field processing and field storage of the oil and gas. The production function normally terminates at the outlet valve on the lease or field production storage tank. Production costs are those incurred to operate and maintain the Corporation’s wells and related equipment and facilities. They become part of the cost of oil and gas produced. These costs, sometimes referred to as lifting costs, include such items as labor costs to operate the wells and related equipment; repair and maintenance costs on the wells and equipment; materials, supplies and energy costs required to operate the wells and related equipment; and administrative expenses related to the production activity.

Gains on sales of proved and unproved properties are only recognized when there is no uncertainty about the recovery of costs applicable to any interest retained or where there is no substantial obligation for future performance by the Corporation. Losses on properties sold are recognized when incurred or when the properties are held for sale and the fair value of the properties is less than the carrying value.

Proved oil and gas properties held and used by the Corporation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets.

        The Corporation estimates the future undiscounted cash flows of the affected properties to judge the recoverability of carrying amounts. Cash flows used in impairment evaluations are developed using annually updated corporate plan investment evaluation assumptions for crude oil commodity prices and foreign currency exchange rates. Annual volumes are based on individual field production profiles, which are also updated annually. Prices for natural gas and other products are based on corporate plan assumptions developed annually by major region and also for investment evaluation purposes. Cash flow estimates for impairment testing exclude derivative instruments.

Impairment analyses are generally based on proved reserves. Where probable reserves exist, an appropriately risk-adjusted amount of these reserves may be included in the impairment evaluation. Impairments are measured by the amount the carrying value exceeds the fair value.

A29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Asset Retirement Obligations and Environmental Liabilities. The Corporation incurs retirement obligations for certain assets at the time they are installed. The fair values of these obligations are recorded as liabilities on a discounted basis. The costs associated with these liabilities are capitalized as part of the related assets and depreciated. Over time, the liabilities are accreted for the change in their present value.

Liabilities for environmental costs are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated. These liabilities are not reduced by possible recoveries from third parties and projected cash expenditures are not discounted.

Foreign Currency Translation. The Corporation selects the functional reporting currency for its international subsidiaries based on the currency of the primary economic environment in which each subsidiary operates. Downstream and Chemical operations primarily use the local currency. However, the U.S. dollar is used in highly inflationary countries (primarily in Latin America) and Singapore, which predominantly sells into the U.S. dollar export market. Upstream operations which are relatively self-contained and integrated within a particular country, such as Canada, the United Kingdom, Norway and continental Europe, use the local currency. Some Upstream operations, primarily in Asia, West Africa, Russia and the Middle East, use the U.S. dollar because they predominantly sell crude and natural gas production into U.S. dollar-denominated markets. For all operations, gains or losses from remeasuring foreign currency transactions into the functional currency are included in income.

Share-Based Payments. Effective January 1, 2006, the Corporation adopted the Financial Accounting Standards Board’s revised Statement of Financial Accounting Standards No. 123 (FAS 123R), “Share-Based Payment.” FAS 123R requires compensation costs related to share-based payments to be recognized in the income statement over the requisite service period. The amount of the compensation cost is to be measured based on the grant-date fair value of the instrument issued. FAS 123R is effective for awards granted or modified after the date of adoption and for awards granted prior to that date that have not vested. In 2003, the Corporation adopted a policy of expensing all share-based payments that is consistent with the provisions of FAS 123R, and all prior years’ outstanding stock option awards have vested. FAS 123R does not materially change the Corporation’s existing accounting practices or the amount of share-based compensation recognized in earnings.

The Corporation has recognized restricted stock awards made prior to 2006 in compensation expense using the “nominal vesting period approach.” Under this method, the grant-date fair value of the awards has been amortized into compensation expense over the full vesting period of each award. For awards granted after the Corporation’s adoption of FAS 123R on January 1, 2006, compensation expense is recognized using the “nonsubstantive vesting period approach.” Under this method, the value of the grants is amortized to compensation expense over the shorter of (1) the vesting period of each award or (2) the remaining time period until the employee becomes retiree eligible. Under both methods, the full unamortized value of awards for employees who retire before the end of the applicable amortization period is expensed. The impact of switching to the nonsubstantive vesting period approach is not material for the Corporation.

2. Accounting Changes for Defined Benefit Pension and Other Postretirement Plans

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (FAS 158), an amendment to FASB Statements No. 87, 88, 106 and 132(R). FAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit pension and other postretirement benefit plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through other nonowner changes in equity. The standard also requires disclosure in the notes to the financial statements of additional information about certain effects on net periodic benefit costs of the next fiscal year that arise from delayed recognition of gains or losses, prior service costs and transition asset or obligation. FAS 158 was adopted by the Corporation in the financial statements for the year ending December 31, 2006. See note 16, Pension and Other Postretirement Benefits, for further details.

3. Miscellaneous Financial Information

Research and development costs totaled $733 million in 2006, $712 million in 2005 and $649 million in 2004.

Net income included aggregate foreign exchange transaction gains of $278 million in 2006, losses of $138 million in 2005 and gains of $69 million in 2004.

In 2006, 2005 and 2004, net income included gains of $401 million, $215 million and $227 million, respectively, attributable to the combined effects of LIFO inventory accumulations and draw-downs. The aggregate replacement cost of inventories was estimated to exceed their LIFO carrying values by $15.9 billion and $15.4 billion at December 31, 2006, and 2005, respectively.

Crude oil, products and merchandise as of year-end 2006 and 2005 consist of the following:

	2006	2005
	(billions of dollars)
Petroleum products	$3.8	$3.2
Crude oil	2.8	2.2
Chemical products	2.1	2.1
Gas/other	0.3	0.3

Total	$9.0	$7.8

Restricted cash and cash equivalents were $4,604 million at December 31, 2006, attributable to cash and short-term, high-quality securities the Corporation pledged as collateral to the issuer of a $4.5 billion litigation-related bond. The Corporation posted this bond to stay execution of the judgment pending appeal in the case of Exxon Corporation v. State of Alabama, et al. (refer to note 15 for discussion of this lawsuit). Under the terms of the pledge agreement, the Corporation is entitled to receive the income generated from the cash and securities and to make investment decisions, but is restricted from using the pledged cash and securities for any other purpose until such time the bond is canceled.

A30

4. Cash Flow Information

The Consolidated Statement of Cash Flows provides information about changes in cash and cash equivalents. Highly liquid investments with maturities of three months or less when acquired are classified as cash equivalents.

The “Net (gain) on asset sales” in net cash provided by operating activities on the Consolidated Statement of Cash Flows includes the before-tax gain from the Corporation’s sale of its investment in Sinopec in 2005. Other gains are primarily from the sale of Upstream producing properties. These gains are reported in “Other income” on the Consolidated Statement of Income.

During 2005, Mobil Services (Bahamas) Ltd. issued variable notes due in 2035 to a consolidated ExxonMobil affiliate. This affiliate was later deconsolidated and the notes were classified as long-term debt. Therefore, this loan did not result in an “Additions to long-term debt” in the Consolidated Statement of Cash Flows.

	2006	2005	2004
	(millions of dollars)
Cash payments for interest	$1,382	$473	$328

Cash payments for income taxes	$26,165	$22,535	$13,510

5. Additional Working Capital Information

	Dec. 31 2006	Dec. 31 2005
	(millions of dollars)
Notes and accounts receivable
Trade, less reserves of $306 million and $321 million	$25,076	$23,858
Other, less reserves of $64 million and $44 million	3,866	3,626

Total	$28,942	$27,484

Notes and loans payable
Bank loans	$753	$790
Commercial paper	274	291
Long-term debt due within one year	459	515
Other	216	175

Total	$1,702	$1,771

Accounts payable and accrued liabilities
Trade payables	$25,084	$22,788
Payables to equity companies	2,597	2,451
Accrued taxes other than income taxes	6,052	5,607
Other	5,349	5,274

Total	$39,082	$36,120

On December 31, 2006, unused credit lines for short-term financing totaled approximately $5.8 billion. Of this total, $3.6 billion support commercial paper programs under terms negotiated when drawn. The weighted-average interest rate on short-term borrowings outstanding at December 31, 2006, and 2005, was 5.5 percent and 4.9 percent, respectively.

A31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Equity Company Information

The summarized financial information below includes amounts related to certain less-than-majority-owned companies and majority-owned subsidiaries where minority shareholders possess the right to participate in significant management decisions (see note 1). These companies are primarily engaged in crude production, natural gas marketing and refining operations in North America; natural gas production, natural gas distribution and downstream operations in Europe; crude production in Kazakhstan; and liquefied natural gas (LNG) operations in Qatar. Also included are several power generation, petrochemical/lubes manufacturing and chemical ventures. The Corporation’s ownership in these ventures is in the form of shares in corporate joint ventures as well as interests in partnerships. The share of total revenues in the table below representing sales to ExxonMobil consolidated companies was 24 percent, 22 percent and 22 percent in the years 2006, 2005 and 2004, respectively.

	2006		2005		2004
Equity Company Financial Summary	Total	ExxonMobil Share	Total	ExxonMobil Share	Total	ExxonMobil Share
	(millions of dollars)
Total revenues	$98,542	$33,505	$88,003	$31,395	$72,872	$26,359

Income before income taxes	$24,094	$8,905	$24,070	$9,809	$15,278	$6,141
Income taxes	5,582	1,920	5,574	2,226	3,257	1,180

Net income	$18,512	$6,985	$18,496	$7,583	$12,021	$4,961

Current assets	$24,684	$8,484	$24,931	$8,645	$21,835	$7,803
Property, plant and equipment, less accumulated depreciation	59,691	19,602	50,622	17,149	46,236	15,793
Other long-term assets	7,209	4,206	6,900	3,919	6,600	4,166

Total assets	$91,584	$32,292	$82,453	$29,713	$74,671	$27,762

Short-term debt	$2,669	$888	$3,412	$1,179	$4,109	$1,348
Other current liabilities	16,543	5,852	15,330	5,414	14,463	5,397
Long-term debt	16,442	1,920	13,419	2,271	10,477	2,566
Other long-term liabilities	7,946	3,250	7,477	3,153	6,489	2,910
Advances from shareholders	15,791	6,803	14,390	5,580	12,339	3,799

Net assets	$32,193	$13,579	$28,425	$12,116	$26,794	$11,742

A list of significant equity companies as of December 31, 2006, together with the Corporation’s percentage ownership interest, is detailed below:

Percentage Ownership Interest
Upstream
Aera Energy LLC	48
BEB Erdgas und Erdoel GmbH	50
Cameroon Oil Transportation Company S.A.	41
Castle Peak Power Company Limited	60
Nederlandse Aardolie Maatschappij B.V.	50
Qatar Liquefied Gas Company Limited	10
Qatar Liquefied Gas Company Limited II	24
Ras Laffan Liquefied Natural Gas Company Limited	25
Ras Laffan Liquefied Natural Gas Company Limited II	30
Tengizchevroil, LLP	25
Terminale GNL Adriatico S.r.l.	45

Downstream
Chalmette Refining, LLC	50
Saudi Aramco Lubricating Oil Refining Company Ltd.	30
Saudi Aramco Mobil Refinery Company Ltd.	50

Chemical
Al-Jubail Petrochemical Company	50
Infineum Holdings B.V.	50
Saudi Yanbu Petrochemical Co.	50

A32

7. Investments and Advances

	Dec. 31 2006	Dec. 31 2005
	(millions of dollars)
Companies carried at equity in underlying assets
Investments	$13,579	$12,116
Advances	6,803	5,580

	$20,382	$17,696
Companies carried at cost or less and stock investments carried at fair value	1,678	1,732

	$22,060	$19,428
Long-term receivables and miscellaneous investments at cost or less	1,177	1,164

Total	$23,237	$20,592

8. Property, Plant and Equipment and Asset Retirement Obligations

	Dec. 31, 2006		Dec. 31, 2005
Property, Plant and Equipment	Cost	Net	Cost	Net
	(millions of dollars)
Upstream	$163,087	$68,410	$148,844	$62,817
Downstream	62,392	28,918	59,338	28,029
Chemical	22,197	9,319	21,055	9,304
Other	11,608	7,040	11,057	6,860

Total	$259,284	$113,687	$240,294	$107,010

In the Upstream segment, depreciation is on a unit-of-production basis, so depreciable life will vary by field. In the Downstream segment, investments in refinery and lubes basestock manufacturing facilities are generally depreciated on a straight-line basis over a 25-year life and service station buildings and fixed improvements over a 20-year life. In the Chemical segment, investments in process equipment are generally depreciated on a straight-line basis over a 20-year life.

Accumulated depreciation and depletion totaled $145,597 million at the end of 2006 and $133,284 million at the end of 2005. Interest capitalized in 2006, 2005 and 2004 was $530 million, $434 million and $500 million, respectively.

Asset Retirement Obligations (AROs)

The Corporation incurs retirement obligations for its upstream assets. The fair values of these obligations are recorded as liabilities on a discounted basis, which is typically at the time the assets are installed. The costs associated with these liabilities are capitalized as part of the related assets and depreciated as the reserves are produced. Over time, the liabilities are accreted for the change in their present value. Asset retirement obligations for downstream and chemical facilities generally become firm at the time the facilities are permanently shut down and dismantled. These obligations may include the costs of asset disposal and additional soil remediation. However, these sites have indeterminate lives based on plans for continued operations and as such, the fair value of the conditional legal obligations cannot be measured, since it is impossible to estimate the future settlement dates of such obligations.

The following table summarizes the activity in the liability for asset retirement obligations:

	2006	2005
	(millions of dollars)
Beginning balance	$3,568	$3,610
Accretion expense and other provisions	243	219
Reduction due to asset sales	(202)	(11)
Payments made	(238)	(193)
Liabilities incurred	263	165
Revisions	832	61
Foreign currency translation/other	237	(283)

Ending balance	$4,703	$3,568

A33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Accounting for Suspended Exploratory Well Costs

In accounting for suspended exploratory well costs, the Corporation utilizes Financial Accounting Standards Board Staff Position FAS 19-1 (FSP 19-1), “Accounting for Suspended Well Costs.” FSP 19-1 amended Statement of Financial Accounting Standards No. 19 (FAS 19), “Financial Accounting and Reporting by Oil and Gas Producing Companies,” to permit the continued capitalization of exploratory well costs beyond one year after the well is completed if (a) the well found a sufficient quantity of reserves to justify its completion as a producing well and (b) the entity is making sufficient progress assessing the reserves and the economic and operating viability of the project.

The following two tables provide details of the changes in the balance of suspended exploratory well costs as well as an aging summary of those costs.

Change in capitalized suspended exploratory well costs:

	2006	2005	2004
	(millions of dollars)
Balance beginning at January 1	$1,139	$1,070	$1,093
Additions pending the determination of proved reserves	257	233	139
Charged to expense	(54)	(62)	(98)
Reclassifications to wells, facilities and equipment based on the determination of proved reserves	(22)	(82)	(92)
Foreign exchange/other	(15)	(20)	28

Ending balance	$1,305	$1,139	$1,070

Ending balance attributed to equity companies included above	$17	$2	$1

Period end capitalized suspended exploratory well costs:

	2006	2005	2004
	(millions of dollars)
Capitalized for a period of one year or less	$257	$233	$139

Capitalized for a period of between one and five years	566	485	510
Capitalized for a period of between five and ten years	213	167	172
Capitalized for a period of greater than ten years	269	254	249

Capitalized for a period greater than one year – subtotal	$1,048	$906	$931

Total	$1,305	$1,139	$1,070

Exploration activity often involves drilling multiple wells, over a number of years, to fully evaluate a project. The table below provides a numerical breakdown of the number of projects with suspended exploratory well costs which had their first capitalized well drilled in the preceding 12 months and those that have had exploratory well costs capitalized for a period greater than 12 months.

	2006	2005	2004
Number of projects with first capitalized well drilled in the preceding 12 months	13	16	8
Number of projects that have exploratory well costs capitalized for a period of greater than 12 months	53	56	61

Total	66	72	69

A34

Of the 53 projects that have exploratory well costs capitalized for a period greater than 12 months as of December 31, 2006, 27 projects have drilling in the preceding 12 months or exploratory activity planned in the next two years, while the remaining 26 projects are those with completed exploratory activity progressing toward development. The table below provides additional detail for those 26 projects, which total $413 million.

Country/Project	Dec. 31, 2006	Years Wells Drilled	Comment
(millions of dollars)
Angola
– Perpetua/Zinia/Acacia	$27	2000 -2005	Declarations of Commerciality for these discoveries were submitted from 2002 to 2005; alignment with co-venturers and government on development plan reached in 2005; initial project funding and engineering began in 2005.
Australia
– Kipper/East Pilchard	10	1986 - 2001	Bass Strait project in design phase; planned tie-in to existing platform; initial Kipper funding began in 2005 following execution of Memorandum of Understanding between co-venturers; development of East Pilchard phase awaiting capacity in existing/planned infrastructure.
Indonesia
– Cepu	41	1998 - 2001	Memorandum of Understanding and a Production Sharing Contract were signed in 2005 that extended the license term for 30 years followed by execution of a Joint Operating Agreement in 2006 that established ExxonMobil as the operator; initial project funding and engineering began in 2001; Plan of Development was approved by the government in 2006.
– Natuna	118	1981 - 1983	Intent to proceed to the next phase of development communicated to government in 2004; discussions with government on near-term development work plans and contract terms are in progress; further technical evaluation and gas marketing activities continued to progress in 2006, including execution of a supplemental Memorandum of Understanding with a potential customer.
Kazakhstan
– Aktote	41	2003 - 2004	Development study under way to examine tieback to Kashagan field and/or potential development with Kairan field that is still in the exploration phase.
Nigeria
– Etoro-Isobo	9	2002	Offshore satellite development which will tie back to a planned production facility.
– Other (5 projects)	15	2001 - 2002	Actively pursuing development of several additional offshore satellite discoveries which will tie back to existing/planned production facilities.
Norway
– Lavrans	21	1995 - 1999	Development awaiting capacity in existing/planned infrastructure; planned subsea tieback to existing floating production system; evaluation of phased ullage filling scenarios is progressing.
– Skarv/Idun	30	1998 - 2002	Planned subsea tieback to floating production system; the export infrastructure and development plan were agreed to with partners in 2005; submission of Plan of Development to the government anticipated in 2007; initial project funding and engineering began in 2005.
– Other (2 projects)	2	1992 - 2002	Progressing smaller North Sea developments.

A35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Country/Project	Dec. 31, 2006	Years Wells Drilled	Comment
(millions of dollars)
United Kingdom
– Phyllis	10	2004	Assessing co-development option with nearby 2005 Barbara discovery.
– Puffin	42	1981 - 1986	Development awaiting capacity in existing infrastructure; planned tieback to existing U.K. North Sea production facility.
United States
– Point Thomson	28	1977 - 1980	A project team continues evaluating development options and has been working with the State of Alaska on North Slope gas transportation and production alternatives that include Point Thomson. Judicial appeals and lawsuits were filed challenging the decision of the Alaska Department of Natural Resources terminating the Point Thomson Unit.
Other
– Various (8 projects)	19	1979 - 2005	Projects primarily awaiting capacity in existing or planned infrastructure.
Total – 2006 (26 projects)	$413

A36

10. Leased Facilities

At December 31, 2006, the Corporation and its consolidated subsidiaries held noncancelable operating charters and leases covering drilling equipment, tankers, service stations and other properties with minimum undiscounted lease commitments totaling $8,703 million as indicated in the table. Estimated related rental income from noncancelable subleases is $218 million.

	Lease Payments Under Minimum Commitments	Related Sublease Rental Income
	(millions of dollars)
2007	$2,252	$43
2008	1,794	38
2009	1,121	33
2010	845	30
2011	601	28
2012 and beyond	2,090	46

Total	$8,703	$218

Net rental expenses under both cancelable and noncancelable operating leases incurred during 2006, 2005 and 2004 were as follows:

	2006	2005	2004
	(millions of dollars)
Rental expense	$3,576	$2,966	$2,627
Less sublease rental income	172	176	136

Net rental expense	$3,404	$2,790	$2,491

11. Earnings Per Share

	2006	2005	2004
Net income per common share

Net income (millions of dollars)	$39,500	$36,130	$25,330

Weighted average number of common shares outstanding (millions of shares)	5,913	6,266	6,482

Net income per common share (dollars)	$6.68	$5.76	$3.91

Net income per common share – assuming dilution

Net income (millions of dollars)	$39,500	$36,130	$25,330

Weighted average number of common shares outstanding (millions of shares)	5,913	6,266	6,482
Effect of employee stock-based awards	57	56	37

Weighted average number of common shares outstanding – assuming dilution	5,970	6,322	6,519

Net income per common share (dollars)	$6.62	$5.71	$3.89

Dividends paid per common share (dollars)	$1.28	$1.14	$1.06

A37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Financial Instruments and Derivatives

The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. Long-term debt is the only category of financial instruments whose fair value differs materially from the recorded book value. The estimated fair value of total long-term debt, including capitalized lease obligations, at December 31, 2006, and 2005, was $7.2 billion and $7.0 billion, respectively, as compared to recorded book values of $6.6 billion and $6.2 billion.

The Corporation’s size, strong capital structure, geographic diversity and the complementary nature of the Upstream, Downstream and Chemical businesses reduce the Corporation’s enterprise-wide risk from changes in interest rates, currency rates and commodity prices. As a result, the Corporation makes limited use of derivatives to mitigate the impact of such changes. The Corporation does not engage in speculative derivative activities or derivative trading activities nor does it use derivatives with leveraged features. The Corporation maintains a system of controls that includes the authorization, reporting and monitoring of derivative activity. The Corporation’s limited derivative activities pose no material credit or market risks to ExxonMobil’s operations, financial condition or liquidity.

The estimated fair value of derivatives outstanding and recorded on the balance sheet was a net payable of $64 million at year-end 2006 and $426 million at year-end 2005, respectively. This is the amount that the Corporation would have paid to, or received from, third parties if these derivatives had been settled in the open market. The Corporation recognized a before-tax gain of $397 million, a loss of $312 million and a gain of $38 million related to derivatives during 2006, 2005 and 2004, respectively.

The fair value of derivatives outstanding at year-end 2006 and gain recognized during the year are immaterial in relation to the Corporation’s year-end cash balance of $28.2 billion, total assets of $219.0 billion or net income for the year of $39.5 billion.

13. Long-Term Debt

At December 31, 2006, long-term debt consisted of $6,437 million due in U.S. dollars and $208 million representing the U.S. dollar equivalent at year-end exchange rates of amounts payable in foreign currencies. These amounts exclude that portion of long-term debt, totaling $459 million, which matures within one year and is included in current liabilities. The amounts of long-term debt maturing, together with sinking fund payments required, in each of the four years after December 31, 2007, in millions of dollars, are: 2008 – $342, 2009 – $119, 2010 – $116 and 2011 – $107. At December 31, 2006, the Corporation’s unused long-term credit lines were not material.

Summarized long-term borrowings at year-end 2006 and 2005 were as shown in the table below:

	2006	2005
	(millions of dollars)
Exxon Capital Corporation
6.125% Guaranteed notes due 2008	$160	$160

SeaRiver Maritime Financial Holdings, Inc. (1)
Guaranteed debt securities due 2008-2011 (2)	52	65
Guaranteed deferred interest debentures due 2012
– Face value net of unamortized discount plus accrued interest	1,550	1,391

Mobil Services (Bahamas) Ltd.
Variable notes due 2035 (3)	972	972
Variable notes due 2034 (4)	311	311

Mobil Corporation
8.625% debentures due 2021	248	248

Industrial revenue bonds due 2012-2039 (5)	1,697	1,700
Other U.S. dollar obligations (6)	1,275	1,023
Other foreign currency obligations	160	153
Capitalized lease obligations (7)	220	197

Total long-term debt	$6,645	$6,220

(1)	Additional information is provided for this subsidiary on the following pages.
(2)	Average effective interest rate of 5.1% in 2006 and 3.3% in 2005.
(3)	Average effective interest rate of 5.1% in 2006 and 3.7% in 2005.
(4)	Average effective interest rate of 5.1% in 2006 and 3.3% in 2005.
(5)	Average effective interest rate of 3.7% in 2006 and 2.8% in 2005.
(6)	Average effective interest rate of 6.2% in 2006 and 6.7% in 2005.
(7)	Average imputed interest rate of 7.6% in 2006 and 7.5% in 2005.

A38

Condensed consolidating financial information related to guaranteed securities issued by subsidiaries

Exxon Mobil Corporation has fully and unconditionally guaranteed the deferred interest debentures due 2012 ($1,550 million long-term debt at December 31, 2006) and the debt securities due 2007 to 2011 ($52 million long-term and $13 million short-term) of SeaRiver Maritime Financial Holdings, Inc.

SeaRiver Maritime Financial Holdings, Inc. is a 100-percent-owned subsidiary of Exxon Mobil Corporation.

The following condensed consolidating financial information is provided for Exxon Mobil Corporation, as guarantor, and for SeaRiver Maritime Financial Holdings, Inc., as issuer, as an alternative to providing separate financial statements for the issuer. The accounts of Exxon Mobil Corporation and SeaRiver Maritime Financial Holdings, Inc. are presented utilizing the equity method of accounting for investments in subsidiaries.

	Exxon Mobil Corporation Parent Guarantor	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated statement of income for 12 months ended December 31, 2006
Revenues and other income
Sales and other operating revenue, including sales-based taxes	$16,317	$—	$349,150	$—	$365,467
Income from equity affiliates	37,911	14	6,974	(37,914)	6,985
Other income	944	—	4,239	—	5,183
Intercompany revenue	39,265	95	328,452	(367,812)	—

Total revenues and other income	94,437	109	688,815	(405,726)	377,635

Costs and other deductions
Crude oil and product purchases	37,365	—	491,169	(345,988)	182,546
Production and manufacturing expenses	7,357	—	27,120	(4,949)	29,528
Selling, general and administrative expenses	2,634	—	12,297	(658)	14,273
Depreciation and depletion	1,431	—	9,985	—	11,416
Exploration expenses, including dry holes	272	—	909	—	1,181
Interest expense	4,829	182	12,388	(16,745)	654
Sales-based taxes	—	—	30,381	—	30,381
Other taxes and duties	36	—	39,167	—	39,203
Income applicable to minority and preferred interests	—	—	1,051	—	1,051

Total costs and other deductions	53,924	182	624,467	(368,340)	310,233

Income before income taxes	40,513	(73)	64,348	(37,386)	67,402
Income taxes	1,013	(30)	26,919	—	27,902

Net income	$39,500	$(43)	$37,429	$(37,386)	$39,500

A39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Exxon Mobil Corporation Parent Guarantor	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated statement of income for 12 months ended December 31, 2005
Revenues and other income
Sales and other operating revenue, including sales-based taxes	$15,081	$—	$343,874	$—	$358,955
Income from equity affiliates	32,996	6	7,584	(33,003)	7,583
Other income	834	—	3,308	—	4,142
Intercompany revenue	33,546	56	274,757	(308,359)	—

Total revenues and other income	82,457	62	629,523	(341,362)	370,680

Costs and other deductions
Crude oil and product purchases	30,451	—	447,251	(292,483)	185,219
Production and manufacturing expenses	7,177	—	24,859	(5,217)	26,819
Selling, general and administrative expenses	2,434	—	12,480	(512)	14,402
Depreciation and depletion	1,341	—	8,912	—	10,253
Exploration expenses, including dry holes	137	—	827	—	964
Interest expense	2,723	159	7,790	(10,176)	496
Sales-based taxes	—	—	30,742	—	30,742
Other taxes and duties	21	—	41,533	—	41,554
Income applicable to minority and preferred interests	—	—	799	—	799

Total costs and other deductions	44,284	159	575,193	(308,388)	311,248

Income before income taxes	38,173	(97)	54,330	(32,974)	59,432
Income taxes	2,043	(36)	21,295	—	23,302

Net income	$36,130	$(61)	$33,035	$(32,974)	$36,130

Condensed consolidated statement of income for 12 months ended December 31, 2004
Revenues and other income
Sales and other operating revenue, including sales-based taxes	$13,617	$—	$277,635	$—	$291,252
Income from equity affiliates	23,115	15	4,966	(23,135)	4,961
Other income	521	—	1,301	—	1,822
Intercompany revenue	24,147	22	196,686	(220,855)	—

Total revenues and other income	61,400	37	480,588	(243,990)	298,035

Costs and other deductions
Crude oil and product purchases	23,217	—	324,920	(208,913)	139,224
Production and manufacturing expenses	6,642	—	21,948	(5,365)	23,225
Selling, general and administrative expenses	2,099	—	12,060	(310)	13,849
Depreciation and depletion	1,424	1	8,342	—	9,767
Exploration expenses, including dry holes	187	—	911	—	1,098
Interest expense	1,381	135	5,360	(6,238)	638
Sales-based taxes	—	—	27,263	—	27,263
Other taxes and duties	14	—	40,940	—	40,954
Income applicable to minority and preferred interests	—	—	776	—	776

Total costs and other deductions	34,964	136	442,520	(220,826)	256,794

Income before income taxes	26,436	(99)	38,068	(23,164)	41,241
Income taxes	1,106	(40)	14,845	—	15,911

Net income	$25,330	$(59)	$23,223	$(23,164)	$25,330

A40

Condensed consolidating financial information related to guaranteed securities issued by subsidiaries

	Exxon Mobil Corporation Parent Guarantor	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated balance sheet for year ended December 31, 2006

Cash and cash equivalents	$6,355	$—	$21,889	$—	$28,244
Cash and cash equivalents – restricted	—	—	4,604	—	4,604
Notes and accounts receivable – net	2,057	—	26,885	—	28,942
Inventories	1,213	—	9,501	—	10,714
Prepaid taxes and expenses	357	—	2,916	—	3,273

Total current assets	9,982	—	65,795	—	75,777
Investments and advances	200,982	359	409,935	(588,039)	23,237
Property, plant and equipment – net	16,730	—	96,957	—	113,687
Other long-term assets	275	64	5,975	—	6,314
Intercompany receivables	16,501	1,883	435,221	(453,605)	—

Total assets	$244,470	$2,306	$1,013,883	$(1,041,644)	$219,015

Notes and loans payable	$90	$13	$1,599	$—	$1,702
Accounts payable and accrued liabilities	3,025	1	36,056	—	39,082
Income taxes payable	548	1	7,484	—	8,033

Total current liabilities	3,663	15	45,139	—	48,817
Long-term debt	274	1,602	4,769	—	6,645
Deferred income tax liabilities	1,975	237	18,639	—	20,851
Other long-term liabilities	8,044	—	20,814	—	28,858
Intercompany payables	116,670	387	336,548	(453,605)	—

Total liabilities	130,626	2,241	425,909	(453,605)	105,171

Earnings reinvested	195,207	(404)	144,607	(144,203)	195,207
Other shareholders’ equity	(81,363)	469	443,367	(443,836)	(81,363)

Total shareholders’ equity	113,844	65	587,974	(588,039)	113,844

Total liabilities and shareholders’ equity	$244,470	$2,306	$1,013,883	$(1,041,644)	$219,015

Condensed consolidated balance sheet for year ended December 31, 2005

Cash and cash equivalents	$12,076	$—	$16,595	$—	$28,671
Cash and cash equivalents – restricted	4,604	—	—	—	4,604
Notes and accounts receivable – net	2,183	—	25,301	—	27,484
Inventories	1,241	—	8,080	—	9,321
Prepaid taxes and expenses	117	—	3,145	—	3,262

Total current assets	20,221	—	53,121	—	73,342
Investments and advances	163,033	375	403,173	(545,989)	20,592
Property, plant and equipment – net	15,537	—	91,473	—	107,010
Other long-term assets	1,257	74	6,060	—	7,391
Intercompany receivables	14,569	1,768	378,217	(394,554)	—

Total assets	$214,617	$2,217	$932,044	$(940,543)	$208,335

Notes and loans payable	$446	$10	$1,315	$—	$1,771
Accounts payable and accrued liabilities	3,137	1	32,982	—	36,120
Income taxes payable	553	2	7,861	—	8,416

Total current liabilities	4,136	13	42,158	—	46,307
Long-term debt	270	1,456	4,494	—	6,220
Deferred income tax liabilities	2,909	257	17,712	—	20,878
Other long-term liabilities	5,412	—	18,332	—	23,744
Intercompany payables	90,705	383	303,466	(394,554)	—

Total liabilities	103,432	2,109	386,162	(394,554)	97,149

Earnings reinvested	163,335	(361)	108,793	(108,432)	163,335
Other shareholders’ equity	(52,150)	469	437,089	(437,557)	(52,149)

Total shareholders’ equity	111,185	108	545,882	(545,989)	111,186

Total liabilities and shareholders’ equity	$214,617	$2,217	$932,044	$(940,543)	$208,335

A41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Exxon Mobil Corporation Parent Guarantor	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated statement of cash flows for 12 months ended December 31, 2006

Cash provided by/(used in) operating activities	$3,678	$112	$47,111	$(1,615)	$49,286

Cash flows from investing activities
Additions to property, plant and equipment	(1,571)	—	(13,891)	—	(15,462)
Sales of long-term assets	421	—	2,659	—	3,080
Decrease/(increase) in restricted cash and cash equivalents	4,604	—	(4,604)	—	—
Net intercompany investing	23,067	(107)	(23,091)	131	—
All other investing, net	—	—	(1,848)	—	(1,848)

Net cash provided by/(used in) investing activities	26,521	(107)	(40,775)	131	(14,230)

Cash flows from financing activities
Additions to short- and long-term debt	—	—	652	—	652
Reductions in short- and long-term debt	—	(10)	(474)	—	(484)
Additions/(reductions) in debt with less than
90-day maturity	(368)	—	273	—	(95)
Cash dividends	(7,628)	—	(1,615)	1,615	(7,628)
Common stock acquired	(29,558)	—	—	—	(29,558)
Net intercompany financing activity	—	5	126	(131)	—
All other financing, net	1,634	—	(731)	—	903

Net cash provided by/(used in) financing activities	(35,920)	(5)	(1,769)	1,484	(36,210)

Effects of exchange rate changes on cash	—	—	727	—	727

Increase/(decrease) in cash and cash equivalents	$(5,721)	$—	$5,294	$—	$(427)

Condensed consolidated statement of cash flows for 12 months ended December 31, 2005

Cash provided by/(used in) operating activities	$11,538	$129	$42,099	$(5,628)	$48,138

Cash flows from investing activities
Additions to property, plant and equipment	(1,296)	—	(12,543)	—	(13,839)
Sales of long-term assets	314	—	5,722	—	6,036
Decrease/(increase) in restricted cash and cash equivalents	—	—	—	—	—
Net intercompany investing	15,483	(173)	(15,545)	235	—
All other investing, net	1	—	(2,468)	—	(2,467)

Net cash provided by/(used in) investing activities	14,502	(173)	(24,834)	235	(10,270)

Cash flows from financing activities
Additions to short- and long-term debt	—	—	572	—	572
Reductions in short- and long-term debt	—	(10)	(758)	—	(768)
Additions/(reductions) in debt with less than
90-day maturity	446	—	(1,752)	—	(1,306)
Cash dividends	(7,185)	—	(5,628)	5,628	(7,185)
Common stock acquired	(18,221)	—	—	—	(18,221)
Net intercompany financing activity	—	(21)	181	(160)	—
All other financing, net	941	75	(974)	(75)	(33)

Net cash provided by/(used in) financing activities	(24,019)	44	(8,359)	5,393	(26,941)

Effects of exchange rate changes on cash	—	—	(787)	—	(787)

Increase/(decrease) in cash and cash equivalents	$2,021	$—	$8,119	$—	$10,140

A42

Condensed consolidating financial information related to guaranteed securities issued by subsidiaries

	Exxon Mobil Corporation Parent Guarantor	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated statement of cash flows for 12 months ended December 31, 2004

Cash provided by/(used in) operating activities	$21,515	$44	$32,845	$(13,853)	$40,551

Cash flows from investing activities
Additions to property, plant and equipment	(1,101)	—	(10,885)	—	(11,986)
Sales of long-term assets	521	—	2,233	—	2,754
Decrease/(increase) in restricted cash and cash equivalents	(4,604)	—	—	—	(4,604)
Net intercompany investing	5,109	(55)	(5,129)	75	—
All other investing, net	2	—	(1,076)	—	(1,074)

Net cash provided by/(used in) investing activities	(73)	(55)	(14,857)	75	(14,910)

Cash flows from financing activities
Additions to short- and long-term debt	—	—	920	—	920
Reductions in short- and long-term debt	(1,146)	(10)	(1,649)	—	(2,805)
Additions/(reductions) in debt with less than 90-day maturity	—	—	(66)	—	(66)
Cash dividends	(6,896)	—	(13,853)	13,853	(6,896)
Common stock acquired	(9,951)	—	—	—	(9,951)
Net intercompany financing activity	—	21	54	(75)	—
All other financing, net	959	—	(429)	—	530

Net cash provided by/(used in) financing activities	(17,034)	11	(15,023)	13,778	(18,268)

Effects of exchange rate changes on cash	—	—	532	—	532

Increase/(decrease) in cash and cash equivalents	$4,408	$—	$3,497	$—	$7,905

14. Incentive Program

The 2003 Incentive Program provides for grants of stock options, stock appreciation rights (SARs), restricted stock and other forms of award. Awards may be granted to eligible employees of the Corporation and those affiliates at least 50 percent owned. Outstanding awards are subject to certain forfeiture provisions contained in the program or award instrument. The maximum number of shares of stock that may be issued under the 2003 Incentive Program is 220 million. Awards that are forfeited or expire, or are settled in cash, do not count against this maximum limit. The 2003 Incentive Program does not have a specified term. New awards may be made until the available shares are depleted, unless the Board terminates the plan early. At the end of 2006, remaining shares available for award under the 2003 Incentive Program were 179,705 thousand.

As under earlier programs, options and SARs may be granted at prices not less than 100 percent of market value on the date of grant and have a maximum life of 10 years. Most of the options and SARs normally first become exercisable one year following the date of grant. All remaining stock options and SARs outstanding were granted prior to 2002.

        Long-term incentive awards totaling 10,187 thousand, 11,071 thousand and 11,374 thousand shares of restricted (nonvested) common stock and restricted (nonvested) common stock units were granted in 2006, 2005 and 2004, respectively. These shares are issued to employees from treasury stock. The total compensation expense is recognized over the requisite service period. The units that are settled in cash are recorded as liabilities and their changes in fair value are recognized over the vesting period. During the applicable restricted periods, the shares may not be sold or transferred and are subject to forfeiture. The majority of the awards have graded vesting periods, with 50 percent of the shares in each award vesting after three years and the remaining 50 percent vesting after seven years. A small number of awards granted to certain senior executives have vesting periods of five years for 50 percent of the award and of 10 years or retirement, whichever occurs later, for the remaining 50 percent of the award.

A43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation has purchased shares in the open market and through negotiated transactions to offset shares issued in conjunction with benefit plans and programs. Purchases may be discontinued at any time without prior notice.

In 2002, the Corporation began issuing restricted stock as share-based compensation in lieu of stock options. Compensation expense for these awards is based on the price of the stock at the date of grant and has been recognized in income over the requisite service period, which is the same method of accounting as under FAS 123R. Prior to 2002, the Corporation issued stock options as share-based compensation and since these awards vested prior to the effective date of FAS 123R, they continue to be accounted for by the method prescribed in APB 25, “Accounting for Stock Issued to Employees.” Under this method, compensation expense for awards granted in the form of stock options is measured at the intrinsic value of the options (the difference between the market price of the stock and the exercise price of the options) on the date of grant. Since these two prices were the same on the date of grant, no compensation expense has been recognized in income for these awards.

The following table summarizes information about restricted stock and restricted stock units, including those shares from former Mobil plans, for the year ended December 31, 2006.

Restricted Stock and Units Outstanding	Shares	Weighted Average Grant-Date Fair Value per Share
	(thousands)
Issued and outstanding at January 1	29,530	$41.52
2005 award issued in 2006	11,064	$58.43
Vested	(4,298)	$36.23
Forfeited	(172)	$46.30

Issued and outstanding at December 31, 2006	36,124	$47.30

Grant Value of Restricted Stock and Units	2006	2005	2004
Grant price	$73.47	$58.43	$51.07

	(millions of dollars)
Value at date of grant:
Restricted stock and units settled in stock	$704	$611	$554
Units settled in cash	44	36	27

Total value	$748	$647	$581

As of December 31, 2006, there was $1,600 million of unrecognized compensation cost related to the nonvested restricted awards. This cost is expected to be recognized over a weighted-average period of 4.7 years. The compensation cost charged against income for the restricted stock and restricted units was $527 million, $387 million and $189 million for 2006, 2005 and 2004, respectively. The income tax benefit recognized in income related to this compensation expense was $72 million, $69 million and $58 million for the same periods, respectively. The fair value of shares and units vested in 2006, 2005 and 2004 was $310 million, $288 million and $10 million, respectively. Cash payments of $18 million and $15 million for vested restricted stock units settled in cash were made in 2006 and 2005, respectively. No cash payments were made in 2004.

A44

Changes that occurred in stock options in 2006 are summarized below (shares in thousands):

	2006
Stock Options	Shares	Avg. Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at January 1	147,774	$37.11
Exercised	(37,016)	$31.85
Forfeited	(271)	$37.80

Outstanding at December 31	110,487	$38.86	3.4 Years

Exercisable at December 31	110,487	$38.86	3.4 Years

No compensation expense was recognized for stock options in 2006, 2005 and 2004, as all remaining outstanding stock options were granted prior to 2002 and are fully vested. Cash received from stock option exercises was $1,173 million, $941 million and $960 million for 2006, 2005 and 2004, respectively. The cash tax benefit realized for the options exercised was $416 million, $295 million and $302 million for 2006, 2005 and 2004, respectively. The aggregate intrinsic value of stock options exercised in 2006, 2005 and 2004 was $1,304 million, $954 million and $979 million, respectively. The intrinsic value for the balance of outstanding stock options at December 31, 2006, was $4,173 million.

15. Litigation and Other Contingencies

Litigation

A variety of claims have been made against ExxonMobil and certain of its consolidated subsidiaries in a number of pending lawsuits and tax disputes. Management has regular litigation and tax reviews, including updates from corporate and outside counsel, to assess the need for accounting recognition or disclosure of these contingencies. The Corporation accrues an undiscounted liability for those contingencies where the incurrence of a loss is probable and the amount can be reasonably estimated. The Corporation does not record liabilities when the likelihood that the liability has been incurred is probable but the amount cannot be reasonably estimated or when the liability is believed to be only reasonably possible or remote. For contingencies where an unfavorable outcome is reasonably possible and which are significant, the Corporation discloses the nature of the contingency and, where feasible, an estimate of the possible loss. ExxonMobil will continue to defend itself vigorously in these matters. Based on a consideration of all relevant facts and circumstances, the Corporation does not believe the ultimate outcome of any currently pending lawsuit against ExxonMobil will have a materially adverse effect upon the Corporation’s operations or financial condition.

A number of lawsuits, including class actions, were brought in various courts against Exxon Mobil Corporation and certain of its subsidiaries relating to the accidental release of crude oil from the tanker Exxon Valdez in 1989. All the compensatory claims have been resolved and paid. All of the punitive damage claims were consolidated in the civil trial that began in 1994. The first judgment from the United States District Court for the District of Alaska in the amount of $5 billion was vacated by the United States Court of Appeals for the Ninth Circuit as being excessive under the Constitution. The second judgment in the amount of $4 billion was vacated by the Ninth Circuit panel without argument and sent back for the District Court to reconsider in light of the recent U.S. Supreme Court decision in Campbell v. State Farm. The most recent District Court judgment for punitive damages was for $4.5 billion plus interest and was entered in January 2004. The Corporation posted a $5.4 billion letter of credit. ExxonMobil and the plaintiffs appealed this decision to the Ninth Circuit, which ruled on December 22, 2006, that the award be reduced to $2.5 billion. On January 12, 2007, ExxonMobil petitioned the Ninth Circuit Court of Appeals for a rehearing en banc of its appeal. While it is reasonably possible that a liability for punitive damages may have been incurred from the Exxon Valdez grounding, it is not possible to predict the ultimate outcome or to reasonably estimate any such potential liability.

        In December 2000, a jury in the 15th Judicial Circuit Court of Montgomery County, Alabama, returned a verdict against the Corporation in a dispute over royalties in the amount of $88 million in compensatory damages and $3.4 billion in punitive damages in the case of Exxon Corporation v. State of Alabama, et al. The verdict was upheld by the trial court in May 2001. In December 2002, the Alabama Supreme Court vacated the $3.5 billion jury verdict. The case was retried and in November 2003, a state district court jury in Montgomery, Alabama, returned a verdict against Exxon Mobil Corporation. The verdict included $63.5 million in compensatory damages and $11.8 billion in punitive damages. In March 2004, the district court judge reduced the amount of punitive damages to $3.5 billion. ExxonMobil believes the judgment is not justified by the evidence, that any punitive damage award is not justified by either the facts or the law, and that the amount of the award is grossly excessive and unconstitutional. ExxonMobil has appealed the decision to the Alabama Supreme Court. The Alabama Supreme Court heard oral arguments on February 6, 2007. Management believes that the likelihood of the judgment being upheld is remote. While it is reasonably possible that a liability may have been incurred by ExxonMobil from this dispute over royalties, it is not possible to predict the ultimate outcome or to reasonably estimate any such potential liability. In May 2004, the Corporation posted a $4.5 billion supersedeas bond as required by Alabama law to stay execution of the judgment pending appeal. The Corporation has pledged to the issuer of the bond collateral consisting of cash and short-term, high-quality securities with an aggregate value of approximately $4.6 billion. This collateral is reported as restricted cash and cash equivalents on the Consolidated Balance Sheet. Under the terms of the pledge agreement, the Corporation is entitled to receive the income generated from the

A45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

cash and securities and to make investment decisions, but is restricted from using the pledged cash and securities for any other purpose until such time the bond is canceled.

        In 2001, a Louisiana state court jury awarded compensatory damages of $56 million and punitive damages of $1 billion to a landowner for damage caused by a third party that leased the property from the landowner. The third party provided pipe cleaning and storage services for the Corporation and other entities. The Louisiana Fourth Circuit Court of Appeals reduced the punitive damage award to $112 million in 2005. The Corporation appealed this decision to the Louisiana Supreme Court which, in March 2006, refused to hear the appeal. ExxonMobil has fully accrued and paid the compensatory and punitive damage awards. The Corporation appealed the punitive damage award to the U.S. Supreme Court, which on February 26, 2007, vacated the judgment and remanded the case to the Louisiana Fourth Circuit Court of Appeals for reconsideration in light of the recent U.S. Supreme Court decision in Williams v. Phillip Morris USA.

In Allapattah v. Exxon, a jury in the United States District Court for the Southern District of Florida determined in 2001 that a class of Exxon dealers between March 1983 and August 1994 had been overcharged for gasoline. In June 2003, the Eleventh Circuit Court of Appeals affirmed the judgment and in March 2004, denied a petition for a rehearing en banc. In October 2004, the U.S. Supreme Court granted review as to whether the class in the District Court judgment should include members that individually do not satisfy the $50,000 minimum amount-in-controversy requirement in federal court. In light of the Supreme Court’s decision to grant review of only part of ExxonMobil’s appeal, the Corporation took an after-tax charge of $550 million in the third quarter of 2004 reflecting the estimated liability, after considering potential set-offs and defenses for the claims under review by the Supreme Court. In June 2005, the Supreme Court granted the District Court the right to hear the claims of all class members and the Corporation took an after-tax charge of $200 million. The District Court has given final approval of a settlement of $1,075 million, pre-tax. This obligation has been fully accrued and was paid in the second quarter 2006.

Tax issues for 1989 to 1993 remain pending before the U.S. Tax Court. The ultimate resolution of these issues is not expected to have a materially adverse effect upon the Corporation’s operations or financial condition.

Other Contingencies

The Corporation and certain of its consolidated subsidiaries were contingently liable at December 31, 2006, for $4,252 million, primarily relating to guarantees for notes, loans and performance under contracts. Included in this amount were guarantees by consolidated affiliates of $3,507 million, representing ExxonMobil’s share of obligations of certain equity companies.

	Dec. 31, 2006
	Equity Company Obligations	Other Third-Party Obligations	Total
	(millions of dollars)
Total guarantees	$3,507	$745	$4,252

Additionally, the Corporation and its consolidated subsidiaries have numerous long-term sales and purchase commitments in their various business activities, all of which are expected to be fulfilled with no adverse consequences material to the Corporation’s operations or financial condition. Unconditional purchase obligations, as defined by accounting standards, are those long-term commitments that are noncancelable or cancelable only under certain conditions and that third parties have used to secure financing for the facilities that will provide the contracted goods or services.

	Payments Due by Period
	2007	2008- 2011	2012 and Beyond	Total
	(millions of dollars)
Unconditional purchase obligations (1)	$587	$1,797	$1,599	$3,983

(1)	Undiscounted obligations of $3,983 million mainly pertain to pipeline throughput agreements and include $2,039 million of obligations to equity companies. The present value of these commitments, excluding imputed interest of $1,127 million, totaled $2,856 million.

A46

16. Pension and Other Postretirement Benefits

The benefit obligations and plan assets associated with the Corporation’s principal benefit plans are measured on December 31.

	Pension Benefits				Other Postretirement
	U.S.		Non-U.S.		Benefits
	2006	2005	2006	2005	2006	2005
	(percent)
Weighted-average assumptions used to determine benefit obligations at December 31
Discount rate	6.00	5.75	4.70	4.50	6.00	5.75
Long-term rate of compensation increase	3.50	3.50	4.20	3.90	3.50	3.50

	(millions of dollars)
Change in benefit obligation
Benefit obligation at January 1	$11,181	$10,770	$19,310	$18,704	$5,370	$5,388
Service cost	335	330	428	382	76	70
Interest cost	632	611	911	834	308	301
Actuarial loss/(gain)	484	279	(38)	1,608	1,440	(17)
Benefits paid (1) (2)	(1,329)	(809)	(1,153)	(1,037)	(419)	(431)
Foreign exchange rate changes	—	—	1,424	(1,577)	—	15
Plan amendments, other	2	—	74	396	68	44

Benefit obligation at December 31	$11,305	$11,181	$20,956	$19,310	$6,843	$5,370

Accumulated benefit obligation at December 31	$9,811	$9,477	$18,883	$17,467	$—	$—

(1)	Benefit payments for funded and unfunded plans.
(2)	For 2006, other postretirement benefits paid are net of a $20 million Medicare subsidy receipt.

For U.S. plans, the discount rate is determined by constructing a portfolio of high-quality, noncallable bonds with cash flows that match estimated outflows for benefit payments. For major non-U.S. plans, the discount rate is determined by using bond portfolios with an average maturity approximating that of the liabilities or spot yield curves, both of which are constructed using high-quality, local-currency-denominated bonds.

The measurement of the accumulated postretirement benefit obligation assumes a health care cost trend rate of 7.5 percent for 2007 that declines to 4.5 percent by 2014. A one-percentage-point increase in the health care cost trend rate would increase service and interest cost by $55 million and the postretirement benefit obligation by $583 million. A one-percentage-point decrease in the health care cost trend rate would decrease service and interest cost by $45 million and the postretirement benefit obligation by $483 million. At year-end 2005, the measurement of the accumulated postretirement benefit obligation assumed an initial health care cost trend rate of 4.5 percent that declined to 2.5 percent by 2011.

The Corporation offers a Medicare supplement plan to Medicare-eligible retirees that provides prescription drug benefits. The Medicare Prescription Drug, Improvement and Modernization Act of 2003 provides a federal subsidy to employers sponsoring retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The Corporation believes that its Medicare supplement plan is at least actuarially equivalent to Medicare Part D.

	Pension Benefits				Other Postretirement
	U.S.		Non-U.S.		Benefits
	2006	2005	2006	2005	2006	2005
	(millions of dollars)
Change in plan assets
Fair value at January 1	$7,250	$7,299	$12,063	$10,673	$456	$444
Actual return on plan assets	1,207	626	1,669	1,871	66	30
Foreign exchange rate changes	—	—	891	(860)	—	—
Company contribution	2,383	—	724	1,055	34	36
Benefits paid (1)	(1,088)	(675)	(825)	(714)	(55)	(54)
Other	—	—	(135)	38	—	—

Fair value at December 31	$9,752	$7,250	$14,387	$12,063	$501	$456

(1)	Benefit payments for funded plans.

A47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary comparing the total plan assets to the total benefit obligation is shown in the table below:

	Pension Benefits				Other Postretirement
	U.S.		Non-U.S.		Benefits
	2006	2005	2006	2005	2006	2005
	(millions of dollars)
Assets in excess of/(less than) benefit obligation
Balance at December 31
Funded plans	$(254)	$(2,588)	$(1,479)	$(2,490)	$(528)	$(491)
Unfunded plans	(1,299)	(1,343)	(5,090)	(4,757)	(5,814)	(4,423)

Total (1)	$(1,553)	$(3,931)	$(6,569)	$(7,247)	$(6,342)	$(4,914)

(1)	Fair value of assets less benefit obligation shown in the preceding tables.

In 2006, the Corporation contributed $2,383 million to the U.S. funded pension plan, the maximum tax-deductible amount. As a result, year-end 2006 U.S. pension assets of $9,752 million were $1,061 million greater than the funded plan accumulated benefit obligation of $8,691 million.

The funding levels of all qualified plans are in compliance with standards set by applicable law or regulation. Certain smaller U.S. plans and a number of non-U.S. plans are not funded because local tax conventions and regulatory practices do not encourage funding of these plans. All defined benefit pension obligations, regardless of the funding status of the underlying plans, are fully supported by the financial strength of the Corporation or the respective sponsoring affiliate.

Effective December 31, 2006, Exxon Mobil Corporation implemented FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (FAS 158), which requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through other nonowner changes in equity. In 2006, the amounts recorded in other nonowner changes in equity for net actuarial losses and prior service costs are required by FAS 158. For 2005, FASB Statement No. 87, “Employers’ Accounting for Pensions,” required an employer to recognize a liability in its statement of financial position that was at least equal to the unfunded accumulated benefit obligation for defined benefit pension plans.

	Pension Benefits				Other Postretirement
	U.S.		Non-U.S.		Benefits
	2006	2005	2006	2005	2006	2005
	(millions of dollars)
Amounts recorded in the consolidated balance sheet consist of:
Other assets	$36	$37	$196	$715	$—	$—
Current liabilities	(160)	(162)	(294)	(335)	(311)	(343)
Postretirement benefits reserves	(1,429)	(2,094)	(6,471)	(5,591)	(6,031)	(2,535)

Total recorded	$(1,553)	$(2,219)	$(6,569)	$(5,211)	$(6,342)	$(2,878)

Cumulative amounts recorded in other nonowner changes in equity consist of:
Net actuarial loss/(gain)	$2,044	$779	$3,838	$2,924	$2,831	$—
Prior service cost (1)	121	—	780	—	401	—

Total recorded in other nonowner changes in equity, before tax	$2,165	$779	$4,618	$2,924	$3,232	$—

(1)	For 2005, unamortized prior service cost for plans requiring a minimum pension liability adjustment was recorded as an intangible asset under FAS 87 ($204 million for U.S. pension plans and $388 million for non-U.S. pension plans).

A48

	Pension Benefits						Other Postretirement
	U.S.			Non-U.S.			Benefits
	2006	2005	2004	2006	2005	2004	2006	2005	2004
	(percent)
Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31
Discount rate	5.75	5.75	6.00	4.50	4.90	5.20	5.75	5.75	6.00
Long-term rate of return on funded assets	9.00	9.00	9.00	7.70	7.70	7.70	9.00	9.00	9.00
Long-term rate of compensation increase	3.50	3.50	3.50	3.90	3.80	3.80	3.50	3.50	3.50

	(millions of dollars)
Components of net periodic benefit cost
Service cost	$335	$330	$308	$428	$382	$357	$76	$70	$62
Interest cost	632	611	611	911	834	812	308	301	295
Expected return on plan assets	(620)	(629)	(618)	(982)	(789)	(684)	(41)	(39)	(36)
Amortization of actuarial loss/(gain)	249	247	258	434	360	319	145	131	114
Amortization of prior service cost	24	27	28	79	64	59	73	73	77
Net pension enhancement and curtailment/settlement expense	157	123	177	47	10	3	—	—	—

Net periodic benefit cost	$777	$709	$764	$917	$861	$866	$561	$536	$512

Changes in amounts recorded in other nonowner changes in equity
Net actuarial loss/(gain)	$1,265	$(196)	$(135)	$914	$(74)	$110	$2,831	$—	$—
Prior service cost	121	—	—	780	—	—	401	—	—

Total recorded in other nonowner changes in equity	1,386	(196)	(135)	1,694	(74)	110	3,232	—	—

Total recorded in net periodic benefit cost and other nonowner changes in equity, before tax	$2,163	$513	$629	$2,611	$787	$976	$3,793	$536	$512

Costs for defined contribution plans were $260 million, $251 million and $245 million in 2006, 2005 and 2004, respectively.

A summary of the change in other nonowner changes in equity is shown in the table below:

	Total Pension and Other Postretirement Benefits
	2006	2005	2004
	(millions of dollars)
(Charge)/credit to accumulated other nonowner changes in equity, before tax
U.S. pension	$(1,386)	$196	$135
Non-U.S. pension	(1,694)	74	(110)
Other postretirement benefits	(3,232)	—	—

Total (charge)/credit to accumulated other nonowner changes in equity, before tax	(6,312)	270	25
(Charge)/credit to income tax (see note 18)	2,105	(90)	(49)
Charge/(credit) to equity of minority shareholders	38	61	(29)
(Charge)/credit to investment in equity companies	(68)	—	—

(Charge)/credit to accumulated other nonowner changes in equity, after tax	$(4,237)	$241	$(53)

The impact of adopting FAS 158 on the Consolidated Balance Sheet is shown in the table below:

	Pre-FAS 158 With Minimum Pension Liability Adjustment	FAS 158 Adoption Adjustments	Post- FAS 158
	(millions of dollars)
Intangible asset	$367	$(367)	$—
Postretirement benefits reserves/other assets	(6,438)	(7,261)	(13,699	)(1)

Other nonowner changes in equity, before tax	(2,387)	(7,628)	(10,015)
Deferred tax asset	800	2,572	3,372
Equity of minority shareholders	78	138	216
Investment in equity companies	—	(68)	(68)

Other nonowner changes in equity, after tax	$(1,509)	$(4,986)	$(6,495)

(1)	Includes postretirement benefits reserves of $(13,931) million and other assets of $232 million.

A49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The data on the preceding pages conform with current accounting standards that specify use of a discount rate at which postretirement liabilities could be effectively settled. The discount rate for calculating year-end postretirement liabilities is based on the year-end rate of interest on a portfolio of high-quality bonds. The return on the pension fund’s actual portfolio of assets has historically been higher than bonds as the majority of pension assets are invested in equities, as illustrated in the table below, which shows asset allocation. The U.S. long-term expected rate of return of 9.0 percent used in 2006 compares to an actual rate of return for the U.S. pension fund over the past decade of 11 percent. The Corporation establishes the long-term expected rate of return for each plan by developing a forward-looking, long-term return assumption for each asset class, taking into account factors such as the expected real return for the specific asset class and inflation. A single, long-term rate of return is then calculated as the weighted average of the target asset allocation and the long-term return assumption for each asset class.

	Pension Benefits				Other Postretirement
	U.S.		Non-U.S.		Benefits
	2006	2005	2006	2005	2006	2005
	(percent)
Funded benefit plan asset allocation
Equity securities	75%	75%	69%	68%	75%	75%
Debt securities	25	25	27	28	25	25
Other	—	—	4	4	—	—

Total	100%	100%	100%	100%	100%	100%

The Corporation’s investment strategy for benefit plan assets reflects a long-term view, a careful assessment of the risks inherent in various asset classes and broad diversification to reduce the risk of the portfolio. The Corporation primarily invests in funds that follow an index-based strategy to achieve its objectives of diversifying risk while minimizing costs. The funds hold ExxonMobil stock only to the extent necessary to replicate the relevant equity index. Studies are periodically conducted to establish the preferred target asset allocation. The target asset allocation for equity securities of 75 percent for the U.S. benefit plans and 67 percent for non-U.S. plans reflects the long-term nature of the liability. The balance of the funds is largely targeted to debt securities.

A summary of pension plans with an accumulated benefit obligation in excess of plan assets is shown in the table below:

	Pension Benefits
	U.S.		Non-U.S.
	2006	2005	2006	2005
	(millions of dollars)
For funded pension plans with accumulated benefit obligations in excess of plan assets:
Projected benefit obligation	$4	$9,816	$8,971	$11,352
Accumulated benefit obligation	3	8,356	8,322	10,480
Fair value of plan assets	2	7,198	7,265	8,876
For unfunded pension plans:
Projected benefit obligation	1,299	1,343	5,090	4,757
Accumulated benefit obligation	1,120	1,098	4,502	4,211

	Pension Benefits		Other Postretirement
	U.S.	Non-U.S.	Benefits
	(millions of dollars)
Estimated 2007 amortization from other nonowner changes in shareholders’ equity:
Net actuarial loss/(gain) (1)	$338	$325	$244
Prior service cost (2)	$23	$87	$75

(1)	The Corporation amortizes the net balance of actuarial losses/(gains) as a component of net periodic benefit cost over the average remaining service period of active plan participants.
(2)	The Corporation amortizes prior service cost on a straight-line basis as permitted under FAS 87 and FAS 106.

A50

	Pension Benefits		Other Postretirement Benefits
	U.S.	Non-U.S.	Gross	Medicare Subsidy Receipt
	(millions of dollars)
Contributions expected in 2007	$—	$550	$—	$—

Benefit payments expected in:
2007	847	1,087	379	22
2008	873	1,089	396	23
2009	917	1,119	415	25
2010	953	1,115	434	26
2011	989	1,091	453	28
2012 - 2016	5,473	6,793	2,467	161

17. Disclosures about Segments and Related Information

The Upstream, Downstream and Chemical functions best define the operating segments of the business that are reported separately. The factors used to identify these reportable segments are based on the nature of the operations that are undertaken by each segment. The Upstream segment is organized and operates to explore for and produce crude oil and natural gas. The Downstream segment is organized and operates to manufacture and sell petroleum products. The Chemical segment is organized and operates to manufacture and sell petrochemicals. These segments are broadly understood across the petroleum and petrochemical industries.

These functions have been defined as the operating segments of the Corporation because they are the segments (a) that engage in business activities from which revenues are earned and expenses are incurred; (b) whose operating results are regularly reviewed by the Corporation’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance; and (c) for which discrete financial information is available.

Earnings after income tax include special items, and transfers are at estimated market prices. After-tax earnings in 2006 include a $410 million special gain in the corporate and financing segment from the recognition of tax benefits related to historical investments in non-U.S. assets. Special items included in 2005 after-tax earnings are a $1,620 million gain in Non-U.S. Upstream for the restructuring of a Dutch gas equity company, a $390 million gain in Non-U.S. Chemical relating to joint venture litigation, gains of $310 million and $150 million in Non-U.S. Downstream and Non-U.S. Chemical, respectively, for the Sinopec share sale and a charge of $200 million in U.S. Downstream relating to the Allapattah lawsuit provision. U.S. Downstream after-tax earnings in 2004 included a charge of $550 million relating to Allapattah.

Interest expense includes non-debt-related interest expense of $535 million, $369 million and $529 million in 2006, 2005 and 2004, respectively. The increase of $166 million in 2006 reflects higher tax-related interest. The decrease of $160 million in 2005 reflects a lower interest component for the Allapattah lawsuit provision.

In corporate and financing activities, interest revenue relates to interest earned on cash deposits and marketable securities.

A51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Upstream		Downstream		Chemical		Corporate and	Corporate
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	Financing	Total
	(millions of dollars)
As of December 31, 2006
Earnings after income tax	$5,168	$21,062	$4,250	$4,204	$1,360	$3,022	$434	$39,500
Earnings of equity companies included above	1,323	4,236	227	279	84	1,180	(344)	6,985
Sales and other operating revenue (1)	6,054	26,821	93,437	205,020	13,273	20,825	37	365,467
Intersegment revenue	7,118	39,963	12,603	46,675	7,849	6,997	292	—
Depreciation and depletion expense	1,263	6,482	632	1,605	427	473	534	11,416
Interest revenue	—	—	—	—	—	—	1,571	1,571
Interest expense	103	264	1	34	—	—	252	654
Income taxes	3,130	20,932	2,318	1,174	654	700	(1,006)	27,902
Additions to property, plant and equipment	1,942	9,735	718	1,757	257	384	669	15,462
Investments in equity companies	1,665	8,065	451	949	245	2,261	(57)	13,579
Total assets	21,119	75,090	16,740	47,694	7,652	11,885	38,835	219,015

As of December 31, 2005
Earnings after income tax	$6,200	$18,149	$3,911	$4,081	$1,186	$2,757	$(154)	$36,130
Earnings of equity companies included above	1,106	5,084	165	471	53	954	(250)	7,583
Sales and other operating revenue (1)	6,730	23,324	91,954	205,726	11,842	19,344	35	358,955
Intersegment revenue	7,230	31,371	9,817	40,255	6,521	5,413	290	—
Depreciation and depletion expense	1,293	5,407	615	1,611	416	410	501	10,253
Interest revenue	—	—	—	—	—	—	946	946
Interest expense	30	32	230	34	4	4	162	496
Income taxes	3,516	15,968	2,139	1,362	447	794	(924)	23,302
Additions to property, plant and equipment	1,763	8,796	662	1,618	218	268	514	13,839
Investments in equity companies	1,470	6,735	420	937	275	2,282	(3)	12,116
Total assets	20,827	66,239	16,110	47,691	7,794	11,702	37,972	208,335

As of December 31, 2004
Earnings after income tax	$4,948	$11,727	$2,186	$3,520	$1,020	$2,408	$(479)	$25,330
Earnings of equity companies included above	904	2,709	138	466	31	914	(201)	4,961
Sales and other operating revenue (1)	5,990	17,043	71,645	168,768	10,729	17,052	25	291,252
Intersegment revenue	6,547	21,800	8,047	26,577	4,937	4,278	306	—
Depreciation and depletion expense	1,453	4,758	618	1,646	408	400	484	9,767
Interest revenue	—	—	—	—	—	—	361	361
Interest expense	25	27	431	33	2	1	119	638
Income taxes	2,733	10,168	1,371	1,073	450	731	(615)	15,911
Additions to property, plant and equipment	1,465	7,358	668	1,472	247	201	575	11,986
Investments in equity companies	1,347	6,595	401	1,047	276	2,079	(3)	11,742
Total assets	19,330	62,204	14,685	49,688	8,102	13,052	28,195	195,256

Geographic Sales and other operating revenue (1)	2006	2005	2004
	(millions of dollars)
United States	$112,787	$110,553	$88,382
Non-U.S.	252,680	248,402	202,870

Total	$365,467	$358,955	$291,252

Significant non-U.S. revenue sources include:
Japan	$27,368	$28,963	$25,485
Canada	25,281	28,842	21,689
United Kingdom	24,646	24,805	22,549
Germany	19,458	21,653	17,649
Belgium	16,271	11,281	7,204
Italy	15,332	17,160	15,096
France	13,537	14,412	12,231

(1)	Sales and other operating revenue includes sales-based taxes of $30,381 million for 2006, $30,742 million for 2005 and $27,263 million for 2004. Includes amounts for purchases/sales contracts with the same counterparty for 2004 and 2005. Associated costs were included in Crude oil and product purchases. Effective January 1, 2006, these purchases/sales were recorded on a net basis with no resulting impact on net income. See note 1, Summary of Accounting Policies.

Long-lived assets	2006	2005	2004
	(millions of dollars)
United States	$33,233	$33,117	$33,569
Non-U.S.	80,454	73,893	75,070

Total	$113,687	$107,010	$108,639

Significant non-U.S. long-lived assets include:
Canada	$12,323	$12,273	$11,806
United Kingdom	9,128	7,757	9,545
Nigeria	7,350	6,409	4,923
Norway	6,977	6,472	7,561
Angola	4,271	3,803	3,544
Japan	4,008	4,016	4,784
Australia	2,966	2,717	2,866
Singapore	2,964	2,968	3,089

A52

18. Income, Sales-Based and Other Taxes

	2006			2005			2004
	U.S.	Non-U.S.	Total	U.S.	Non-U.S.	Total	U.S.	Non-U.S.	Total
	(millions of dollars)
Income taxes
Federal and non-U.S.
Current	$2,851	$22,666	$25,517	$5,462	$17,052	$22,514	$4,410	$12,030	$16,440
Deferred – net	1,194	165	1,359	(584)	362	(222)	(1,113)	122	(991)
U.S. tax on non-U.S. operations	239	—	239	208	—	208	56	—	56

Total federal and non-U.S.	4,284	22,831	27,115	5,086	17,414	22,500	3,353	12,152	15,505
State	787	—	787	802	—	802	406	—	406

Total income taxes	5,071	22,831	27,902	5,888	17,414	23,302	3,759	12,152	15,911
Sales-based taxes	7,100	23,281	30,381	7,072	23,670	30,742	6,833	20,430	27,263
All other taxes and duties
Other taxes and duties	392	38,811	39,203	51	41,503	41,554	26	40,928	40,954
Included in production and manufacturing expenses	976	1,431	2,407	1,182	1,075	2,257	982	951	1,933
Included in SG&A expenses	211	572	783	202	558	760	215	503	718

Total other taxes and duties	1,579	40,814	42,393	1,435	43,136	44,571	1,223	42,382	43,605

Total	$13,750	$86,926	$100,676	$14,395	$84,220	$98,615	$11,815	$74,964	$86,779

All other taxes and duties include taxes reported in production and manufacturing and selling, general and administrative (SG&A) expenses. The above provisions for deferred income taxes include net credits for the effect of changes in tax laws and rates of $169 million in 2006, $199 million in 2005 and $318 million in 2004.

Income taxes (charged)/credited directly to shareholders’ equity were:

	2006	2005	2004
	(millions of dollars)
Cumulative foreign exchange translation adjustment	$(36)	$158	$(180)
Postretirement benefits reserves adjustment	3,372	—	—
Minimum pension liability adjustment	(1,267)	(90)	(49)
Gains and losses on stock investments	—	236	53
Other components of shareholders’ equity	169	224	183

The reconciliation between income tax expense and a theoretical U.S. tax computed by applying a rate of 35 percent for 2006, 2005 and 2004, is as follows:

	2006	2005	2004
	(millions of dollars)
Income before income taxes
United States	$15,507	$16,900	$11,473
Non-U.S.	51,895	42,532	29,768

Total	$67,402	$59,432	$41,241

Theoretical tax	$23,591	$20,801	$14,434
Effect of equity method of accounting	(2,445)	(2,654)	(1,736)
Non-U.S. taxes in excess of theoretical U.S. tax	6,541	4,719	3,093
U.S. tax on non-U.S. operations	239	208	56
State taxes, net of federal tax benefit	512	522	264
Other U.S.	(536)	(294)	(200)

Total income tax expense	$27,902	$23,302	$15,911

Effective tax rate calculation
Income taxes	$27,902	$23,302	$15,911
ExxonMobil share of equity company income taxes	1,920	2,226	1,180

Total income taxes	29,822	25,528	17,091
Income from continuing operations	39,500	36,130	25,330

Total income before taxes	$69,322	$61,658	$42,421

Effective income tax rate	43%	41%	40%

A53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes.

Deferred tax liabilities/(assets) are comprised of the following at December 31:

Tax effects of temporary differences for:	2006	2005
	(millions of dollars)
Depreciation	$17,518	$17,000
Intangible development costs	4,742	4,809
Capitalized interest	2,499	2,311
Other liabilities	3,240	2,457

Total deferred tax liabilities	$27,999	$26,577

Pension and other postretirement benefits	$(4,135)	$(2,654)
Tax loss carryforwards	(2,002)	(1,996)
Other assets	(4,894)	(5,091)

Total deferred tax assets	$(11,031)	$(9,741)

Asset valuation allowances	657	566

Net deferred tax liabilities	$17,625	$17,402

Deferred income tax (assets) and liabilities are included in the balance sheet as shown below. Deferred income tax (assets) and liabilities are classified as current or long term consistent with the classification of the related temporary difference – separately by tax jurisdiction.

Balance sheet classification	2006	2005
	(millions of dollars)
Prepaid taxes and expenses	$(1,636)	$(2,081)
Other assets, including intangibles, net	(1,656)	(1,540)
Accounts payable and accrued liabilities	66	145
Deferred income tax liabilities	20,851	20,878

Net deferred tax liabilities	$17,625	$17,402

The Corporation had $47 billion of indefinitely reinvested, undistributed earnings from subsidiary companies outside the U.S. Unrecognized deferred taxes on remittance of these funds are not expected to be material.

A54

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

The results of operations for producing activities shown below are presented in accordance with Statement of Financial Accounting Standards No. 69. As such, they do not include earnings from other activities that ExxonMobil includes in the Upstream function such as oil and gas transportation operations, oil sands operations, LNG liquefaction and transportation operations, coal and power operations, technical services agreements, other nonoperating activities and adjustments for minority interests. These excluded amounts for both consolidated and equity companies totaled $2,431 million in 2006, $3,546 million in 2005 and $1,340 million in 2004.

Results of Operations	United States	Canada	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Other	Total
	(millions of dollars)
2006 – Revenue
Sales to third parties	$4,027	$3,694	$9,382	$1,145	$4,393	$533	$696	$23,870
Transfers	6,250	2,531	8,607	16,108	4,900	580	107	39,083

	$10,277	$6,225	$17,989	$17,253	$9,293	$1,113	$803	$62,953
Production costs excluding taxes	1,916	1,318	2,290	965	824	118	92	7,523
Exploration expenses	245	75	161	330	157	116	97	1,181
Depreciation and depletion	1,155	858	2,166	2,096	674	305	165	7,419
Taxes other than income	802	60	846	1,612	2,652	1	79	6,052
Related income tax	2,711	951	8,032	6,878	2,820	217	192	21,801

Results of producing activities for consolidated subsidiaries	$3,448	$2,963	$4,494	$5,372	$2,166	$356	$178	$18,977

Proportional interest in results of producing activities of equity companies	$1,236	$—	$1,164	$—	$1,555	$867	$—	$4,822

2005 – Revenue
Sales to third parties	$4,842	$3,216	$8,383	$40	$2,357	$357	$512	$19,707
Transfers	6,277	3,400	7,040	12,293	3,143	279	182	32,614

	$11,119	$6,616	$15,423	$12,333	$5,500	$636	$694	$52,321
Production costs excluding taxes	1,367	1,265	2,174	840	567	123	105	6,441
Exploration expenses	158	36	64	310	122	164	101	955
Depreciation and depletion	1,181	983	2,133	1,319	666	137	58	6,477
Taxes other than income	738	53	690	1,158	839	2	3	3,483
Related income tax	3,138	1,482	6,572	5,143	1,313	111	159	17,918

Results of producing activities for consolidated subsidiaries	$4,537	$2,797	$3,790	$3,563	$1,993	$99	$268	$17,047

Proportional interest in results of producing activities of equity companies	$1,043	$—	$1,003	$—	$1,009	$701	$—	$3,756

2004 – Revenue
Sales to third parties	$4,203	$2,460	$6,714	$29	$2,291	$74	$480	$16,251
Transfers	5,555	2,680	5,347	7,272	2,770	157	22	23,803

	$9,758	$5,140	$12,061	$7,301	$5,061	$231	$502	$40,054
Production costs excluding taxes	1,442	1,085	1,932	719	643	102	82	6,005
Exploration expenses	193	92	112	321	104	188	76	1,086
Depreciation and depletion	1,335	969	2,082	839	702	35	60	6,022
Taxes other than income	550	49	582	722	634	—	3	2,540
Related income tax	2,546	1,015	4,417	2,789	1,103	2	97	11,969

Results of producing activities for consolidated subsidiaries	$3,692	$1,930	$2,936	$1,911	$1,875	$(96)	$184	$12,432

Proportional interest in results of producing activities of equity companies	$810	$—	$993	$—	$635	$465	$—	$2,903

A55

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

Average sales prices have been calculated by using sales quantities from the Corporation’s own production as the divisor. Average production costs have been computed by using net production quantities for the divisor. The volumes of crude oil and natural gas liquids (NGL) production used for this computation are shown in the proved reserves table of this report. The volumes for natural gas used for this calculation are the production volumes of natural gas available for sale and thus are different than those shown in the proved reserves table of this report due to volumes consumed or flared. The volumes of natural gas were converted to oil-equivalent barrels based on a conversion factor of six thousand cubic feet per barrel.

Average sales prices and production costs per unit of production – consolidated subsidiaries	United States	Canada	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Other	Total
During 2006
Average sales prices
Crude oil and NGL, per barrel	$55.13	$46.50	$59.90	$61.26	$62.02	$57.38	$55.79	$58.34
Natural gas, per thousand cubic feet	6.22	6.26	7.48	—	3.87	2.31	1.30	6.08
Average production costs, per barrel (1)	8.78	9.12	6.64	3.39	3.90	5.45	4.53	6.04

During 2005
Average sales prices
Crude oil and NGL, per barrel	$46.11	$38.38	$50.32	$51.21	$52.89	$51.65	$40.67	$48.23
Natural gas, per thousand cubic feet	7.30	7.43	5.64	—	4.16	1.35	1.20	5.96
Average production costs, per barrel (1)	5.56	7.76	5.95	3.46	3.85	9.49	4.54	5.36

During 2004
Average sales prices
Crude oil and NGL, per barrel	$34.84	$30.26	$35.71	$35.04	$39.04	$34.99	$26.89	$34.76
Natural gas, per thousand cubic feet	5.53	5.23	4.20	—	3.41	—	1.13	4.48
Average production costs, per barrel (1)	5.05	6.47	4.95	3.44	3.72	16.62	3.23	4.78

(1)	Production costs exclude depreciation and depletion and all taxes. Natural gas included by conversion to crude oil-equivalent.

A56

Oil and Gas Exploration and Production Costs

The amounts shown for net capitalized costs of consolidated subsidiaries are $5,463 million less at year-end 2006 and $5,541 million less at year-end 2005 than the amounts reported as investments in property, plant and equipment for the Upstream in note 8. This is due to the exclusion from capitalized costs of certain transportation and research assets and assets relating to the oil sands and LNG operations, all as required by Statement of Financial Accounting Standards No. 19.

Capitalized Costs	United States	Canada	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Other	Total
	(millions of dollars)
As of December 31, 2006
Property (acreage) costs – Proved	$3,260	$3,323	$277	$200	$1,164	$512	$209	$8,945
– Unproved	574	229	31	523	1,070	99	200	2,726

Total property costs	$3,834	$3,552	$308	$723	$2,234	$611	$409	$11,671
Producing assets	34,852	11,695	44,719	16,748	16,295	2,324	1,105	127,738
Support facilities	740	201	581	442	1,158	308	56	3,486
Incomplete construction	2,273	831	1,439	3,533	1,537	2,605	62	12,280

Total capitalized costs	$41,699	$16,279	$47,047	$21,446	$21,224	$5,848	$1,632	$155,175
Accumulated depreciation and depletion	26,696	10,189	33,302	7,166	13,649	635	591	92,228

Net capitalized costs for consolidated subsidiaries	$15,003	$6,090	$13,745	$14,280	$7,575	$5,213	$1,041	$62,947

Proportional interest of net capitalized costs of equity companies	$1,527	$—	$1,437	$—	$1,238	$3,033	$—	$7,235

As of December 31, 2005
Property (acreage) costs – Proved	$3,407	$3,336	$210	$184	$954	$460	$209	$8,760
– Unproved	587	266	29	544	858	99	227	2,610

Total property costs	$3,994	$3,602	$239	$728	$1,812	$559	$436	$11,370
Producing assets	34,306	11,261	39,355	11,818	15,024	857	1,006	113,627
Support facilities	620	199	478	410	1,158	217	51	3,133
Incomplete construction	1,862	789	1,073	4,903	751	3,109	154	12,641

Total capitalized costs	$40,782	$15,851	$41,145	$17,859	$18,745	$4,742	$1,647	$140,771
Accumulated depreciation and depletion	26,071	9,573	28,899	5,115	13,070	330	437	83,495

Net capitalized costs for consolidated subsidiaries	$14,711	$6,278	$12,246	$12,744	$5,675	$4,412	$1,210	$57,276

Proportional interest of net capitalized costs of equity companies	$1,386	$—	$1,310	$—	$1,043	$2,746	$—	$6,485

A57

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

Oil and Gas Exploration and Production Costs (continued)

The amounts reported as costs incurred include both capitalized costs and costs charged to expense during the year. Costs incurred also include new asset retirement obligations established in the current year, as well as increases or decreases to the asset retirement obligation resulting from changes in cost estimates or abandonment date. Total consolidated costs incurred in 2006 were $13,013 million, up $2,229 million from 2005, due primarily to higher development costs. 2005 costs were $10,784 million, up $1,767 million from 2004, due primarily to higher development and property acquisition costs.

Costs incurred in property acquisitions, exploration and development activities	United States	Canada	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Other	Total
	(millions of dollars)
During 2006
Property acquisition costs – Proved	$11	$—	$6	$—	$206	$11	$—	$234
– Unproved	43	—	5	16	199	—	—	263
Exploration costs	380	125	178	518	219	126	100	1,646
Development costs	1,555	796	2,443	3,433	1,475	1,114	54	10,870

Total costs incurred for consolidated subsidiaries	$1,989	$921	$2,632	$3,967	$2,099	$1,251	$154	$13,013

Proportional interest of costs incurred of equity companies	$285	$—	$241	$—	$243	$351	$—	$1,120

During 2005
Property acquisition costs – Proved	$—	$—	$—	$—	$—	$174	$—	$174
– Unproved	11	6	—	53	41	156	12	279
Exploration costs	286	62	133	507	171	159	59	1,377
Development costs	1,426	624	1,302	3,189	541	1,774	98	8,954

Total costs incurred for consolidated subsidiaries	$1,723	$692	$1,435	$3,749	$753	$2,263	$169	$10,784

Proportional interest of costs incurred of equity companies	$269	$—	$210	$—	$319	$384	$—	$1,182

During 2004
Property acquisition costs – Proved	$—	$—	$—	$68	$—	$25	$—	$93
– Unproved	14	1	—	24	2	—	—	41
Exploration costs	232	68	123	382	110	189	86	1,190
Development costs	1,427	694	1,232	2,788	494	985	73	7,693

Total costs incurred for consolidated subsidiaries	$1,673	$763	$1,355	$3,262	$606	$1,199	$159	$9,017

Proportional interest of costs incurred of equity companies	$155	$—	$169	$—	$205	$451	$—	$980

A58

Oil and Gas Reserves

The following information describes changes during the years and balances of proved oil and gas reserves at year-end 2004, 2005 and 2006.

The definitions used are in accordance with the Securities and Exchange Commission’s Rule 4-10 (a) of Regulation S-X, paragraphs (2) through (2)iii, (3) and (4).

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements but not on escalations based upon future conditions. In some cases, substantial new investments in additional wells and related facilities will be required to recover these proved reserves.

Beginning in 2004, the year-end reserves volumes as well as the reserves change categories shown in the following tables are calculated using December 31 prices and costs. These reserves quantities are also used in calculating unit-of-production depreciation rates and in calculating the standardized measure of discounted net cash flow. Regulations preclude the Corporation from showing in this document the reserves that are calculated in a manner that is consistent with the basis that the Corporation uses to make its investment decisions. The use of year-end prices for reserves estimation introduces short-term price volatility into the process since annual adjustments are required based on prices occurring on a single day. The Corporation believes that this approach is inconsistent with the long-term nature of the upstream business where production from individual projects often spans multiple decades. The use of prices from a single date is not relevant to the investment decisions made by the Corporation and annual variations in reserves based on such year-end prices are not of consequence to how the business is actually managed.

Revisions can include upward or downward changes in previously estimated volumes of proved reserves for existing fields due to the evaluation or re-evaluation of (1) already available geologic, reservoir or production data, (2) new geologic, reservoir or production data or (3) changes in year-end prices and costs that are used in the determination of reserves. This category can also include changes associated with the performance of improved recovery projects and significant changes in either development strategy or production equipment/facility capacity.

Proved reserves include 100 percent of each majority-owned affiliate’s participation in proved reserves and ExxonMobil’s ownership percentage of the proved reserves of equity companies, but exclude royalties and quantities due others. Gas reserves exclude the gaseous equivalent of liquids expected to be removed from the gas on leases, at field facilities and at gas processing plants. These liquids are included in net proved reserves of crude oil and natural gas liquids.

In the proved reserves tables, consolidated reserves and equity company reserves are reported separately. However, the Corporation does not view equity company reserves any differently than those from consolidated companies.

Reserves reported under production sharing and other nonconcessionary agreements are based on the economic interest as defined by the specific fiscal terms in the agreement. The percentage of conventional liquids and natural gas proved reserves (consolidated subsidiaries plus equity companies) at year-end 2006 that were associated with production sharing contract arrangements was 18 percent of liquids, 13 percent of natural gas and 16 percent on an oil-equivalent basis (gas converted to oil-equivalent at 6 billion cubic feet = 1 million barrels).

Net proved developed reserves are those volumes that are expected to be recovered through existing wells with existing equipment and operating methods. Undeveloped reserves are those volumes that are expected to be recovered as a result of future investments to drill new wells, to recomplete existing wells and/or to install facilities to collect and deliver the production from existing and future wells.

Crude oil and natural gas liquids and natural gas production quantities shown are the net volumes withdrawn from ExxonMobil’s oil and gas reserves. The natural gas quantities differ from the quantities of gas delivered for sale by the producing function as reported in the Operating Summary due to volumes consumed or flared and inventory changes.

A59

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

Crude Oil and Natural Gas Liquids	United States	Canada (1)	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Other	Total
	(millions of barrels)
Net proved developed and undeveloped reserves of consolidated subsidiaries
January 1, 2004	2,792	1,194	1,184	2,742	615	850	512	9,889
Revisions	54	(460)	37	(243)	(5)	(120)	(14)	(751)
Purchases	—	—	—	10	—	—	—	10
Sales	(113)	(3)	—	—	(16)	—	—	(132)
Improved recovery	5	—	—	—	—	—	—	5
Extensions and discoveries	16	4	3	144	2	—	—	169
Production	(161)	(108)	(210)	(209)	(81)	(6)	(20)	(795)

December 31, 2004	2,593	627	1,014	2,444	515	724	478	8,395
Revisions	(256)	338	17	(8)	78	(27)	(2)	140
Purchases	—	—	—	—	—	93	—	93
Sales	(96)	(42)	(1)	—	(11)	(70)	(7)	(227)
Improved recovery	2	—	3	—	—	—	—	5
Extensions and discoveries	6	16	47	120	—	—	—	189
Production	(136)	(107)	(197)	(244)	(67)	(13)	(18)	(782)

December 31, 2005	2,113	832	883	2,312	515	707	451	7,813
Revisions	(99)	250	50	24	19	105	(3)	346
Purchases	4	—	8	—	734	—	—	746
Sales	(41)	(27)	(18)	—	—	—	—	(86)
Improved recovery	21	—	—	—	—	—	—	21
Extensions and discoveries	2	—	13	38	133	—	—	186
Production	(116)	(93)	(188)	(285)	(114)	(21)	(15)	(832)

December 31, 2006	1,884	962	748	2,089	1,287	791	433	8,194

Proportional interest in proved reserves of equity companies
End of year 2004	402	—	17	—	1,169	911	—	2,499
End of year 2005	413	—	11	—	1,381	873	—	2,678
End of year 2006	391	—	12	—	1,412	841	—	2,656

Proved developed reserves, included above, as of December 31, 2004
Consolidated subsidiaries	2,204	561	763	1,117	403	34	129	5,211
Equity companies	347	—	15	—	642	600	—	1,604

Proved developed reserves, included above, as of December 31, 2005
Consolidated subsidiaries	1,680	607	656	1,218	464	55	227	4,907
Equity companies	326	—	9	—	725	574	—	1,634

Proved developed reserves, included above, as of December 31, 2006
Consolidated subsidiaries	1,466	692	557	1,279	1,090	108	210	5,402
Equity companies	311	—	11	—	630	544	—	1,496

(1)	Includes total proved reserves attributable to Imperial Oil Limited of 347 million barrels in 2004, 634 million barrels in 2005 and 812 million barrels in 2006, as well as proved developed reserves of 343 million barrels in 2004, 449 million barrels in 2005 and 572 million barrels in 2006, in which there is a 30.4 percent minority interest.

A60

Oil and Gas Reserves (continued)

Natural Gas	United States	Canada (1)	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Other	Total
	(billions of cubic feet)
Net proved developed and undeveloped reserves of consolidated subsidiaries
January 1, 2004	11,272	2,341	10,146	583	7,939	469	645	33,395
Revisions	1,922	(77)	77	165	(659)	46	164	1,638
Purchases	—	—	—	9	—	—	—	9
Sales	(142)	(18)	(16)	—	(301)	—	—	(477)
Improved recovery	2	—	31	—	—	—	—	33
Extensions and discoveries	121	36	39	39	45	—	—	280
Production	(846)	(399)	(1,092)	(25)	(633)	—	(40)	(3,035)

December 31, 2004	12,329	1,883	9,185	771	6,391	515	769	31,843
Revisions	1,943	195	242	35	1,402	(18)	(112)	3,687
Purchases	—	—	—	—	—	53	—	53
Sales	(105)	(23)	(73)	—	—	(26)	(2)	(229)
Improved recovery	—	—	—	—	—	—	—	—
Extensions and discoveries	289	26	116	57	32	300	—	820
Production	(764)	(376)	(1,072)	(22)	(546)	(3)	(36)	(2,819)

December 31, 2005	13,692	1,705	8,398	841	7,279	821	619	33,355
Revisions	(1,179)	190	(457)	170	414	(20)	(117)	(999)
Purchases	19	—	38	—	—	—	—	57
Sales	(57)	(44)	(3)	—	—	—	—	(104)
Improved recovery	12	—	—	—	—	—	—	12
Extensions and discoveries	268	10	117	1	2,534	—	—	2,930
Production	(706)	(344)	(1,004)	(26)	(644)	(12)	(35)	(2,771)

December 31, 2006	12,049	1,517	7,089	986	9,583	789	467	32,480

Proportional interest in proved reserves of equity companies
End of year 2004	140	—	13,557	—	13,455	1,367	—	28,519
End of year 2005	136	—	13,024	—	19,119	1,273	—	33,552
End of year 2006	131	—	12,551	—	21,184	1,214	—	35,080

(1)	Includes total proved reserves attributable to Imperial Oil Limited of 791 billion cubic feet in 2004, 747 billion cubic feet in 2005 and 710 billion cubic feet in 2006, in which there is a 30.4 percent minority interest.

A61

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

Natural Gas (continued)	United States	Canada (1)	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Other	Total
	(billions of cubic feet)
Proved developed reserves, included above, as of December 31, 2004
Consolidated subsidiaries	9,134	1,647	7,076	279	4,440	4	279	22,859
Equity companies	120	—	9,805	—	4,578	837	—	15,340

Proved developed reserves, included above, as of December 31, 2005
Consolidated subsidiaries	10,386	1,527	6,332	376	6,067	227	313	25,228
Equity companies	113	—	10,226	—	7,276	835	—	18,450

Proved developed reserves, included above, as of December 31, 2006
Consolidated subsidiaries	9,280	1,374	5,346	823	5,882	447	254	23,406
Equity companies	109	—	9,985	—	7,906	811	—	18,811

(1)	Includes proved developed reserves attributable to Imperial Oil Limited of 704 billion cubic feet in 2004, 643 billion cubic feet in 2005 and 608 billion cubic feet in 2006, in which there is a 30.4 percent minority interest.

INFORMATION ON CANADIAN OIL SANDS PROVEN RESERVES NOT INCLUDED ABOVE

In addition to conventional liquids and natural gas proved reserves, ExxonMobil has significant interests in proven oil sands reserves in Canada associated with the Syncrude project. For internal management purposes, ExxonMobil views these reserves and their development as an integral part of total upstream operations. However, for financial reporting purposes, these reserves are required to be reported separately from the oil and gas reserves.

The oil sands reserves are not considered in the standardized measure of discounted future cash flows for conventional oil and gas reserves, which is on the following page.

Oil Sands Reserves	Canada (1)
(millions of barrels)
At December 31, 2004	757
At December 31, 2005	738
At December 31, 2006	718

(1)	Oil sands proven reserves are attributable to Imperial Oil Limited, in which there is a 30.4 percent minority interest.

A62

Standardized Measure of Discounted Future Cash Flows

As required by the Financial Accounting Standards Board, the standardized measure of discounted future net cash flows is computed by applying year-end prices, costs and legislated tax rates and a discount factor of 10 percent to net proved reserves. The standardized measure includes costs for future dismantlement, abandonment and rehabilitation obligations. The Corporation believes the standardized measure does not provide a reliable estimate of the Corporation’s expected future cash flows to be obtained from the development and production of its oil and gas properties or of the value of its proved oil and gas reserves. The standardized measure is prepared on the basis of certain prescribed assumptions including year-end prices, which represent a single point in time and therefore may cause significant variability in cash flows from year to year as prices change.

Standardized Measure of Discounted Future Cash Flows	United States	Canada (1)	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Other	Total
	(millions of dollars)
Consolidated subsidiaries
As of December 31, 2004
Future cash inflows from sales of oil and gas	$141,261	$25,008	$79,698	$87,687	$31,795	$25,203	$11,708	$402,360
Future production costs	30,096	5,686	17,847	17,929	9,499	3,465	2,035	86,557
Future development costs	6,181	2,743	7,670	7,822	2,798	4,273	593	32,080
Future income tax expenses	42,928	5,662	28,883	33,945	7,466	4,203	2,944	126,031

Future net cash flows	$62,056	$10,917	$25,298	$27,991	$12,032	$13,262	$6,136	$157,692
Effect of discounting net cash flows at 10%	36,078	3,598	8,485	11,287	4,459	8,797	3,904	76,608

Discounted future net cash flows	$25,978	$7,319	$16,813	$16,704	$7,573	$4,465	$2,232	$81,084

Proportional interest in standardized measure of discounted future net cash flows related to proved reserves of equity companies	$4,079	$—	$9,612	$—	$11,137	$4,784	$—	$29,612

Consolidated subsidiaries
As of December 31, 2005
Future cash inflows from sales of oil and gas	$200,119	$37,309	$107,127	$127,584	$44,411	$35,757	$17,644	$569,951
Future production costs	34,100	12,343	19,958	21,856	12,515	5,324	2,117	108,213
Future development costs	8,935	2,782	8,552	12,464	2,651	4,000	780	40,164
Future income tax expenses	67,581	7,606	47,999	51,610	13,151	6,608	4,737	199,292

Future net cash flows	$89,503	$14,578	$30,618	$41,654	$16,094	$19,825	$10,010	$222,282
Effect of discounting net cash flows at 10%	53,919	4,136	9,988	15,337	6,800	12,379	6,505	109,064

Discounted future net cash flows	$35,584	$10,442	$20,630	$26,317	$9,294	$7,446	$3,505	$113,218

Proportional interest in standardized measure of discounted future net cash flows related to proved reserves of equity companies	$7,000	$—	$11,043	$—	$25,311	$7,735	$—	$51,089

Consolidated subsidiaries
As of December 31, 2006
Future cash inflows from sales of oil and gas	$139,843	$43,819	$83,854	$117,068	$100,751	$42,264	$17,368	$544,967
Future production costs	39,829	16,184	19,134	22,316	36,008	3,597	4,455	141,523
Future development costs	11,134	3,334	10,245	10,429	6,098	5,307	689	47,236
Future income tax expenses	42,665	7,192	34,050	48,235	35,200	8,156	5,759	181,257

Future net cash flows	$46,215	$17,109	$20,425	$36,088	$23,445	$25,204	$6,465	$174,951
Effect of discounting net cash flows at 10%	28,428	7,263	6,464	12,069	12,777	16,932	4,166	88,099

Discounted future net cash flows	$17,787	$9,846	$13,961	$24,019	$10,668	$8,272	$2,299	$86,852

Proportional interest in standardized measure of discounted future net cash flows related to proved reserves of equity companies	$6,337	$—	$7,952	$—	$20,617	$8,490	$—	$43,396

(1)	Includes discounted future net cash flows attributable to Imperial Oil Limited of $2,773 million in 2004, $3,723 million in 2005 and $5,505 million in 2006, in which there is a 30.4 percent minority interest.

A63

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

Change in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

Consolidated Subsidiaries	2006	2005	2004
	(millions of dollars)
Value of reserves added during the year due to extensions, discoveries, improved recovery and net purchases less related costs	$14,316	$4,619	$588
Changes in value of previous-year reserves due to:
Sales and transfers of oil and gas produced during the year, net of production (lifting) costs	(49,732)	(42,606)	(31,726)
Development costs incurred during the year	9,465	8,617	7,660
Net change in prices, lifting and development costs	(35,342)	85,049	21,267
Revisions of previous reserves estimates	9,438	9,050	(766)
Accretion of discount	17,368	9,021	10,645
Net change in income taxes	8,121	(41,616)	(3,521)

Total change in the standardized measure during the year	$(26,366)	$32,134	$4,147

A64

OPERATING SUMMARY (unaudited)

	2006	2005	2004	2003	2002
	(thousands of barrels daily)
Production of crude oil and natural gas liquids
Net production
United States	414	477	557	610	681
Canada	312	346	355	363	349
Europe	520	546	583	579	592
Africa	781	666	572	442	349
Asia Pacific/Middle East	485	332	360	386	387
Russia/Caspian	127	107	91	88	91
Other Non-U.S.	42	49	53	48	47

Worldwide	2,681	2,523	2,571	2,516	2,496

	(millions of cubic feet daily)
Natural gas production available for sale
Net production
United States	1,625	1,739	1,947	2,246	2,375
Canada	851	918	972	943	1,024
Europe	4,086	4,315	4,614	4,498	4,463
Asia Pacific/Middle East	2,596	2,114	2,161	2,258	2,427
Russia/Caspian	92	77	73	73	77
Other Non-U.S.	84	88	97	101	86

Worldwide	9,334	9,251	9,864	10,119	10,452

	(thousands of oil-equivalent barrels daily)
Oil-equivalent production (1)	4,237	4,065	4,215	4,203	4,238

	(thousands of barrels daily)
Refinery throughput
United States	1,760	1,794	1,850	1,806	1,834
Canada	442	466	468	450	447
Europe	1,672	1,672	1,663	1,566	1,539
Asia Pacific	1,434	1,490	1,423	1,390	1,379
Other Non-U.S.	295	301	309	298	244

Worldwide	5,603	5,723	5,713	5,510	5,443

Petroleum product sales (2)
United States	2,729	2,822	2,872	2,729	2,731
Canada	473	498	615	602	593
Europe	1,813	1,824	2,139	2,061	2,042
Asia Pacific and other Eastern Hemisphere	1,763	1,902	2,080	2,075	1,889
Latin America	469	473	504	490	502
Purchases/sales with same counterparty included above	—	—	(699)	(687)	(682)

Worldwide	7,247	7,519	7,511	7,270	7,075

Gasoline, naphthas	2,866	2,957	3,301	3,238	3,176
Heating oils, kerosene, diesel oils	2,191	2,230	2,517	2,432	2,292
Aviation fuels	651	676	698	662	691
Heavy fuels	682	689	659	638	604
Specialty petroleum products	857	967	1,035	987	994
Purchases/sales with same counterparty included above	—	—	(699)	(687)	(682)

Worldwide	7,247	7,519	7,511	7,270	7,075

	(thousands of metric tons)
Chemical prime product sales
United States	10,703	10,369	11,521	10,740	11,386
Non-U.S.	16,647	16,408	16,267	15,827	15,220

Worldwide	27,350	26,777	27,788	26,567	26,606

Operating statistics include 100 percent of operations of majority-owned subsidiaries; for other companies, crude production, gas, petroleum product and chemical prime product sales include ExxonMobil’s ownership percentage and refining throughput includes quantities processed for ExxonMobil. Net production excludes royalties and quantities due others when produced, whether payment is made in kind or cash.

(1)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.
(2)	2006 and 2005 petroleum product sales data are reported net of purchases/sales contracts with the same counterparty.

A65

STOCK PERFORMANCE GRAPHS (unaudited)

Annual total returns to ExxonMobil shareholders were 39 percent in 2006, 12 percent in 2005, 28 percent in 2004 and have averaged nearly 17 percent per year over the past five years. Total returns mean change in share price plus dividends paid, with dividends reinvested. The graphs below show the relative investment performance of ExxonMobil common stock, the S&P 500 and an industry competitor group over the last five and 10 years. The industry competitor group consists of three other international integrated oil companies: BP, Chevron and Royal Dutch Shell.

A66

DIRECTIONS

ExxonMobil 2007 Annual Meeting

Wednesday, May 30, 2007

9:00 a.m., Central Time

Morton H. Meyerson Symphony Center

2301 Flora Street

Dallas, Texas

•	Free parking is available at the Arts District Garage. Traffic in the area may cause a delay; please allow extra time for parking.

•

From I-45/Hwy. 75 – Take I-35E exit (Woodall Rodgers Frwy.) to Pearl Street exit or St. Paul exit (follow frontage road east to Pearl Street), turn south and continue to Ross Avenue, turn left to Arts District Garage.

•	From I-35E – Take I-45/Hwy. 75 exit (Woodall Rodgers Frwy.) to Pearl Street exit, continue to Ross Avenue, turn left to Arts District Garage.

•	From DFW Airport – Take South exit to Hwy. 183 East (merges with I-35E), follow directions from I-35E (above).

•	From Love Field – Exit airport on Mockingbird Lane west to I-35E South, follow directions from I-35E (above).

Printed on recycled paper	002CS-10278

Exxonmobil

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Annual Meeting Proxy Card

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IF YOU DO NOT VOTE VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A VOTING ITEMS

The Directors recommend a vote FOR items 1 and 2 below.

1. Election of directors (page 12)

01 - M.J. Boskin 04 - W.R. Howell 07 - M.C. Nelson 10 - W.V. Shipley

02 - W.W. George 05 - R.C. King 08 -

S.J. Palmisano 11 - J.S. Simon

03 - J.R. Houghton 06 - P.E. Lippincott 09 - S.S Reinemund 12 - R.W. Tillerson

FOR all nominees

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01	- 02 - 03 - 04 -05 - 06 - 07 - 08 -09 - 10 - 11 - 12 -

For Against Abstain

2. Ratification of independent auditors (page 44)

If voting by mail, this proxy must be signed on the reverse side.

The Directors recommend a vote AGAINST shareholder proposal items 3 through 17 below.

For Against Abstain

3. Cumulative voting (page 45) 4. Special shareholder meetings (page 47) 5. Board Chairman and CEO (page 47) 6. Dividend strategy (page 48) 7. Shareholder advisory vote on executive compensation (page 50) 8. CEO compensation decisions (page 51) 9. Executive compensation report (page 52) 10. Executive compensation limit (page 53)

11. Incentive pay recoupment (page 54) 12. Political contributions report (page 55) 13. Amendment of EEO policy (page 57) 14. Community environmental impact (page 58) 15. Greenhouse gas emissions goals (page 60) 16. CO2 information at the pump (page 61) 17. Renewable energy investment levels (page 62)

For Against Abstain

<STOCK#> 00O0BO

Exxonmobil

c/o Computershare Investor Services P.O. Box 43105 Providence, RI 02940-3105

2007 Annual Meeting of Shareholders Admission Ticket

TIME: Wednesday, May 30, 2007 9:00 a.m., Central Time

PLACE: Morton H. Meyerson Symphony Center Dallas, Texas AUDIOCAST: Live on the Internet at exxonmobil.com.

Instructions appear on the Web site one week prior to the event.

ADMISSION: This ticket will admit shareholder and one guest.

Valid admission ticket and government-issued picture identification required.

ExxonMobil 2007 Annual Meeting Morton H. Meyerson Symphony Center 2301 Flora Street Dallas, Texas 75201

P Free Parking

Parking Entrance

N

McKINNEY

35 WOODALL RODGERS FRWY.

FIELD

ST. PAUL

HARWOOD

FLORA

SAN JACINTO

PEARL

PEARL

PMYERSON SYMPHONY CENTER

LEONARD

FAIRMOUNT

ROSS AVE.

ROUTH

ARTS DISTRICT GARAGE

DALLAS

75 45

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PROXY/VOTING INSTRUCTIONS

Solicited by the Board of Directors +

The undersigned hereby appoints, and instructs the appropriate account trustee(s), if any, to appoint, J.R. Houghton, W.R. Howell, P.E. Lippincott, M.C. Nelson, and R.W. Tillerson, or each or any of them, with power of substitution, proxies to act and vote shares of common stock of the undersigned at the 2007 annual meeting of shareholders of Exxon Mobil Corporation and at any adjournments thereof, as indicated, upon all matters referred to on the reverse side and described in the proxy statement for the meeting and, at their discretion, upon any other matters that may properly come before the meeting. This proxy covers shares of ExxonMobil common stock registered in the name of the undersigned (whether certificated or book-entry) and shares held in the name of the undersigned in the Computershare Investment Plan. This card also provides voting instructions to the applicable trustees for any shares held in the name of the undersigned in the ExxonMobil Savings Plan and/or a Computershare Investment Plan IRA.

If no other indication is made on the reverse side of this form, the proxies/trustees shall vote: (a) for the election of the director nominees; and (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side.

B Non-Voting Items

Annual Report Mailing

Mark box with an X to discontinue annual report mailing for this account.

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C Authorized Signatures - This section must be completed for your vote to be counted. Date and Sign Below

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